EXECUTION COPY


     LOAN AND SECURITY AGREEMENT

     Dated as of September 7, 1994

     AMENDED AND RESTATED

     as of August 20, 1997

     Among

     THE FINANCIAL INSTITUTIONS NAMED HEREIN

     as the Lenders

     and

     BANKAMERICA BUSINESS CREDIT, INC.

     as the Agent

     and

     LACLEDE STEEL COMPANY

     and

     LACLEDE CHAIN MANUFACTURING COMPANY

     and

     LACLEDE MID AMERICA INC.

     as the Borrowers

     TABLE OF CONTENTS




     ARTICLE 1INTERPRETATION OF THIS AGREEMENT
          1.1  Restatement and Amendment     2
          1.2  Definitions    2
          1.3  Accounting Terms    27
          1.4  Other Terms    27
          1.5  Computation of Time Periods   28

     ARTICLE 2LOANS AND LETTERS OF CREDIT
          2.1  Total Facility 28
          2.2  Revolving Loans     28
          2.3  Term Loans     33
          2.4  Letters of Credit   34

     ARTICLE 3INTEREST AND FEES
          3.1  Interest  39
          3.2  Conversion or Continuation    40
          3.3  Special Provisions Governing LIBO Rate Loans 41
          3.4  Maximum Interest Rate    44
          3.5  Restructuring Fee   44
          3.6  Facility Fee   44
          3.7  Servicing Fee  44
          3.8  Letter of Credit Fee     45
          3.9  Audit Fees     45
          3.10  Performance Fees   45

     ARTICLE 4PAYMENTS AND PREPAYMENTS
          4.1  Revolving Loans     46
          4.2  Termination of Revolver Facility   46
          4.3  Repayment of the Term Loans   47
          4.4  Voluntary Prepayments of the Term Loans 47
          4.5  Mandatory Prepayments of the Term Loans 47
          4.6  Place and Form of Payments; Extension of Time     47
          4.7  Payments as Revolving Loans   47
          4.8  Apportionment, Application and Reversal of Payments    48
          4.9  Indemnity for Returned Payments    48
          4.10  Increased Capital  49
          4.11  Register; Agent's and Lenders' Books and Records; Monthly
Statements     49

     ARTICLE 5COLLATERAL
          5.1  Grant of Security Interest    49
          5.2  Perfection and Protection of Security Interest    53
          5.3  Location of Collateral   54
          5.4  Title to, Liens on, and Sale and Use of Collateral     55
          5.5  Appraisals     55
          5.6  Access and Examination; Confidentiality 55
          5.7  Collateral Reporting     56
          5.8  Accounts  56
          5.9  Collection of Accounts; Payments   58
          5.10  Inventory     58
          5.11  Equipment     59
          5.12  Assigned Contracts 59
          5.13  Documents, Instruments, and Chattel Paper   60
          5.14  Right to Cure 60
          5.15  Power of Attorney  61
          5.16  The Agent's and Lenders' Rights, Duties and Liabilities    61

     ARTICLE 6BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES
          6.1  Books and Records   62
          6.2  Financial Information    62
          6.3  Notices to the Lenders   64

     ARTICLE 7GENERAL WARRANTIES AND REPRESENTATIONS
          7.1  Authorization, Validity, and Enforceability of this Agreement
and the Loan Documents   66
          7.2  Validity and Priority of Security Interest   67
          7.3  Organization and Qualification     67
          7.4  Corporate Name; Prior Transactions 67
          7.5  Subsidiaries and Affiliates   67
          7.6  Financial Statements and Projections    67
          7.7  Capitalization 68
          7.8  Solvency  68
          7.9  Debt 68
          7.10  Distributions 68
          7.11  Title to Property  68
          7.12  Real Estate; Leases     68
          7.13  Proprietary Rights 69
          7.14  Trade Names and Terms of Sale     69
          7.15  Litigation    69
          7.16  Restrictive Agreements  69
          7.17  Labor Disputes     69
          7.18  Environmental Laws 69
          7.19  No Violation of Law     71
          7.20  No Default    71
          7.21  ERISA    71
          7.22  Taxes    73
          7.23  Investment Act, Etc.    73
          7.24  Public Utility Holding Company    73
          7.25  Margin Securities  73
          7.26  Broker's Fees 74
          7.27  No Material Adverse Change   74
          7.28  Disclosure    74
          7.29  Bank Accounts 74

     ARTICLE 8AFFIRMATIVE AND NEGATIVE COVENANTS
          8.1  Taxes and Other Obligations   74
          8.2  Corporate Existence and Good Standing   74
          8.3  Compliance with Law and Agreements 74
          8.4  Maintenance of Property  75
          8.5  Insurance 75
          8.6  Condemnation   76
          8.7  Environmental Laws  77
          8.8  ERISA     77
          8.9  Mergers, Consolidations or Sales   78
          8.10  Distributions; Capital Change; Restricted Investments;
Permitted Acquisitions   79
          8.11  Transactions Affecting Collateral or Obligations 80
          8.12  Guaranties    80
          8.13  Debt     80
          8.14  Prepayment    81
          8.15  IRB Debt 81
          8.16  Transactions with Affiliates 81
          8.17  Investment Banking and Finder's Fees   81
          8.18  Business Conducted 82
          8.19  Liens    82
          8.20  Sale and Leaseback Transactions   82
          8.21  New Subsidiaries   82
          8.22  Capital Expenditures    82
          8.23  Operating Lease Obligations  82
          8.24  Consolidated Fixed Charge Coverage Ratio    82
          8.25 Consolidated Adjusted Net Worth    83
          8.26  Fiscal Year   84
          8.27  Title Policies     84
          8.28  Further Assurances 84

     ARTICLE 9CONDITIONS OF LENDING
          9.1  Conditions Precedent to Each Loan  84
          9.2 Conditions Precedent to Making of Loans on and after the Restructuring Date 85

     ARTICLE 10DEFAULT; REMEDIES
          10.1  Events of Default  86
          10.2  Remedies 90

     ARTICLE 11TERM AND TERMINATION
          11.1  Term and Termination    91

     ARTICLE 12AMENDMENTS; WAIVER; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS
          12.1  No Implied Waivers 92
          12.2  Amendments and Waivers  92
          12.3  Assignments; Participations  93
          12.4  Binding Effect; Assignment   95

     ARTICLE 13THE AGENT
          13.1  Appointment   95
          13.2  Nature of Duties   96
          13.3  Rights, Exculpation, Etc.    96
          13.4  Reliance 97
          13.5  Indemnification of the Agent by the Lenders 97
          13.6  Agent in Individual Capacity 97
          13.7  Successor Agent    98
          13.8  Collateral Matters 98
          13.9  Restrictions on Actions by Lenders; Sharing of Payments    99
          13.10  Agency for Perfection  100
          13.11  Payments by Agent to Lenders.    100
          13.12  Concerning the Collateral and the Related Loan Documents  100

     ARTICLE 14MISCELLANEOUS
          14.1  Cumulative Remedies; No Prior Recourse to Collateral  101
          14.2  Severability  101
          14.3  Governing Law; Choice of Forum; Service of Process; Jury Trial
Waiver    101
          14.4  Survival of Representations and Warranties  102
          14.5  Other Security and Guaranties     102
          14.6  Fees and Expenses  103
          14.7  Notices  103
          14.8  Indemnity of the Agent and the Lenders by the Borrowers    105
          14.9  Waiver of Notices  106
          14.10  Final Agreement   106
          14.11  Counterparts 106
          14.12  Captions     106
          14.13  Right of Setoff   106
          14.14  Taxes   107
          14.15  Joint and Several Liability 107
          14.16  Contribution and Indemnification among the Borrowers 108
          14.17  Agency of the Parent for each other Borrower    109

     EXHIBITS AND SCHEDULES



EXHIBIT A      -    Form of Term Loan Note (Secs. 2.3(c), 12.3(d))
EXHIBIT B      -    Form of Borrowing Base Certificate (Defs.)
EXHIBIT C      -    Financial Statements (Defs., Sec. 7.6(a))
EXHIBIT D      -    List of Closing Documents (Sec. 9.2(f))
EXHIBIT E      -    Form of Notice of Borrowing (Sec. 2.2(b))
EXHIBIT F      -    Form of Notice of Conversion/Continuation   (Sec. 3.2(b))
EXHIBIT G      -    Form of Assignment and Acceptance (Sec. 12.3(a) and (d))

SCHEDULE 2.4   -    Existing Letters of Credit (Secs. 2.4(a), 2.4(f))
SCHEDULE 5.3   -    Locations of Collateral (Sec. 5.3)
SCHEDULE 7.2   -    Permitted Liens (Defs., Secs. 5.4, 7.2)
SCHEDULE 7.4   -    Trade Names (Secs. 7.4, 7.14)
SCHEDULE 7.5   -    Subsidiaries and Affiliates (Secs. 7.5, 8.21)
SCHEDULE 7.9        -    Debt (Sec. 7.9)
SCHEDULE 7.12  -    Real Property and Leases; Permitted Sales    (Defs., Secs.
7.11, 7.12)
SCHEDULE 7.13  -    Proprietary Rights (Defs., Sec. 7.13)
SCHEDULE 7.15  -    Litigation (Sec. 7.15)
SCHEDULE 7.17  -    Labor Contracts and Disputes (Sec. 7.17)
SCHEDULE 7.18       -    Environmental Matters (Secs. 7.18, 8.7)
SCHEDULE 7.21  -    Employee Benefit Plans (Sec. 7.21)
SCHEDULE 7.29       -    Bank Accounts (Sec. 7.29)
SCHEDULE 8.10       -    Restricted Investments (Defs.)

          This LOAN AND SECURITY AGREEMENT (the "Agreement") is dated as of September 7, 1994 and amended and restated as of August 20, 1997 among BANKAMERICA BUSINESS CREDIT, INC., a Delaware corporation ("BABC"), BNY FINANCIAL CORPORATION, a New York corporation ("BNY") formerly known as Bank of New York Commercial Corporation, NATIONSBANK, N.A., a national banking association ("NB") (BABC, BNY and NB and their respective successors and assigns being sometimes hereinafter referred to collectively as the "Lenders" and each of BABC, BNY and NB and its successors and assigns being sometimes hereinafter referred to individually as a "Lender"), BANKAMERICA BUSINESS CREDIT, INC., a Delaware corporation, as agent for the Lenders (in such capacity as agent, the "Agent"), LACLEDE STEEL COMPANY, a Delaware corporation (the "Parent"), with an office at One Metropolitan Square, 211 North Broadway, St. Louis, Missouri 63102-2750, and LACLEDE CHAIN MANUFACTURING COMPANY, a Delaware corporation ("Laclede Chain"), with an office at One Metropolitan Square, 211 North Broadway, St. Louis, Missouri 63102-2750, and LACLEDE MID AMERICA INC., an Indiana corporation ("Laclede Mid America"), with an office at One Metropolitan Square, 211 North Broadway, St. Louis, Missouri 63102-2750 (the Parent, Laclede Chain and Laclede Mid America being sometimes hereinafter referred to collectively as the "Borrowers" and each of the Parent, Laclede Chain and Laclede Mid America being sometimes hereinafter referred to individually as a "Borrower"). In consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the Lenders, the Agent and the Borrowers hereby agree as follows:

     RECITALS

          A. The Borrowers, the Lenders and the Agent are parties to a certain Loan and Security Agreement dated as of September 7, 1994, as amended pursuant to a certain Amendment No. 1 dated as of February 15, 1995, Amendment No. 2 dated as of May 10, 1995, Amendment No. 3 dated as of June 1, 1995, Amendment No. 4 dated as of December 7, 1995, Amendment No. 5 dated as of January 26, 1996, Amendment No. 6 dated as of June 26, 1996, Amendment No. 7 dated as of July 30, 1996, Amendment No. 8 dated as of November 14, 1996, Amendment No. 9 dated as of February 7, 1997, Amendment No. 10 dated as of February 26, 1997 and Amendment No. 11 dated as of June 25, 1997 (such Loan and Security Agreement, as so amended, being hereinafter referred to as the "Original Agreement"), providing for certain loans and other financial accommodations by the Lenders and the Agent to the Borrowers.

          B. The Borrowers, the Lenders and the Agent have agreed to amend the Original Agreement in certain respects, and have agreed to execute and deliver this Agreement as a restatement of the Original Agreement, in order to incorporate the new amendments and all prior amendments into a single document.

          C. It is the intent of the parties hereto that the execution and delivery of this Agreement, made for the purpose described in the immediately preceding Recital, not effectuate a novation of the indebtedness outstanding under the Original Agreement, but rather a substitution of certain of the terms governing the payment and performance of such indebtedness.

     ARTICLE 1

     INTERPRETATION OF THIS AGREEMENT

          1.1 Restatement and Amendment. The Borrowers, the Lenders and the Agent hereby agree that, effective upon the execution and delivery of this Agreement by each such party: (a) the terms and provisions of the Original Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement, except that any grant of security by any Borrower to the Agent pursuant to Section 5.1 of the Original Agreement shall remain effective as of the date any such grant first became effective, and (b) the indebtedness evidenced by the Original Agreement shall be payable solely in accordance with the terms of this Agreement and any Loan Documents delivered pursuant hereto. The Borrowers agree that the Lenders and the Agent shall have no obligations under the Original Agreement, except to the extent that any obligations thereunder may be restated in this Agreement or the other Loan Documents. The Borrowers, the Lenders and the Agent agree that the execution and delivery of this Agreement shall not effectuate a novation of the indebtedness outstanding under the Original Agreement, but rather a substitution of certain of the terms governing the payment and performance of such indebtedness.

          1.2  Definitions.  As used herein:

          "Accounts" means all of each Borrower's now owned or hereafter acquired or arising accounts, and any other rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

          "Account Debtor" means each Person obligated in any way on or in connection with an Account.

          "Affiliate" means: (a) any Person which, directly or indirectly, controls, is controlled by or is under common control with, any Borrower; (b) any Person which beneficially owns or holds, directly or indirectly, five percent (5.0%) or more of any class of Voting Stock of any Borrower; or (c) any Person, five percent (5.0%) or more of any class of the Voting Stock (or if such Person is not a corporation, five percent (5.0%) or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by any Borrower. Control (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used herein, means the possession, directly or indirectly, of the power in any form to direct or cause the direction of the management and policies of the Person in question.

          "Agent" means BankAmerica Business Credit, Inc., in its capacity as agent for the Lenders, and shall include any successor Agent appointed pursuant to Section 13.7.

          "Agent Advances" has the meaning specified in Section 2.2(j).

          "Agent's Liens" means the Liens granted to the Agent, for the ratable benefit of the Secured Creditors, pursuant to this Agreement, the Original Agreement and the other Loan Documents.

          "Alton Mortgage" means that certain Mortgage, Security Agreement, Financing Statement and Assignment of Rents and Leases dated as of the Restructuring Date and executed by the Parent in favor of the Agent, pursuant to what the Parent has granted to the Agent, for the ratable benefit of the Secured Creditors, a mortgage Lien on its Real Estate located in Alton, Illinois and identified therein.

          "Anniversary Date" means each anniversary of the Restructuring Date.

          "Assigned Contracts" means, collectively, all of each Borrower's rights and remedies under, and all moneys and claims for money due or to become due to such Borrower under any material contracts and any and all amendments, supplements, extensions, and renewals thereof including, without limitation, all rights and claims of such Borrower now or hereafter existing: (i) under any insurance, indemnities, warranties, and guarantees provided for or arising out of or in connection with any of the foregoing agreements; (ii) for any damages arising out of or for breach or default under or in connection with any of the foregoing agreements; (iii) to all other amounts from time to time paid or payable under or in connection with any of the foregoing agreements; or (iv) to exercise or enforce any and all covenants, remedies, powers and privileges thereunder.

          "Assignment and Acceptance" has the meaning specified in Section 12.3(a).

          "Availability" means, at any time, (a) the Maximum Revolver Amount minus (b) the sum of (i) the unpaid balance of Revolving Loans at that time,
(ii) the aggregate amount of Pending Revolving Loans at such time, (iii) the aggregate undrawn amount of all outstanding Letters of Credit, and (iv) the aggregate amount of any unpaid reimbursement obligations in respect of the Letters of Credit. In determining pursuant to Section 2.2(a), 2.2(g), 2.2(h) or 2.2(j) whether Revolving Loans to be made on any date would exceed Availability on such date, such proposed Revolving Loans shall be counted as either Revolving Loans or Pending Revolving Loans for purposes of calculating Availability on such date, but shall not be counted as both Revolving Loans and Pending Revolving Loans.

          "Bank of America" means Bank of America National Trust and Savings Association, a national banking association, or any successor entity thereto.

          "Bankruptcy Code" means Title 11 of the United States Code (11 U.S.C. Sec. 101 et seq.).

          "Base LIBO Rate" means the rate of interest per annum determined by the Agent to be the arithmetic mean (rounded upward to the next 1/16th of 1.0%) of the rates of interest per annum notified to the Agent by each Lender as the rate of interest at which Dollar deposits in the approximate amount of the Loans to be made or continued as, or converted into, LIBO Rate Loans by such Lender and having a maturity comparable to such Interest Period would be offered to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.

          "Base Rate" means, for any day, the higher of:

          (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.)

          (b)  0.50% per annum above the latest Federal Funds Rate.

Any change in the reference rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. Each Interest Rate based upon the Base Rate shall be adjusted simultaneously with any change in the Base Rate.

          "Base Rate Loans" means, collectively, the Base Rate Revolving Loans and the Base Rate Term Loans.

          "Base Rate Revolving Loan" means a Revolving Loan during any period in which it bears interest at the rate provided in Section 3.1(a)(i).

          "Base Rate Revolving Margin" has the meaning specified in Section 3.1(a)(i).

          "Base Rate Term Loan" means any portion of a Term Loan during any period in which such portion bears interest at the rate provided in Section 3.1(a)(i).

          "Base Rate Term Margin" has the meaning specified in Section
3.1(a)(i).

          "Benefit Plan" means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which any Borrower or an ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

          "Borrowing" means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or by BABC in the case of a Borrowing funded by Settlement Loans) or by the Agent in the case of a Borrowing consisting of an Agent Advance.

          "Borrowing Base Certificate" means a certificate of the chief financial officers of the Borrowers substantially in the form of Exhibit B (or another form mutually acceptable to the Agent and the Borrowers) setting forth calculations of Availability and Individual Availability with respect to each Borrower, including a calculation of each component thereof, (a) with respect to Accounts, as of the close of business on a day no more than five (5) Business Days prior to the date of such certificate, and (b) with respect to Inventory, (i) prior to the twentieth (20th) day of any month, as of the close of business on the last Business Day of the second preceding month, and (ii) on or after the twentieth (20th) day of any month, as of the close of business on the last Business Day of the immediately preceding month, all in such detail as shall be satisfactory to the Agent. All calculations of Availability and Individual Availability in connection with the preparation of any Borrowing Base Certificate shall originally be made by the Borrowers and certified to the Agent; provided, that the Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation (1) to reflect its reasonable estimate of declines with respect to the Collateral described therein, and (2) to the extent that such calculation is not in accordance with this Agreement.

          "Business Day" means (a) any day that is not a Saturday, Sunday, or a day on which banks in San Francisco, California are required or permitted to be closed, and (b) with respect to all notices, determinations, fundings and payments in connection with the LIBO Rate or LIBO Rate Loans, any day that is a Business Day pursuant to clause (a) above and that is also a day on which trading is carried on by and between banks in the London interbank market.

          "Capital Expenditures" means, for any fiscal period, (a) the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, acquired during such period and having a useful life of more than one year, including, without limitation, those costs arising in connection with the direct or indirect acquisition of such assets by way of increased product or service charges or offset items or in connection with a Capital Lease plus (b) the amount of any cash expended during such period in consummating any Quasi Asset Acquisition.

          "Capital Lease" means any lease of property by the Parent or any of its consolidated Subsidiaries which, in accordance with GAAP, is or should be capitalized on the lessee's balance sheet or for which the amount of the asset and liability thereunder, as if so capitalized should be disclosed in a footnote to such balance sheet.

          "Cash Available for Fixed Charges" means, with respect to any fiscal period of the Parent and its consolidated Subsidiaries, net earnings for such period, determined in accordance with GAAP (but excluding gain or loss arising from extraordinary items, and any gains arising from the sale or other disposition of any of the Borrower's Fixed Assets which were written off by the Borrower during its Fiscal Year ending on December 31, 1995, in connection with the Borrower's shut down of its Bloom Mill and Rod Mill facilities) and reported on the Financial Statements for such fiscal period, plus, to the extent deducted in computing net earnings, (a) interest expense, (b) any provision for income taxes, (c) depreciation expense, and (d) amortization expense, minus, to the extent included in computing net earnings, gain arising from any other noncash non-recurring transaction.

          "Clean Up Costs" means costs resulting from implementation of Parent's modified closure plan for disposition of electric arc furnace dust at its Alton, Illinois plant.

          "Closing Date" means September 7, 1994.

          "Closing Date Term Loan" and "Closing Date Term Loans" have the meanings specified in Section 2.3(a).

          "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

          "Collateral" means, collectively, the Parent Collateral, the Laclede Chain Collateral and the Laclede Mid America Collateral.

          "Commitment" means, at any time with respect to a Lender, the principal amount set forth beside such Lender's name under the heading "Commitment" on the signature pages of this Agreement or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 12.3, as such Commitment may be adjusted from time to time in accordance with the provisions of Section 12.3, and "Commitments" means, collectively, the aggregate amount of the commitments of all of the Lenders.

          "Consolidated Adjusted Net Worth" means, at any date, the amount at which Consolidated Stockholder's Equity and minority interests would be shown on a balance sheet of the Parent and its consolidated Subsidiaries at such date prepared in accordance with GAAP; less (b) the amount at which goodwill and other intangible assets would be shown on such balance sheet; and plus the amount of minimum pension liability recorded on such balance sheet as a reduction to Consolidated Stockholder's Equity.

          "Consolidated Current Liabilities" means at any date the amount at which the current liabilities of the Parent and its consolidated Subsidiaries would be shown on a balance sheet of the Parent and its consolidated Subsidiaries as at such date, prepared in accordance with GAAP, and shall include the current portion of Funded Debt but shall not include the outstanding balance of the Revolving Loans on such date.

          "Consolidated Earnings" means, for any fiscal period of the Parent and its consolidated Subsidiaries, Consolidated Net Earnings, plus to the extent deducted in computing Consolidated Net Earnings, any provision for income taxes, any provision for payment of the Restructuring Fee and any provision for payment of the performance fee referred to in Section 3.10.

          "Consolidated Earnings Conditions" means (i) Consolidated Earnings for the Fiscal Year ending December 31, 1997 as determined by reference to the Parent's audited consolidated Financial Statements for such period are equal to or greater than $3,700,000, and (ii) no Default or Event of Default shall have occurred and be continuing as of either December 31, 1997 or March 31, 1998.

          "Consolidated Fixed Charge Coverage Ratio" means, for each period described in Section 8.24 ending on the last day of a fiscal quarter of the Parent and its consolidated Subsidiaries described in Section 8.24, the ratio of (a) Cash Available for Fixed Charges for such period minus income taxes paid in cash during any such period, to (b) the sum of (i) principal payments which the Parent or any of its Subsidiaries was required to make with respect to Funded Debt during such period (other than such principal payments made with respect to the Revolving Loans), (ii) capital lease amortization, cash interest expense and cash dividend payments for or made in such period (iii) Capital Expenditures made during such period, (iv) the amount of cash applied to funding for pension benefits in excess of the amount expensed therefor in the Parent's consolidated income statement for such period, (v) the amount of cash applied to funding for post-retirement medical benefits in excess of the amount expensed therefor in the Parent's consolidated income statement for such period, and (vi) Clean Up Costs during any such period.

          "Consolidated Net Earnings" means, for any fiscal period of the Parent and its consolidated Subsidiaries, the net earnings of the Parent and its consolidated Subsidiaries for such period, determined in accordance with GAAP (but excluding gain or loss arising from extraordinary items) and reported on the Financial Statements for such fiscal period, less (a) gain arising from any other noncash non-recurring transaction, and (b) any equity interest of the Parent or any of its consolidated Subsidiaries in the earnings of any Person which is not a Subsidiary to the extent not distributed to the Parent as a cash dividend.

          "Consolidated Stockholder's Equity" means, at any date, the amount at which the total equity capitalization of the Parent and its consolidated Subsidiaries would be shown on a balance sheet of the Parent and its consolidated Subsidiaries at such date prepared in accordance with GAAP.

          "Contaminant" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos in any form or condition, polychlorinated biphenyls ("PCBs"), or any constituent of any such substance or waste.

          "Convertible Preferred Stock" means the Parent's six percent (6.0%) convertible preferred capital stock, no par value per share, to be issued in connection with the Recapitalization, a portion of which would be exchanged for the Redeemable Preferred Stock.

          "Dated Account" means an Account owing to Laclede Chain and containing terms permitting payment to be made more than thirty (30) days after the date of the original invoice issued by Laclede Chain with respect to the sale giving rise thereto but requiring payment within two hundred ten (210) days after such date.

          "Debt" means all liabilities, obligations and indebtedness of the Parent and its Subsidiaries to any Person, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, fixed or otherwise, and including, without in any way limiting the generality of the foregoing: (i) the Parent's or any Subsidiary's liabilities and obligations to trade creditors; (ii) all of the Obligations; (iii) all of each Borrower's obligations for borrowed money, including, but not limited to, the IRB Debt;
(iv) all obligations and liabilities of any Person secured by any Lien on the Parent's or any Subsidiary's property, even though the Parent or such Subsidiary shall not have assumed or become liable for the payment thereof; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the value of such property as shown on a balance sheet of the Parent and its consolidated Subsidiaries prepared in accordance with GAAP; (v) all obligations or liabilities created or arising under any Capital Lease or conditional sale or other title retention agreement with respect to property used or acquired by the Parent or any Subsidiary, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the value of such property as shown on a balance sheet of the Parent and its consolidated Subsidiaries prepared in accordance with GAAP; (vi) all obligations and liabilities under Guaranties; and (vii) the Parent's or any Subsidiary's liabilities and obligations arising as a result of the issuance of letters of credit.

          "Default" means any event or condition which, with notice, the passage of time, the happening of any other condition or event, or any combination thereof, would constitute an Event of Default.

          "Default Rate" means a fluctuating per annum interest rate at all times equal to the sum of (a) the otherwise applicable Interest Rate plus (b) two percent (2.00%). Each Default Rate shall be adjusted simultaneously with any change in the applicable Interest Rate.

          "Distribution" means, in respect of any corporation: (a) the payment or making of any dividend or other distribution of property in respect of capital stock (or any options or warrants for such stock) of such corporation, other than distributions in capital stock (or any options or warrants for such stock) of the same class; or (b) the redemption or other acquisition of any capital stock (or any options or warrants for such stock) of such corporation.

          "DOL" means the United States Department of Labor or any successor department or agency.

          "Dollar" and "$" means dollars in the lawful currency of the United States.

          "Eligible Accounts" means at any time, those Accounts which when scheduled to the Lenders and at all times thereafter, do not violate the negative covenants and other provisions of this Agreement and do satisfy the affirmative covenants and other provisions of this Agreement and which the Agent deems eligible (based on criteria which the Agent establishes), in the exercise of its reasonable credit judgment, as the basis for Revolving Loans; provided, however, upon the reasonable request of the applicable Borrower, the Agent will notify such Borrower of the reason for deeming an Account not to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if:

          (1)  Such Account is (a) due or unpaid more than one hundred twenty
(120) days after the date of the original invoice issued by the applicable Borrower with respect to the sale giving rise thereto, in the case of an Account owing to the Parent or Laclede Mid America or an Account owing to Laclede Chain other than a Dated Account, or (b) past due, in the case of a Dated Account; or

          (2) Such Account is owed by an Account Debtor which is obligated to any Borrower on Accounts more than fifty percent (50.0%) of the aggregate unpaid balance of which are (a) due or unpaid more than one hundred twenty
(120) days after the date of the original invoice issued by the applicable Borrower with respect to the sale giving rise thereto, in the case of an Account owing to the Parent or Laclede Mid America or an Account owing to Laclede Chain other than a Dated Account, or (b) past due, in the case of a Dated Account, unless in either case the Majority Lenders have approved the continued eligibility thereof; or

          (3) Such Account arises out of a sale not made in the ordinary course of the applicable Borrower's business or out of a sale to a Person which is an Affiliate of the applicable Borrower or controlled by an Affiliate of the applicable Borrower, unless the Majority Lenders have approved the eligibility of Accounts attributable to such sales, provided that no Account with respect to which Ivaco or any of its affiliates is the Account Debtor shall be rendered ineligible solely as a result of the terms of this clause (3), except to the extent that the sum of the unpaid balances of all such Accounts with respect to which Ivaco or any of its affiliates is the Account Debtor exceeds $250,000 (but any such Accounts owing from Ivaco or any of its affiliates may be rendered ineligible as a result of the terms of the next succeeding clause (4) or as a result of the application of any other ineligibility criteria provided for herein); or

          (4) Such Account is subject to any right of setoff by the Account Debtor and such Account Debtor has not entered into an agreement with the Agent which is acceptable to the Agent with respect to the waiver of rights of setoff; or such Account Debtor has disputed liability or made any claim with respect to any other Account due from such Account Debtor to the applicable Borrower; or

          (5) Such Account arises out of a sale to an Account Debtor which (i) has filed or has had filed against it a petition for bankruptcy or any other petition for relief under the Bankruptcy Code or any other bankruptcy or insolvency law, has made an assignment for the benefit of creditors, has suffered a receiver or trustee to be appointed with respect to its affairs or with respect to all or any material portion of its assets, or, in the case of an Account Debtor which is an individual, has been adjudicated mentally incompetent, to the extent, in the case of any such event described in this clause (i), that the relevant proceeding is continuing on the date of the applicable eligibility determination, (ii) has suspended its business operations or become insolvent, to the extent that such suspension or insolvency is continuing on the date of the applicable eligibility determination, or (iii) in the case of any Account Debtor which is an individual, is deceased; or

          (6) Such Account arises out of a sale to an Account Debtor having its chief executive office or principal place of business outside the United States or Canada, unless the sale is on letter of credit or acceptance terms satisfactory to the Agent; or

          (7) Such Account arises out of a sale to a customer on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis; or

          (8) The Agent believes in good faith and in the exercise of its reasonable judgment, that the prospect of collection of such Account is materially impaired; or

          (9) The Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless the applicable Borrower assigns its right to payment of such Account to the Agent in accordance with the terms of the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sec. 3727 et seq.); or

          (10) The goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Borrower, and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services; or

          (11) Such Account is owed by an Account Debtor which is obligated to the applicable Borrower respecting Accounts the aggregate unpaid balance of which exceeds five percent (5.0%) of the aggregate unpaid balance of all Accounts owed to the Borrowers at such time by all of the Borrowers' Account Debtors, to the extent that the Majority Lenders have not approved the eligibility of such Accounts; or

          (12) Such Account is an Account with respect to which the Account Debtor is located in any state requiring the filing of a Notice of Business Activities Report or similar report in order to permit the applicable Borrower to seek judicial enforcement in such state of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or similar report for the then current year; or

          (13)  Such Account is evidenced by chattel paper or instruments; or

          (14) Such Account arises out of a contract or order which, by its terms, forbids, restricts or makes void or unenforceable the granting of a Lien by the applicable Borrower to the Agent with respect to such Account; or

          (15) With respect to such Account, a check or other instrument for the payment of money, tendered in full or partial satisfaction of such Account, has been presented for payment and returned uncollected more than two (2) times for any reason; or

          (16) With respect to a Dated Account, the applicable Borrower has extended the time for payment of such Account without the consent of the Agent; or

          (17) The perfection, enforceability or validity of the Agent's Lien on such Account, or, except as set forth in clause (9) above, the Agent's or the Lenders' ability to obtain direct payment of the proceeds of such Account, is governed by any federal, state or local statutory requirements other than those of the UCC; or

          (18) The Account Debtor is any state, municipality or other political subdivision of the United States of America or any department, agency, public corporation or other instrumentality thereof and as to which the Agent determines that its Lien therein is not or cannot be perfected; or

          (19) Such Account is not subject to a first priority and perfected security interest in favor of the Agent; or

          (20) Such Account is owed by an Account Debtor which is an employee of the applicable Borrower; or

          (21) Any representation or warranty contained in this Agreement with respect to such Account is at any time determined to have been false or misleading in any material respect when made or deemed to have been made.

          If any Account at any time ceases to be an Eligible Account by reason of any of the foregoing exclusions or any failure to meet any other eligibility criteria established by the Agent in the exercise of its reasonable credit judgment upon notice to the applicable Borrower, such Account shall promptly be excluded from the calculation of Eligible Accounts.

          "Eligible Inventory" means Inventory, valued at the lower of cost or market value, with cost determined under the weighted moving average cost method, which the Agent deems eligible (based on criteria which the Agent establishes), in the exercise of its reasonable credit judgment, as the basis for Revolving Loans; provided, however, upon the reasonable request of the applicable Borrower, the Agent will notify such Borrower of the reason for deeming Inventory not to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory if: (a) it is obsolete or unmerchantable; (b) it is located outside the United States; (c) it is located at premises not owned by the applicable Borrower, unless the owner of such premises, and any mortgagee with respect thereto, shall have executed and delivered to the Agent such agreements, instruments and documents as the Agent, in the exercise of its reasonable discretion, shall request in connection with the maintenance by such Borrower of Inventory on such premises; (d) it is not subject to a first priority and perfected security interest in favor of the Agent; (e) it is material handling, packaging or shipping materials; (f) it is bill-and-hold or defective Inventory or Inventory delivered to the applicable Borrower on consignment; or (g) it is Inventory which in any way fails to meet or violates any applicable representation, warranty or covenant contained in this Agreement relating directly or indirectly to such Inventory.

          If any Inventory at any time ceases to be Eligible Inventory by reason of any of the foregoing exclusions or any failure to meet any other eligibility criteria established by the Agent in the exercise of its reasonable credit judgment upon notice to the applicable Borrower, such Inventory shall promptly be excluded from the calculation of Eligible Inventory.

         "Environmental Compliance Reserve" means any reserves which the Agent from time to time establishes for amounts that are reasonably likely to be expended in order for any Borrower and its operations and property (a) to comply with any notice from a Public Authority asserting material non-compliance with any Environmental Law, or (b) to correct any such material non-compliance identified in a report delivered to the Agent and the Lenders pursuant to Section 8.7.

         "Environmental Laws" means all federal, state and local laws, rules, regulations, ordinances, programs, permits, guidance, orders and consent decrees or other binding determination of any Public Authority relating to occupational health and safety, the handling, use, storage, discharge or disposal of Contaminants and other environmental matters applicable to any Borrower and/or its business and facilities (whether or not owned by such Borrower). Such laws and regulations include but are not limited to the Resource Conservation and Recovery Act, 42 U.S.C. Sec. 6901 et seq., as amended; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sec. 9601 et seq., as amended; the Toxic Substances Control Act, 15 U.S.C. Sec. 2601 et seq., as amended; the Clean Water Act, 42 U.S.C. Sec. 466 et seq., as amended; the Clean Air Act, 46 U.S.C. Sec. 7401 et seq., as amended; state and federal lien and environmental cleanup programs; the Occupational Safety and Health Act, 29 U.S.C. Sec. 651 et seq.; and U.S. Department of Transportation regulations, each as from time to time hereafter in effect.

          "Environmental Lien" means a Lien in favor of any Public Authority for (1) any liability under any Environmental Laws, or (2) damages arising from, or costs incurred by such Public Authority in response to, a Release or threatened Release of a Contaminant into the environment.

          "Environmental Property Transfer Act" means any applicable requirement of law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any property or the transfer, sale or lease of any property or deed or title for any property for environmental reasons, including, but not limited to, any so-called "Environmental Cleanup Responsibility Acts" or "Responsible Property Transfer Acts."

          "Equipment" means all of each Borrower's now owned and hereafter acquired machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory), other than motor vehicles with respect to which a certificate of title has been issued, including, without limitation, aircraft, dies, tools, jigs, and office equipment, as well as all of such types of property leased by such Borrower and all of such Borrower's rights and interests with respect thereto under such leases (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

          "ERISA Affiliate" means (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as any Borrower; (ii) a partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with any Borrower; or (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as any Borrower, any corporation described in clause (i) above or any partnership, trade or business described in clause (ii) above.

          "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board, as in effect from time to time.

          "Event of Default" has the meaning specified in Section 10.1.

          "Fairless Hills Equipment" means that certain Equipment located in the Parent's Fairless Hills, Pennsylvania production facility, which Equipment was subject to a purchase option contained in the USX Agreement exercised by the Parent on or prior to the Closing Date.

          "FDIC" means the Federal Deposit Insurance Corporation.

          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three (3) federal funds brokers of recognized standing selected by the Agent.

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

          "Financial Statements" means, according to the context in which it is used, the financial statements attached hereto as Exhibit C, or any financial statements required to be given to the Lenders pursuant to Sections 6.2(a) or
(b), or any combination thereof.

          "Fiscal Year" means the fiscal years of the Parent and its Subsidiaries for financial accounting purposes, which fiscal years are based upon a calendar year.

          "Fixed Asset Reserve" has the meaning specified in Section 8.9(b).

          "Fixed Assets" means Equipment and Real Estate of any Borrower.

          "Fixed Charge Coverage Ratio Conditions" means as of any date, (i) the Consolidated Fixed Charge Coverage Ratio for the consecutive four quarter fiscal period of the Parent ending on such date (or if no fiscal quarter ends on such date, ending immediately prior to such date) is greater than 1.00 to 1.00, and (ii) no Default or Event of Default shall have occurred and be continuing as of either such date or as of the date any Margin Reduction becomes effective as a result of the conditions specified in clause (i) above being satisfied.

          "Fremont Mortgage" means that certain Mortgage, Security Agreement, Financing Statement and Assignment of Rents and Leases dated as of the Restructuring Date and executed by Laclede Mid America in favor of the Agent, pursuant to which Laclede Mid America has granted to the Agent, for the ratable benefit of the Secured Creditors a mortgage Lien on its Real Estate located in Fremont, Indiana and identified therein.

          "Funded Debt" means all Debt which would, in accordance with GAAP, constitute long term Debt, including (a) Debt having a maturity of more than one (1) year after the creation thereof, (b) Debt outstanding under a revolving credit or similar agreement providing for borrowings (and renewals and extensions thereof) which, pursuant to its terms, would constitute long term Debt in accordance with GAAP, (c) all obligations or liabilities (determined in accordance with GAAP) created or arising under any Capital Lease, and (d) any Guaranty with respect to debt of any other Person of the type described in clauses (a), (b) or (c) above. Funded Debt shall not be deemed to include the current portion of Funded Debt included in Consolidated Current Liabilities.

          "Funding Date" means the date any Revolving Loans (including Settlement Loans and Agent Advances) are to be made hereunder.

          "GAAP" means at any particular time with respect to the Parent and its Subsidiaries, generally accepted accounting principles as in effect at such time, consistently applied.

          "General Intangibles" means all of each Borrower's now owned or hereafter acquired general intangibles, choses in action and causes of action and all other intangible personal property of such Borrower of every kind and nature (other than Accounts), including, without limitation, all contract rights, Proprietary Rights, corporate or other business records, inventions, designs, blueprints, plans, specifications, patents, patent applications, trademarks, service marks, trade names, trade secrets, goodwill, copyrights, computer software, customer lists, registrations, licenses, franchises, tax refund claims, any funds which may become due to such Borrower in connection with the termination of any Plan or other employee benefit plan or any rights thereto and any other amounts payable to such Borrower from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, property, casualty or any similar type of insurance and any proceeds thereof, proceeds of insurance covering the lives of key employees on which such Borrower is beneficiary, and any letter of credit, guarantee, claim, security interest or other security held by or granted to such Borrower to secure payment by an account debtor of any of the Accounts.

          "Guaranty" means, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend or other obligation of any other Person (the "guaranteed obligations"), or assure or in effect assure the holder of the guaranteed obligations against loss in respect thereof, including, without limitation, any such obligations incurred through an agreement, contingent or otherwise: (a) to purchase the guaranteed obligations or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed obligations or to maintain a working capital or other balance sheet condition; or (c) to lease property or to purchase any debt or equity Securities or other property or services.

          "Individual Availability" means, at any time with respect to any Borrower, (a) the Individual Maximum Revolver Amount with respect to such Borrower minus (b) the sum of (i) the unpaid balance of Revolving Loans to such Borrower at such time, (ii) the aggregate amount of Pending Revolving Loans to such Borrower at such time, (iii) the aggregate undrawn amount of all outstanding Letters of Credit issued for the account of such Borrower, and (iv) the aggregate amount of any unpaid reimbursement obligations in respect of the Letters of Credit issued for the account of such Borrower. In determining pursuant to Section 2.2(a), 2.2(g), 2.2(h) or 2.2(j) whether Revolving Loans to be made on any date would exceed Individual Availability on such date, such proposed Revolving Loans shall be counted as either Revolving Loans or Pending Revolving Loans for purposes of calculating Individual Availability on such date, but shall not be counted as both Revolving Loans and Pending Revolving Loans.

          "Individual Maximum Revolver Amount" means

          (1)  at any time with respect to the Parent

          (a) the lesser of

               (i) the Revolver Facility; or

               (ii) the sum of

                         (A) eighty-five percent (85.0%) of the Net Amount of
the Eligible Accounts of the Parent; plus (B) the lesser of (1) sixty-five (65.0%) (as such percentage may be reduced pursuant to Section 5.10) of the value of Eligible Inventory of the Parent; and (2) $55,000,000,

     minus

          (b) the sum of

               (i) reserves for accrued interest on the Obligations owing by the Parent;

               (ii) any Fixed Asset Reserve with respect to the Parent; and

               (iii) all other reserves which the Agent deems necessary in the exercise of reasonable credit judgment to maintain with respect to the Parent's account, and which are reasonably related to the preservation or protection of the value of the Collateral or the business value of the Parent, including, without limitation, any Environmental Compliance Reserve with respect to the Parent and reserves for any amounts which the Agent or any Lender may be obligated to pay in the future for the account of the Parent;

          (2)  at any time with respect to Laclede Chain,

          (a) the lesser of

               (i) the Revolver Facility; or

               (ii) the sum of

                         (A) eighty-five percent (85.0%) of the Net Amount of
Eligible Accounts of Laclede Chain, plus (B) the lesser of (1) sixty-five percent (65.0%) (as such percentage may be reduced pursuant to Section 5.10) of the value of Eligible Inventory of Laclede Chain; and (2) $55,000,000,

     minus

          (b) the sum of

               (i) reserves for accrued interest on the Obligations owing by Laclede Chain;

               (ii) any Fixed Asset Reserve with respect to Laclede Chain; and

               (iii) all other reserves which the Agent deems necessary in the exercise of reasonable credit judgment to maintain with respect to Laclede Chain's account, and which are reasonably related to the preservation or protection of the value of the Collateral or the business value of Laclede Chain, including, without limitation, any Environmental Compliance Reserve with respect to Laclede Chain and reserves for any amounts which the Agent or any Lender may be obligated to pay in the future for the account of Laclede Chain; and

          (3)  at any time with respect to Laclede Mid America,

          (a) the lesser of

               (i) the Revolver Facility; or

               (ii) the sum of

                         (A) eighty-five percent (85.0%) of the Net Amount of
Eligible Accounts of Laclede Mid America, plus (B) the lesser of (1) sixty-five percent (65.0%) (as such percentage may be reduced pursuant to Section 5.10) of the value of Eligible Inventory of Laclede Mid America; and (2) $55,000,000

     minus

          (b) the sum of

               (i) reserves for accrued interest on the Obligations owing by Laclede Mid America;

               (ii) any Fixed Asset Reserve with respect to Laclede Mid America; and

               (iii) all other reserves which the Agent deems necessary in the exercise of reasonable credit judgment to maintain with respect to Laclede Mid America's account, and which are reasonably related to the preservation or protection of the value of the Collateral or the business value of Laclede Mid America, including, without limitation, any Environmental Compliance Reserve with respect to Laclede Mid America and reserves for any amounts which the Agent or any Lender may be obligated to pay in the future for the account of Laclede Mid America.

          "Intercompany Notes" means, collectively, the Laclede Chain Intercompany Note and the Laclede Mid America Intercompany Note.

          "Interest Period" means, with respect to each LIBO Rate Loan, the interest period applicable to such LIBO Rate Loan as determined pursuant to
Section 3.3(b).

          "Interest Rate" means each or any of the interest rates, including the Default Rate, set forth in Section 3.1.

          "Inventory" means all of each Borrower's now owned and hereafter acquired inventory, goods, merchandise, repair parts, and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, other materials and supplies of any kind, nature or description which are or might be consumed in such Borrower's business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise and such other personal property, and all documents of title or other documents representing them.

          "ID Note" means that certain $2,059,000 Promissory Note of Presidents Island Steel & Wire, Inc., dated June 1, 1983, payable to the order of The Industrial Development Board of the City of Memphis and County of Shelby, Tennessee.

          "IDR Bonds" means those certain Industrial Development Revenue Bonds (Laclede Steel Company Project) Series 1976 issued pursuant to a certain Indenture of Trust dated as of October 1, 1976, between the City of Alton, Illinois, and St. Louis Union Trust Company, as Trustee.

          "IRB Debt" means Debt of the Parent evidenced by the Solid Waste Disposal Bonds, the Pollution Control Bonds, the IDR Bonds and the ID Note, or any of them.

          "IRB Debt Payment" means any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any of the IRB Debt, or any payment of a claim, for the rescission of the purchase or sale of, or for material damage arising from the purchase or sale of, any of the IRB Debt or a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission.

          "IRS" means the Internal Revenue Service or any successor agency.

          "Ivaco" means Ivaco Inc., a corporation organized and existing under the federal laws of Canada.

          "Laclede Chain" has the meaning specified in the introductory paragraph hereof.

          "Laclede Chain Collateral" has the meaning specified in Section
5.1(b).

          "Laclede Chain Intercompany Note" means that certain promissory note dated the Closing Date in the maximum principal amount of $15,000,000, executed by Laclede Chain, payable to the Parent and pledged and endorsed to the Agent, in a manner satisfactory to the Agent, evidencing amounts outstanding from time to time as a result of certain loans and other advances made by the Parent to Laclede Chain.

          "Laclede Consulting" means Laclede Consulting Services Limited, a Missouri corporation which merged with and into the Parent on or prior to the Closing Date.

          "Laclede Mid America" has the meaning specified in the introductory paragraph hereof.

          "Laclede Mid America Collateral" has the meaning specified in Section 5.1(c).

          "Laclede Mid America Intercompany Note" means that certain promissory note dated the Closing Date in the maximum principal amount of $10,000,000, executed by Laclede Mid America, payable to the Parent and pledged and endorsed to the Agent, in a manner satisfactory to the Agent, evidencing amounts outstanding from time to time as a result of certain loans and other advances made by the Parent to Laclede Chain.

          "Laclede Pipe" means Laclede Pipe Company, a West Virginia corporation which merged with and into the Parent on or prior to the Closing Date.

          "Latest Projections" means: (a) on the Restructuring Date and thereafter until the Lenders receive new projections pursuant to Section 6.2(e), the projections of the Parent's and its consolidated Subsidiaries' combined financial condition, results of operations, and cash flow, for the period commencing on July 1, 1997 and ending on June 30, 1998 and delivered to the Lenders prior to the Restructuring Date; and (b) thereafter, the projections most recently received by the Lenders pursuant to Section 6.2(e).

          "Lender" and "Lenders" have the meanings specified in the introductory paragraph hereof.

          "Letter of Credit" has the meaning specified in Section 2.4(a).

          "Letter of Credit Fee" has the meaning specified in Section 3.8.

          "LIBO Rate" means, for any Interest Period with respect to LIBO Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1.0%) determined by the Agent as follows:

     LIBO Rate  =              Base LIBO Rate
                    1.00 - Eurodollar Reserve Percentage

          "LIBO Rate Loans" means, collectively, the LIBOR Revolving Loans and the LIBOR Term Loans.

          "LIBO Rate Taxes" has the meaning specified in Section 3.3(i).

          "LIBOR Interest Rate Determination Date" means each date of calculating the LIBO Rate for purposes of determining the interest rate with respect to an Interest Period. The LIBOR Interest Rate Determination Date for any LIBO Rate Loan shall be the second Business Day prior to the first day of the related Interest Period for such LIBO Rate Loan.

          "LIBOR Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1.0%) in effect on such day (whether or not applicable to any Lender) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency Liabilities having a term comparable to such Interest Period.

          "LIBOR Revolving Loan" means a Revolving Loan during any period in which it bears interest at the rate provided in Section 3.1(a)(ii).

          "LIBOR Revolving Margin" has the meaning specified in Section 3.1(a)(ii).

          "LIBOR Term Loan" means any portion of a Term Loan during any period in which such portion bears interest at the rate provided in Section 3.1(a)(ii).

          "LIBOR Term Margin" has the meaning specified in Section 3.1(a)(ii).

          "Lien" means: (a) any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including without limitation, a security interest, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes; and (b) to the extent not included under clause (a), any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or other title exception or encumbrance affecting property.

          "Loan Documents" means this Agreement, the Term Loan Notes, the Patent and Trademark Agreements, the Mortgage and any other agreements, instruments, and documents heretofore, now or hereafter evidencing, securing, guaranteeing or otherwise relating to the Obligations, the Collateral, or any other aspect of the transactions contemplated by this Agreement.

          "Loans" means, collectively, all loans and advances provided for in
Article 2.

          "Majority Lenders" means, at such time as (a) the aggregate Pro Rata Share of BABC and its affiliates shall be equal to or greater than forty-five percent (45.0%), Lenders whose Pro Rata Shares aggregate at least seventy-five percent (75.0%), and (b) the aggregate Pro Rata Share of BABC and its affiliates shall be less than forty-five percent (45.0%), Lenders whose Pro Rata Shares aggregate at least seventy-five percent (75.0%).

          "Margin Reduction" means (i) effective April 1, 1998, only if the Consolidated Earnings Conditions are fully satisfied, one half of one percent (0.50%) per annum, and (ii) effective on the first day of the calendar month occurring after the date on which the Agent has received satisfactory evidence that the Fixed Charge Coverage Ratio Conditions have been satisfied and only for so long as the Fixed Charge Coverage Ratio Conditions continue to be satisfied, one-half of one percent (0.50%) per annum.

          "Margins" means, collectively, the Base Rate Term Margin, the Base Rate Revolving Margin, the LIBOR Term Margin and the LIBOR Revolving Margin.

          "Maximum Revolver Amount" means, at any time,

          (a) the lesser of

               (i) the Revolver Facility; or

               (ii) the sum of

                         (A) eighty-five percent (85.0%) of the Net Amount of
the Eligible Accounts; plus (B) the lesser of (1) sixty-five (65.0%) (as such percentage may be reduced pursuant to Section 5.10) of the value of Eligible Inventory; and (2) $55,000,000 minus

          (b) the sum of

               (i) reserves for accrued interest on the Obligations;

               (ii) any Fixed Asset Reserve with respect to any Borrower; and

               (ii) all other reserves which the Agent deems necessary in the exercise of reasonable credit judgment to maintain with respect to any Borrower's account, and which are reasonably related to the preservation or protection of the value of the Collateral or the business value of such Borrower, including, without limitation, any Environmental Compliance Reserve and reserves for any amounts which the Agent or any Lender may be obligated to pay in the future for the account of such Borrower.

          "Memphis Mortgage" means that certain Deed of Trust, Security Agreement, Financing Statement and Assignment of Rents and Leases dated as of the Restructuring Date and executed by the Parent in favor of the Agent, pursuant to which the Parent has granted to the Agent for the ratable benefit of the Secured Creditors a mortgage Lien on its Real Estate located in Memphis, Tennessee and identified therein.

          "Mortgages" means the Alton Mortgage, the Vandalia Mortgage, the Fremont Mortgage, the Memphis Mortgage and the Parent Fremont Mortgage.

          "Multiemployer Plan" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower or any ERISA Affiliate.

          "Net Amount of Eligible Accounts" means, at any time, the gross amount of Eligible Accounts less sales, excise or similar taxes, and less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed.

          "Net Proceeds" means, with respect to any sale or disposition of Fixed Assets, the face amount of the sale or disposition price, whether paid in cash or otherwise, minus the applicable Borrower's reasonable expenses of sale or disposition and any sales or other conveyance taxes incurred by any Borrower in connection therewith.

          "Notice of Borrowing" has the meaning specified in Section 2.2(b).

          "Notice of Conversion/Continuation" has the meaning specified in
Section 3.2(b).

          "Obligations" means all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by each Borrower to the Agent and/or any Lender, arising under or pursuant to this Agreement or any of the other Loan Documents, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment from others, and any participation by the Agent and/or any Lender in such Borrower's debts owing to others), absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including, without limitation, all principal, interest, charges, expenses, fees, attorneys' fees, filing fees and any other sums chargeable to such Borrower hereunder or under any of the other Loan Documents. "Obligations" includes, without limitation, all debts, liabilities, and obligations now or hereafter owing from each Borrower to the Agent and/or any Lender under or in connection with the Letters of Credit.

          "OCC" means the Office of the Comptroller of the Currency.

          "Parent" has the meaning specified in the introductory paragraph hereof.

          "Parent Collateral" has the meaning specified in Section 5.1(a).

          "Parent Fremont Mortgage" means that certain Mortgage, Security Agreement, Financing Statement and Assignment of Rents and Leases dated as of the Restructuring Date and executed by Parent in favor of the Agent, pursuant to which the Parent has granted to the Agent, for the ratable benefit of the Secured Creditors a Mortgage Lien on its Real Estate located in Fremont, Indiana and identified therein.

          "Participating Lender" means any Person who shall have been granted the right by any Lender to participate in the financing provided by such Lender under this Agreement pursuant to Section 12.3(e), and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

          "Patent and Trademark Agreements" means the Patent Security Agreement and the Trademark Security Agreement, each dated as of the Closing Date, executed and delivered by the Borrowers to the Agent pursuant to Section 5.2 to evidence and perfect the Agent's security interest in each Borrower's present and future patents, trademarks, and related licenses and rights, for the benefit of the Secured Creditors, and with respect to (1) the Parent, the additional Patent Security Agreement and Trademark Security Agreement, each dated as of the Restructuring Date, executed and delivered by the Parent to the Agent, and (2) Laclede Chain, the additional Trademark Security Agreement and the Notice of Amendment to Patent Security Agreement, each dated as of the Restructuring Date, executed and delivered by Laclede Chain to the Agent.

          "Payment Account" means each blocked bank account established pursuant to Section 5.9, to which the funds of any Borrower (including, without limitation, proceeds of Accounts and other Collateral) are deposited or credited, and which is maintained in the name of the Agent or such Borrower, as the Agent may determine, on terms acceptable to the Agent.

          "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to the functions thereof.

          "Pending Revolving Loans" means, at any time, the aggregate principal amount of all Revolving Loans requested in any Notice(s) of Borrowing received by the Agent which have not yet been advanced.

          "Permitted Acquisitions" means acquisitions by any Borrower of one hundred percent (100.0%) of the capital stock of any Person.

          "Permitted Liens" means:

          (a) Liens for taxes not yet payable or statutory Liens for taxes in an amount not to exceed $100,000, provided that the payment of such taxes which are due and payable is being contested in good faith and by proper proceedings diligently pursued, and that reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and that a stay of enforcement of any such Lien is in effect;

          (b)  the Agent's Liens;

          (c) Liens upon Equipment granted in connection with the acquisition of such Equipment by the applicable Borrower after the Closing Date (including, without limitation, pursuant to Capital Leases), provided that (i) except with respect to expenditures in connection with (A) the implementation of a new ladle furnace and related melt shop and rolling mill Equipment for the Parent's Alton steel mill plant located in Alton, Illinois, and (B) the improvements being undertaken by Laclede Mid America at its Fremont, Indiana plant to facilitate the production of high tensile oil tempered wire for cold wound suspension springs, the cost of each such acquisition constitutes a Capital Expenditure permitted by Section 8.22, (ii) the Debt incurred to finance each such acquisition is permitted by Section 8.13, and (iii) each such Lien attaches only to the Equipment acquired with the Debt secured thereby;

          (d) deposits under worker's compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or Environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

          (e) Liens which arise by operation of law under Article 2 of the Uniform Commercial Code in favor of unpaid sellers of goods or prepaying buyers of goods, or liens in items of any accompanying documents or proceeds of either arising by operation of law under Article 4 of the Uniform Commercial Code in favor of a collecting bank;

          (f) Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, provided that the payment thereof is not at the time required by Section 8.1;

          (g) Reservations, exceptions, encroachments, easements, rights of way, covenants running with the land, and other similar title exceptions or encumbrances affecting any Real Estate; provided that they do not in the aggregate materially detract from the value of the Real Estate or materially interfere with its use in the ordinary conduct of the Parent's or any Subsidiary's business;

          (h) Liens in existence on the Closing Date and reflected on Schedule 7.2;

          (i) Judgment and other similar Liens arising in connection with court proceedings, provided that (A) the existence of such Liens is being contested in good faith and by proper proceedings diligently pursued, (B) reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (C) a stay of enforcement of any such Liens is in effect,
(D) the priority of any such Liens is subordinate to that of the Agent's Liens, and (E) the existence of any judgment or court proceedings upon which such Liens are based does not otherwise constitute an Event of Default under this Agreement; and

          (j) Liens granted to the trustee for the holders of the Solid Waste Disposal Bonds in the capital stock and Fixed Assets of Laclede Chain.

          "Permitted Rentals" has the meaning specified in Section 8.23.

          "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, Public Authority, or any other entity.

          "Plan" means any employee benefit plan as defined in Section 3(3) of ERISA in respect of which any Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

          "Pollution Control Bonds" means those certain Pollution Control Revenue Bonds (Laclede Steel Company Project) Series 1976 issued pursuant to a certain Indenture of Trust dated as of October 1, 1976, between the City of Alton, Illinois, and St. Louis Union Trust Company, as Trustee.

          "Premises" means the land identified by addresses on Schedule 7.12, together with all buildings, improvements, and fixtures thereon and all tenements, hereditament, and appurtenances belonging or in any way appertaining thereto, and which constitutes all of the real property in which any Borrower has any interests on the Closing Date.

          "Pro Rata Share" means, with respect to a Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender's Commitment and the denominator of which is the sum of the amounts of all of the Lenders' Commitments.

          "Proprietary Rights" means all of each Borrower's now owned and hereafter arising or acquired: licenses, franchises, permits, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing, including, without limitation, those patents, trademarks, service marks and copyrights set forth on Schedule 7.13 hereto, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing.

          "Public Authority" means the government of any country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or any department, agency, public corporation or other instrumentality of any of the foregoing.

          "Quasi Asset Acquisition" means any acquisition by any Borrower of the Securities of any Person, which Securities are being acquired in lieu of the assets of such Person.

          "Real Estate" means all of the present and future interests of any Borrower, as owner, lessee, or otherwise, in the Premises, including, without limitation, any interest arising from an option to purchase or lease the Premises or any portion thereof.

          "Recapitalization" means a transaction pursuant to which the Parent would (a) reduce the par value of the Parent's common stock to $0.01 per share and authorize 20,000,000 additional shares of common stock, (b) issue the Convertible Preferred Stock, (c) exchange the Redeemable Preferred Stock for a portion of the Convertible Preferred Stock, and (d) receive equity contributions from the sale of additional Convertible Preferred Stock, the sum of which, when aggregated with the sum of the equity contributions received from the sale of the Redeemable Preferred Stock, would be at least $7,500,000; each of the foregoing transactions to be in accordance with all applicable laws and pursuant to agreements, instruments and documents of which copies shall have been delivered to the Agent and each Lender and which shall be acceptable in form and substance to the Agent and each Lender.

          "Redeemable Preferred Stock" means the Parent's six percent (6.0%) redeemable preferred capital stock, no par value per share, 416,667 shares of which were issued on August 1, 1996, and which was recapitalized on October 28, 1996.

          "Register" has the meaning specified in Section 12.3(c).

          "Release" means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Real Estate or other property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Real Estate or other property.

          "Rentals" has the meaning specified in Section 8.23.

          "Replacement Assets" means Fixed Assets acquired by any Borrower after a sale or other disposition of Fixed Assets.

          "Reportable Event" means any of the events described in Section 4043 of ERISA.

          "Restricted Investment" means any acquisition of property by the Parent or any of its Subsidiaries in exchange for cash or other property, whether in the form of an acquisition of stock, debt Security, or other indebtedness or obligation, or the purchase or acquisition of any other property, or a loan, advance, capital contribution, or subscription, except acquisitions of the following: (a) the Fairless Hills Equipment, on or prior to the Closing Date; (b) a new ladle furnace and related melt shop and rolling mill Equipment for the Parent's Alton steel mill plant located in Alton, Illinois, to the extent otherwise permitted hereunder; (c) Equipment associated with the High Temperature Metals Recovery System Facility located at the Parent's Alton steel mill plant located in Alton, Illinois, to the extent acquired with proceeds of the Solid Waste Disposal Bonds and otherwise permitted hereunder; (d) Fixed Assets to be used in the business of the Parent or such Subsidiary, so long as the acquisition costs thereof constitute Capital Expenditures permitted hereunder; (e) goods held for sale or lease or to be used in the provision of services by the Parent or such Subsidiary in the ordinary course of business; (f) current assets arising from the sale or lease of goods or the rendition of services in the ordinary course of business of the Parent or such Subsidiary; (g) direct obligations of the United States of America, or any agency thereof, or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof; (h) certificates of deposit maturing within one year from the date of acquisition, bankers' acceptances, Eurodollar bank deposits, or overnight bank deposits, in each case issued by, created by, or with a bank or trust company organized under the laws of the United States or any state thereof having capital and surplus aggregating at least $100,000,000; (i) commercial paper given a rating of "A2" or better by Standard & Poor's Corporation or "P2" or better by Moody's Investors Service, Inc. and maturing not more than 90 days from the date of creation thereof; (j) money market preferred capital stock given a rating of "A" or better by Standard & Poor's Corporation or Moody's Investors Service, Inc.; (k) tax exempt floating rate option tender bonds backed by a letter of credit issued by a bank given a rating of "AA" or better by Standard & Poor's Corporation or "Aa" or better by Moody's Investors Service, Inc. and having a maturity of one year or less; and
(l) investments in existence on the Closing Date and described on Schedule 8.10 and (m) a promissory note received by the Parent as partial consideration for the sale by the Parent to SSC of the SSC Equipment, incident to consummation of the SSC Transaction , and (n) a promissory note in the principal amount of $1,653,000 received by the Parent as partial consideration for the sale on or about February 10, 1997 by the Parent to Excaliber Tubular Corporation of the Parent's Inventory and Fixed Assets located at the Parent's Benwood, West Virginia tube mill facility.

          "Restructuring Date" means August 21, 1997, the date of execution and delivery of this Agreement.

          "Restructuring Date Term Loan" and "Restructuring Date Term Loans" have the meanings specified in Section 2.3(a).

          "Restructuring Fee" has the meaning specified in Section 3.5.

          "Revolver Facility" means $100,000,000 minus the then outstanding aggregate unpaid principal balance of the Term Loans, or the agreement by the Lenders and the Agent to provide Revolving Loans and Letters of Credit up to such amount subject to the terms of this Agreement, as the context may require.

          "Revolving Loans" has the meaning specified in Section 2.2.

          "Secured Creditors" means the Agent and the Lenders.

          "Security" has the meaning specified in Section 2(1) of the Securities Act of 1933, as amended.

          "Settlement Loan" and "Settlement Loans" have the meanings specified in Section 2.2(h).

          "Solid Waste Bond Loan Agreement" means that certain Loan Agreement dated as of September 1, 1990 between Southwestern Illinois Development Authority and the Parent, together with all amendments thereto.

          "Solid Waste Disposal Bonds" means those certain Solid Waste Disposal Revenue Bonds (Laclede Steel Company Project) Series 1990 issued pursuant to a certain Indenture of Trust dated as of September 1, 1990, between Southwestern Illinois Development Authority and Boatmen's Trust Company, as Trustee.

          "Solvent" means when used with respect to any Person that (a) the fair value of all its assets is in excess of the total amount of its debts (including contingent liabilities); (b) it is able to pay its debts as they mature; (c) it does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage; and (d) it is not "insolvent" as such term is defined in Section 101(32) of the Bankruptcy Code.

          "SSC" means SSC, LLP, a Missouri limited liability partnership.

          "SSC Equipment" means the ladle metallurgy facility purchased by the Parent from EMC International, Inc., together with ancillary equipment, which the Parent is (or will be) conveying to SSC incident to consummation of the SSC Transaction.

          "SSC Transaction" means the sale-leaseback transaction pursuant to which the Parent is (or will be) conveying the SSC Equipment to SSC and simultaneously leasing it back for a term of five (5) years, subject to the terms and conditions of that certain Operating Lease dated as of June 26, 1996, between and among the Parent, SSC, and to the limited extent provided therein, Energy Capital Partners Limited Partnership, a Delaware limited partnership.

          "Subsidiary" means any corporation of which more than fifty percent (50.0%) of the outstanding Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions), is at the time, directly or indirectly through one or more intermediaries, owned by the applicable Borrower and/or one or more of its Subsidiaries.

          "Supporting Letter of Credit" has the meaning specified in Section 2.4(j).

          "Term Loan" means the Closing Date Term Loan and the Restructuring Date Term Loan of a Lender.

          "Term Loans" means the Closing Date Term Loans and Restructuring Date Term Loans of all the Lenders.

          "Term Loan Note" and "Term Loan Notes" have the meanings specified in
Section 2.3(c).

          "Termination Date" means the earliest to occur of (i) September 6, 2002, (ii) the date the Revolver Facility is terminated either by the Borrowers pursuant to Section 4.2 or by the Majority Lenders pursuant to Section 10.2, and (iii) the date this Agreement is otherwise terminated for any reason whatsoever.

          "Termination Event" means: (1) a Reportable Event with respect to any Benefit Plan ; (2) the withdrawal of any Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which such Borrower or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (3) the imposition of an obligation on any Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (4) the institution by the PBGC of proceedings to terminate a Benefit Plan; (5) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (6) the partial or complete withdrawal of any Borrower or any ERISA Affiliate from a Multiemployer Plan; or (7) the cessation of operations which results in the termination of employment of twenty percent (20.0%) of Benefit Plan participants who are employees of any Borrower and its ERISA Affiliates.

          "Total Facility" has the meaning specified in Section 2.1.

          "UCC" means the Uniform Commercial Code (or any successor statute) of the State of Illinois or of any other state the laws of which are required by
Section 9-103 thereof to be applied in connection with the issue of perfection of security interests.

          "Unused Letter of Credit Subfacility" means an amount equal to $10,000,000 minus the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit plus (b) the aggregate unpaid reimbursement obligations with respect to all Letters of Credit.

          "USX Agreement" means that certain Agreement to Purchase Inventory and Lease Real and Personal Property, dated October 15, 1991, between USX Corporation, a Delaware corporation, and the Parent.

          "Vandalia Mortgage" means that certain Mortgage, Security Agreement, Financing Statement and Assignment of Rents and Leases dated as of the Closing Date and executed by the Parent in favor of the Agent, pursuant to which the Parent has granted to the Agent, for the ratable benefit of the Secured Creditors, a mortgage Lien on its Real Estate located in Vandalia, Illinois and identified therein, as modified by (i) that certain Mortgage Modification Agreement dated as of February 15, 1995, and (ii) that certain Second Mortgage Modification Agreement dated as of the Restructuring Date.

          "Voting Stock" means Securities of any class or classes of a corporation, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

          1.3 Accounting Terms. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the Financial Statements.

          1.4 Other Terms. All other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the UCC to the extent the same are used or defined therein. Any references herein to exhibits, schedules, sections or articles are references to exhibits, schedules, sections or articles of this Agreement, unless otherwise specified. Wherever appropriate in the context, terms used herein in the singular also include the plural, and vice versa, and each masculine, feminine, or neuter pronoun shall also include the other genders.

          1.5 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" shall mean "from and including" and the words "to" and "until" shall each mean "to but excluding". Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed and references in this Agreement to months and years shall be to calendar months and calendar years unless otherwise specified.


     ARTICLE 2

     LOANS AND LETTERS OF CREDIT

          2.1 Total Facility. Subject to all of the terms and conditions of this Agreement, the Lenders severally agree to make available a total credit facility of up to $100,000,000 (the "Total Facility") for the Borrowers' use from time to time during the term of this Agreement. The Total Facility shall be comprised of: (a) a revolving line of credit consisting of revolving loans and letters of credit up to the Maximum Revolver Amount, as described in Sections 2.2 and 2.4; and (b) the Term Loans described in Section 2.3.

          2.2 Revolving Loans. (a) Amounts. Subject to the satisfaction of the conditions precedent set forth in Article 9, each Lender severally agrees, upon any Borrower's request from time to time, to make revolving loans (the "Revolving Loans") to such Borrower, in amounts not to exceed (except with respect to Agent Advances) such Lender's Pro Rata Share of the lesser of Individual Availability for such Borrower or Availability in the aggregate at such time. The Lenders, however, in their discretion, may elect to make Revolving Loans or participate (as provided for in Section 2.4(f)) in the credit support or enhancement provided through the Agent to the issuers of Letters of Credit in excess of the lesser of Individual Availability or Availability on one or more occasions, but if they do so, neither the Agent nor the Lenders shall be deemed thereby to have changed the limits of the Maximum Revolver Amount or the Individual Maximum Revolver Amounts or to be obligated to exceed such limits on any other occasion. If the sum of outstanding Revolving Loans, the aggregate amount of Pending Revolving Loans, the undrawn amount of outstanding Letters of Credit and any unpaid reimbursement obligations in respect of Letters of Credit exceeds the Maximum Revolver Amount, the Lenders, or any of them, may refuse to make or otherwise restrict the making of Revolving Loans on such terms as the Lenders, or such Lender, may determine until such excess has been eliminated. Similarly, if the sum of outstanding Revolving Loans to any Borrower, the aggregate amount of Pending Revolving Loans to such Borrower, the undrawn amount of outstanding Letters of Credit issued for the account of such Borrower and any unpaid reimbursement obligations in respect of Letters of Credit issued for the account of such Borrower exceeds the Individual Maximum Revolver Amount with respect to such Borrower, the Lenders, or any of them, may refuse to make or otherwise restrict the making of Revolving Loans to such Borrower on such terms as the Lenders, or such Lender, may determine until such excess has been eliminated.

          (b) Notice of Borrowing. Whenever any Borrower desires to borrow Revolving Loans under this Section 2.2, the Parent, for itself or on behalf of either or both of the other Borrowers, shall deliver to the Agent a written request substantially in the form of Exhibit E hereto (a "Notice of Borrowing") signed by an authorized officer of the Parent, no later than (i) 11:00 a.m. (San Francisco, California time) on the requested Funding Date, in the case of requests for Base Rate Revolving Loans, or (ii) 11:00 a.m. (San Francisco, California time) four (4) Business Days in advance of the requested Funding Date, in the case of requests for LIBOR Revolving Loans. The Notice of Borrowing shall, with respect to any Revolving Loans requested, specify (i) the Borrower requesting the Revolving Loans, (ii) the requested Funding Date (which shall be a Business Day), (iii) the aggregate amount of the requested Revolving Loans, (iv) whether the Revolving Loans requested are to be Base Rate Revolving Loans or LIBOR Revolving Loans, and (v) if the requested Revolving Loans are to be LIBOR Revolving Loans, the requested Interest Period. With respect to any request for Base Rate Revolving Loans, in lieu of delivering the above-described Notice of Borrowing the Parent, for itself or on behalf of either or both of the other Borrowers, may give the Agent telephonic notice of such request by the required time; provided, however, that such telephonic notice shall be confirmed in writing by delivery to the Agent (A) immediately of a telecopy of a Notice of Borrowing which has been signed by an authorized officer of the Parent, for itself or on behalf of either or both of the other Borrowers, and (B) promptly of a Notice of Borrowing containing the original signature of an authorized officer of the Parent mailed by the applicable Borrower to the Agent via United States mail on the date such notice is given. In the event that the terms of any confirmatory Notice of Borrowing referred to in the proviso contained in the immediately preceding sentence shall conflict with the telephonic notice with respect to which it was delivered, the terms of such telephonic notice shall govern. Notwithstanding anything in this Section 2.2(b) to the contrary, any Revolving Loans to be made to any Borrower on the Closing Date shall initially be Base Rate Revolving Loans.

          (c) Reliance upon Authority. On or prior to the Closing Date and thereafter prior to any change with respect to any of the information contained in the following clauses (i) and (ii), each Borrower shall deliver to the Agent a writing setting forth (i) the account of such Borrower to which the Agent is authorized to transfer the proceeds of the Revolving Loans requested pursuant to this Section 2.2, and (ii) the names of the officers authorized to request Revolving Loans on behalf of such Borrower, and shall provide the Agent with a specimen signature of each such officer. The Agent shall be entitled to rely conclusively on such officer's authority to request Revolving Loans on behalf of such Borrower, the proceeds of which are to be transferred to any of the accounts specified by such Borrower pursuant to the immediately preceding sentence, until the Agent receives written notice to the contrary. The Agent shall have no duty to verify the identity of any individual representing himself as one of the officers authorized by such Borrower to make such requests on its behalf.

          (d) No Liability. The Agent shall not incur any liability to any Borrower as a result of acting upon any notice referred to in Sections 2.2(b) and (c), which notice the Agent believes in good faith to have been given by an officer duly authorized by the applicable Borrower to request Revolving Loans on its behalf or for otherwise acting in good faith under this Section 2.2, and the crediting of Revolving Loans to the applicable Borrower's deposit account, or transmittal to such Person as such Borrower shall direct, shall conclusively establish the obligation of the applicable Borrower to repay such Revolving Loans as provided herein.

          (e) Notice Irrevocable. Any Notice of Borrowing (or telephonic notice in lieu thereof) made pursuant to Section 2.2(b) shall be irrevocable and the applicable Borrower shall be bound to borrow the funds requested therein in accordance therewith.

          (f) Agent's Election. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.2(b), the Agent shall elect, in its discretion,
(i) to have the terms of Section 2.2(g) apply to such requested Borrowing, or
(ii) to request BABC to make a Settlement Loan pursuant to the terms of Section 2.2(h) in the amount of the requested Borrowing; provided, however, that if BABC declines in its sole discretion to make a Settlement Loan pursuant to
Section 2.2(h), the Agent shall elect to have the terms of Section 2.2(g) apply to such requested Borrowing.

          (g) Making of Revolving Loans. (i) In the event that the Agent shall elect to have the terms of Section 2.2(g) apply to a requested Borrowing as described in Section 2.2(f), then promptly after receipt of a Notice of Borrowing pursuant to Section 2.2(b), the Agent shall notify the Lenders, not later than noon (San Francisco, California time) on the Funding Date applicable thereto, by telecopy, telephone or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to the Agent in same day funds, to such account of the Agent as the Agent may designate, not later than 1:00 p.m. (San Francisco, California time) on the Funding Date applicable thereto. After the Agent's receipt of the proceeds of such Revolving Loans, upon satisfaction of the applicable conditions precedent set forth in Article 9, the Agent shall make the proceeds of such Revolving Loans available to the applicable Borrower on the applicable Funding Date by transferring same day funds equal to the proceeds of such Revolving Loans received by the Agent to the account of such Borrower, designated in writing by such Borrower; provided, however, that the amount of Revolving Loans so made on any date shall in no event exceed the lesser of Availability or Individual Availability with respect to such Borrower on such date.

          (ii) On any Funding Date in respect of a Borrowing, the Agent shall be entitled to assume that each Lender has made the amount of such Lender's Revolving Loan available to the Agent on such Funding Date, unless such Lender shall have notified the Agent to the contrary. The Agent, in its sole discretion, based upon such assumption, may make available to the applicable Borrower a corresponding amount on such Funding Date. If such corresponding amount had not in fact been made available to the Agent by any Lender, such Lender and the applicable Borrower severally agree to repay to the Agent forthwith, on demand, such corresponding amount, together with interest thereon for each day during the period commencing on the date such amount is made available to the applicable Borrower and ending on the date such amount is repaid to the Agent, at (1) in the case of such Borrower, the interest rate applicable from time to time to such Borrowing, and (2) in the case of a Lender, the Federal Funds Rate. If such Lender repays to the Agent such corresponding amount, such amount so repaid shall constitute a Revolving Loan, and if both such Lender and such Borrower shall have repaid such corresponding amount, the Agent shall promptly return to such Borrower such corresponding amount in same day funds. Nothing in this Section 2.2(g)(ii) shall be deemed to relieve any Lender of its obligation, if any, hereunder to make a Revolving Loan on any Funding Date.

          (h) Making of Settlement Loans. In the event the Agent shall elect, with the consent of BABC, to have the terms of this Section 2.2(h) apply to a requested Borrowing as described in Section 2.2(f), BABC shall make a Revolving Loan in the amount of such Borrowing (any such Revolving Loan made solely by BABC pursuant to this Section 2.2(h) being referred to as a "Settlement Loan" and such Revolving Loans being referred to collectively as "Settlement Loans") available to the applicable Borrower on the Funding Date applicable thereto by transferring same day funds to an account of such Borrower, designated in writing by such Borrower; provided, that at no time shall the sum of the principal amounts of all outstanding Settlement Loans exceed $5,000,000. Each Settlement Loan is a Revolving Loan hereunder and shall be subject to all the terms and conditions applicable to other Revolving Loans except that all payments thereon shall be payable to BABC solely for its own account (and for the account of the holder of any participation interest with respect to such Revolving Loan created pursuant to subsection (ii) of Section 2.2(k)). The Agent shall not request BABC to make any Settlement Loan if (i) the Agent shall have received written notice from any Lender, or otherwise has actual knowledge, that one or more of the applicable conditions precedent set forth in
Article 9 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the lesser of Availability or Individual Availability with respect to the applicable Borrower on such Funding Date. BABC shall not otherwise be required to determine whether the applicable conditions precedent set forth in Article 9 have been satisfied or the requested Borrowing would exceed the lesser of Availability or Individual Availability with respect to the applicable Borrower on the Funding Date applicable thereto prior to making, in its sole discretion, any Settlement Loan.

          (i)  [Intentionally left blank]

          (j) Agent Advances. (i) Subject to the limitations set forth in the provisos contained in this Section 2.2(j)(i), the Agent is hereby authorized by the Borrowers and the Lenders, from time to time in the Agent's discretion, (1) after the occurrence of a Default or an Event of Default, or (2) at any time that any of the other applicable conditions precedent set forth in Article 9 have not been satisfied, to make Revolving Loans to the Borrowers on behalf of the Lenders which the Agent, in its reasonable business judgment, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (C) to pay any other amount chargeable to any Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 14.6 (any of the advances described in this Section 2.2(j)(i) being hereinafter referred to as "Agent Advances"); provided, that the Agent shall not make any Agent Advance to any Borrower if the amount thereof would exceed the lesser of Availability or Individual Availability with respect to such Borrower on the Funding Date applicable thereto; and provided, further, that the Majority Lenders may at any time revoke the Agent's authorization contained in this
Section 2.2(j)(i) to make Agent Advances, any such revocation to be in writing and to become effective upon the Agent's receipt thereof.

          (ii) The Agent Advances shall be repayable on demand and secured by the Collateral, shall constitute Revolving Loans and Obligations hereunder, and shall bear interest at the rate applicable to the Revolving Loans from time to time. The Agent shall notify each Lender and the applicable Borrower in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance.

          (k) Settlement. The Agent and the Lenders hereby agree that, except in the case of Settlement Loans and Agent Advances, each Lender's funded portion of the Revolving Loans is intended to be equal at all times to such Lender's Pro Rata Share of the outstanding Revolving Loans. The Agent and the Lenders agree (which agreement shall not be for the benefit of or enforceable by any Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Loans, the Settlement Loans and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

          (i) The Agent shall request settlement ("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by the Agent, with respect to (1) each outstanding Settlement Loan, (2) each outstanding Agent Advance, and (3) collections received, by notifying the other Lenders by telecopy, telephone or other similar form of transmission, of such requested Settlement, no later than 11:00 a.m. (San Francisco, California time) on the date of such requested Settlement (the "Settlement Date"). Each Lender (other than BABC, in the case of Settlement Loans) shall make the amount of such Lender's Pro Rata Share of the outstanding principal amount of the Settlement Loans and Agent Advances with respect to which Settlement is requested available to the Agent, for itself or for the account of BABC, in same day funds, to such account of the Agent as the Agent may designate, not later than 1:00 p.m. (San Francisco, California time), on the Settlement Date applicable thereto, regardless of whether the applicable conditions precedent set forth in Article 9 have then been satisfied. Such amounts made available to the Agent shall be applied against the amounts of the applicable Settlement Loan or Agent Advance and, together with the portion of such Settlement Loan or Agent Advance representing BABC's Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to the Agent by any Lender on the Settlement Date applicable thereto, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after the Settlement Date and thereafter at the Interest Rate then applicable to the Revolving Loans.

          (ii) Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by the Agent (whether before or after the occurrence of a Default or an Event of Default and regardless of whether the Agent has requested a Settlement with respect to a Settlement Loan or Agent Advance), each other Lender shall irrevocably and unconditionally purchase and receive from BABC or the Agent, as applicable, without recourse or warranty, an undivided interest and participation in such Settlement Loan or Agent Advance to the extent of such Lender's Pro Rata Share thereof by paying to the Agent, in same day funds, an amount equal to such Lender's Pro Rata Share of such Settlement Loan or Agent Advance. If such amount is not in fact made available to the Agent by any Lender, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate for the first three (3) days from and after such demand and thereafter at the Interest Rate then applicable to the Revolving Loans.

          (iii) From and after the date, if any, on which any Lender purchases an undivided interest and participation in any Settlement Loan or Agent Advance pursuant to subsection (ii) above, the Agent shall promptly distribute to such Lender at such address as such Lender may request in writing, such Lender's Pro Rata Share of all payments of principal and interest and all proceeds of collateral received by the Agent in respect of such Settlement Loan or Agent Advance.

          (iv) If any payments are received by the Agent which, in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, and no Settlement Loans or Agent Advances are then outstanding, the Agent may pay over such amounts to BABC for application to BABC's Pro Rata Share of such Revolving Loans. If, as of any Settlement Date, collections received since the then immediately preceding Settlement Date have been applied to BABC's Pro Rata Share of the Revolving Loans other than Settlement Loans and Agent Advances, as provided for in the immediately preceding sentence, BABC shall pay to the Agent, for the accounts of the Lenders, to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each Lender shall have outstanding, as of such Settlement Date, after giving effect to such payments, its Pro Rata Share of such Revolving Loans; provided, that the Agent may net payments due from BABC pursuant to this sentence against payments due to BABC pursuant to Section 2.2(k)(i) on the applicable Settlement Date, and require either BABC or the other Lenders, as applicable, to make only the amount of the payment due after such netting. As of each Settlement Date, BABC with respect to Settlement Loans, the Agent with respect to Agent Advances, and each Lender with respect to the Revolving Loans other than Settlement Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by BABC, the Agent and the other Lenders since the immediately preceding Settlement Date.

          (l) Notation. The Agent shall record in the Register the principal amount of the Revolving Loans owing to each Lender, including the Settlement Loans owing to BABC, and the Agent Advances owing to the Agent, from time to time. In addition, each Lender is authorized, at such Lender's option, to note the date and amount of each payment or prepayment of principal of such Lender's Revolving Loans in its books and records, including computer records, such books and records constituting rebuttably presumptive evidence, absent manifest error, of the accuracy of the information contained therein.

          (m) Lenders' Failure to Perform. All Loans (other than Settlement Loans and Agent Advances) shall be made by the Lenders simultaneously and in accordance with their Pro Rata Shares. It is understood that (a) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Loans hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Loans hereunder, and (b) no failure by any Lender to perform its obligation to make any Loans hereunder shall excuse any other Lender from its obligation to make any Loans hereunder.

          2.3  Term Loans.

          (a) Amounts of Term Loans. Each Lender made a term loan (any such term loan being referred to as a "Closing Date Term Loan" and such term loans being referred to collectively as the "Closing Date Term Loans") to the Parent on the Closing Date, in an amount equal to such Lender's Pro Rata Share of $10,000,000. As of the Restructuring Date, the outstanding principal balance of each of the Closing Date Term Loans was as follows: $3,298,384.83 payable to BABC, $1,268,620.68 payable to BNY, and $253,714.49 payable to NB. Each Lender agrees to make a term loan (any such term loan being referred to as a "Restructuring Date Term Loan", and such term loans being referred to collectively as the "Restructuring Date Term Loans") to the Parent on the Restructuring Date, upon the satisfaction of the conditions precedent set forth in Article 9, in an amount equal to such Lender's Pro Rata Share of $4,079,280.00.

          (b) Making of Term Loans. Each Lender shall make the amount of such Lender's Restructuring Date Term Loan available to the Agent in same day funds, to such account of the Agent as the Agent may designate, not later than 1:00 p.m. (San Francisco, California time) on the Restructuring Date. After the Agent's receipt of the proceeds of such Restructuring Date Term Loans, upon satisfaction of the conditions precedent set forth in Article 9, the Agent shall make the proceeds of such Restructuring Term Loans available to the Parent on such date by transferring same day funds equal to the proceeds of such Restructuring Term Loans received by the Agent to an account of the Parent designated in writing by the Parent or as the Parent shall otherwise instruct in writing.

          (c) Amended and Restated Term Loan Notes. The Parent shall execute and deliver to the Agent on behalf of each Lender, on the Restructuring Date, a promissory note, substantially in the form of Exhibit A attached hereto and made a part hereof (such promissory notes, together with any new notes issued pursuant to Section 12.3(d) upon the assignment of any portion of any Lender's Term Loan, being hereinafter referred to collectively as the "Term Loan Notes" and each of such promissory notes being hereinafter referred to individually as a "Term Loan Note"), to evidence such Lender's Term Loan, in a principal amount equal to the amount of such Lender's Pro Rata Share of $8,900,000 and with other appropriate insertions. The principal amount of the Term Loan Notes delivered to the Agent on behalf of each Lender shall be dated the Restructuring Date and stated to mature in sixty (60) monthly installments. Each of the first fifty-nine (59) installments of principal shall be in an amount equal to such Lender's Pro Rata Share of $105,952 and shall be payable on the first day of each month, commencing on October 1, 1997 and ending on August 1, 2002, and the final installment of principal shall be in an amount equal to such Lender's Pro Rata Share of the then remaining principal balance of the Term Loan Notes, and shall be payable on September 1, 2002. Each such installment shall be payable to the Agent for the account of the applicable Lender.

          (d) Notation and Endorsement. The Agent shall record in the Register the principal amount of the Term Loans owing to each Lender from time to time. In addition, each Lender is authorized, at such Lender's option, to note the date and amount of each payment or prepayment of principal of such Lender's Term Loans in its books and records, such books and records constituting rebuttably presumptive evidence, absent manifest error, of the accuracy of the information contained therein. Prior to the transfer of a Term Loan Note, the applicable Lender shall endorse on the reverse side thereof the outstanding principal balance of the Term Loan evidenced thereby. Failure by such Lender to make such notation or endorsement shall not affect the obligations of the Parent under such Term Loan Note or any of the other Loan Documents.

          2.4  Letters of Credit.

          (a) Agreement to Cause Issuance. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties of the Borrowers herein set forth, the Agent agrees to take reasonable steps to cause to be issued for the account of any Borrower one or more stand-by or documentary letters of credit (each such letter of credit, together with those letters of credit previously issued by NB and reflected on
Schedule 2.4, a "Letter of Credit" and such letters of credit, collectively, the "Letters of Credit") in accordance with this Section 2.4 from time to time during the term of this Agreement.

          (b) Amounts; Outside Expiration Date. The Agent shall not have any obligation to take steps to cause to be issued any Letter of Credit at any time: (1) if the maximum undrawn amount of the requested Letter of Credit is greater than the Unused Letter of Credit Subfacility at such time; (2) if the maximum undrawn amount of the requested Letter of Credit and all commissions, fees, and charges due from the applicable Borrower in connection with the opening thereof, exceed the lesser of Availability or Individual Availability applicable to such Borrower at such time; or (3) which has an expiration date later than the fifth Anniversary Date or more than one (1) year from the date of issuance.

          (c) Other Conditions. In addition to being subject to the satisfaction of the applicable conditions precedent contained in Article 9, the obligation of the Agent to take reasonable steps to cause to be issued any Letter of Credit is subject to the following conditions precedent having been satisfied in a manner satisfactory to the Agent:

          (1) the applicable Borrower shall have delivered to the proposed issuer of such Letter of Credit, at such times and in such manner as such proposed issuer may prescribe, an application in form and substance satisfactory to such proposed issuer for the issuance of the Letter of Credit and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be satisfactory to the Agent and such proposed issuer; and

          (2) as of the date of issuance, no order of any court, arbitrator or Public Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Public Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit.

          (d)  Issuance of Letters of Credit.

          (1) Request for Issuance. The Parent, for itself or on behalf of either or both of the other Borrowers, shall give the Agent seven (7) Business Days' prior written notice, containing the original signature of an authorized officer of the Parent, of the applicable Borrower's request for the issuance of a Letter of Credit. Such notice shall be irrevocable and shall specify the Borrower requesting the Letter of Credit, the original face amount of the Letter of Credit requested, the effective date (which date shall be a Business
Day) of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the date on which such requested Letter of Credit is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit. The Parent shall attach to such notice the proposed form of the Letter of Credit that the Agent is requested to cause to be issued.

          (2) Responsibilities of the Agent; Issuance. The Agent shall determine, as of the Business Day immediately preceding the requested effective date of issuance of the Letter of Credit set forth in the notice from the Parent pursuant to Section 2.4(d)(1), (i) the amount of the applicable Unused Letter of Credit Subfacility and (ii) the lesser of Availability and Individual Availability with respect to the applicable Borrower as of such date. If (A)
(i) the undrawn amount of the requested Letter of Credit is not greater than the applicable Unused Letter of Credit Subfacility and (ii) the issuance of such requested Letter of Credit and all commissions, fees, and charges due from the applicable Borrower in connection with the opening thereof would not exceed the lesser of Availability or Individual Availability with respect to such Borrower, and (B) the Agent has received a certificate from the Parent or such Borrower stating that the applicable conditions set forth in Article 9 have been satisfied, the Agent shall take reasonable steps to cause such issuer to issue the requested Letter of Credit on such requested effective date of issuance.

          (3) Notice of Issuance. Promptly after the issuance of any Letter of Credit, the Agent shall give each Lender written notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of such Letter of Credit.

          (4) No Extensions or Amendment. The Agent shall not cause any Letter of Credit to be extended or amended unless the requirements of this
Section 2.4(d) are met as though a new Letter of Credit were being requested and issued.

          (e)  Payments Pursuant to Letters of Credit.

          (1) Payment of Letter of Credit Obligations. The Borrowers agree to reimburse the issuer for any draw under any Letter of Credit immediately upon demand, and to pay the issuer of the Letter of Credit the amount of all other Obligations and other amounts payable to such issuer under or in connection with any Letter of Credit immediately when due, irrespective of any claim, setoff, defense or other right which any Borrower may have at any time against such issuer or any other Person.

          (2) Revolving Loans to Satisfy Reimbursement Obligations. In the event that the issuer of any Letter of Credit honors a draw under such Letter of Credit and the applicable Borrower shall not have repaid such amount to the issuer of such Letter of Credit pursuant to Section 2.4(e)(1), the Agent shall, upon receiving notice of such failure, notify each Lender of such failure, and each Lender shall unconditionally pay to the Agent, for the account of such issuer, as and when provided hereinbelow, an amount equal to such Lender's Pro Rata Share of the amount of such payment in Dollars and in same day funds. If the Agent so notifies the Lenders prior to 11:00 a.m. (San Francisco, California time) on any Business Day, each Lender shall make available to the Agent the amount of such payment, as provided in the immediately preceding sentence, on such Business Day. Such amounts paid by the Lenders to the Agent shall constitute Revolving Loans which shall be deemed to have been requested by the applicable Borrower pursuant to Section 2.2 as set forth in Section 4.7.

          (f)  Participations.

          (1) Purchase of Participations. Immediately upon issuance of any Letter of Credit in accordance with Section 2.4(d), and on the Closing Date for the Letters of Credit reflected on Schedule 2.4, each Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation in the credit support or enhancement provided through the Agent to such issuer in connection with the issuance of such Letter of Credit, equal to such Lender's Pro Rata Share of the face amount of such Letter of Credit (including, without limitation, all obligations of the applicable Borrower with respect thereto, and any security therefor or guaranty pertaining thereto).

          (2) Sharing of Reimbursement Obligation Payments. Whenever the Agent receives a payment from a Borrower on account of reimbursement obligations in respect of a Letter of Credit as to which the Agent has previously received for the account of the issuer thereof payment from a Lender pursuant to this Section 2.4(f)(2), the Agent shall promptly pay to such Lender such Lender's Pro Rata Share of such payment from such Borrower in Dollars. Each such payment shall be made by the Agent on the Business Day on which the Agent receives immediately available funds paid to such Person pursuant to the immediately preceding sentence, if received prior to 1:00 p.m. (San Francisco, California time) on such Business Day and otherwise on the next succeeding Business Day.

          (3) Documentation. Upon the request of any Lender, the Agent shall furnish to such Lender copies of any Letter of Credit, reimbursement agreement executed in connection therewith, application for any Letter of Credit and credit support or enhancement provided through the Agent in connection with the issuance of any Letter of Credit, and such other documentation as may reasonably by requested by such Lender.

          (4) Obligations Irrevocable. The obligations of each Lender to make payments to the Agent with respect to any Letter of Credit or with respect to any credit support or enhancement provided through the Agent with respect to a Letter of Credit, and the obligations of the Borrowers to make payments to the Agent, for the account of the Lenders, shall be irrevocable, not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement (assuming, in the case of the obligations of the Lenders to make such payments, that the Agent has caused such Letter of Credit to be issued in accordance with Section 2.4(d)), including, without limitation, any of the following circumstances:

               (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

               (ii) the existence of any claim, setoff, defense or other right which any Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender, the Agent, the issuer of such Letter of Credit, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between any Borrower or any other Person and the beneficiary named in any Letter of Credit);

               (iii) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

               (v)  the occurrence of any Default or Event of Default.

          (g) Recovery or Avoidance of Payments. In the event any payment by or on behalf of a Borrower received by the Agent with respect to any Letter of Credit (or any guaranty by a Borrower or reimbursement obligation of a Borrower relating thereto) and distributed by the Agent to the Lenders on account of their respective participations therein is thereafter set aside, avoided or recovered from the Agent in connection with any receivership, liquidation or bankruptcy proceeding, the Lenders shall, upon demand by the Agent, pay to the Agent their respective Pro Rata Shares of such amount set aside, avoided or recovered, together with interest at the rate required to be paid by the Agent upon the amount required to be repaid by it.

          (h)  Compensation for Letters of Credit.

          (1) Letter of Credit Fee. The Borrowers agree to pay to the Agent with respect to each Letter of Credit, for the account of the Lenders, the Letter of Credit Fee specified in, and in accordance with the terms of, Section 3.8.

          (2) Issuer Fees and Charges. The Borrowers shall pay to the issuer of any Letter of Credit, or to the Agent, for the account of the issuer of any such Letter of Credit, solely for such issuer's account, such fees and other charges as are charged by such issuer for letters of credit issued by it, including, without limitation, its standard fees for issuing, administering, amending, renewing, paying and cancelling letters of credit and all other fees associated with issuing or servicing letters of credit, as and when assessed.

          (i)  Indemnification; Exoneration.

          (1) Indemnification. In addition to amounts payable as elsewhere provided in this Section 2.4, each Borrower hereby agrees to protect, indemnify, pay and save the Lenders and the Agent harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which any Lender or the Agent may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit or the provision of any credit support or enhancement in connection therewith.

          (2) Assumption of Risk by the Borrowers. As among the Borrowers, the Lenders and the Agent, the Borrowers assume all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the applications for the issuance of Letters of Credit, the Lenders and the Agent shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (H) any consequences arising from causes beyond the control of the Lenders or the Agent, including, without limitation, any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Public Authority. None of the foregoing shall affect, impair or prevent the vesting of any rights or powers of the Agent or any Lender under this Section 2.4(i).

          (3) Exoneration. In furtherance and extension, and not in limitation, of the specific provisions set forth above, any action taken or omitted by the Agent or any Lender under or in connection with any of the Letters of Credit or any related certificates, if taken or omitted in good faith and without gross negligence, shall not put the Agent or any Lender under any resulting liability to any Borrower or relieve any Borrower of any of its obligations hereunder to any such Person.

          (j)  Supporting Letter of Credit; Cash Collateral.

          (i) If, notwithstanding the provisions of Section 2.4(b) any Letter of Credit is outstanding upon the termination of this Agreement, then upon such termination the Borrowers shall deposit with the Agent, for the ratable benefit of the Secured Creditors, with respect to each Letter of Credit then outstanding, as the Agent shall specify, either (A) a standby letter of credit (a "Supporting Letter of Credit") in form and substance satisfactory to the Agent, issued by an issuer satisfactory to the Agent in an amount equal to the greatest amount for which such Letter of Credit may be drawn, under which Supporting Letter of Credit the Agent is entitled to draw amounts necessary to reimburse the Agent and the Lenders for payments made by the Agent and the Lenders under such Letter of Credit or under any credit support or enhancement provided through the Agent with respect thereto, or (B) cash in amounts necessary to reimburse the Agent and the Lenders for payments made by the Agent or the Lenders under such Letter of Credit or under any credit support or enhancement provided through the Agent with respect thereto. Such Supporting Letter of Credit or deposit of cash shall be held by the Agent, for the ratable benefit of the Secured Creditors, as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit remaining outstanding.

          (ii) The Borrowers shall, upon the request of the Agent, which may be made at any time that (A) an Event of Default has occurred and is continuing, or (B) Availability is less than zero, deliver to the Agent cash collateral for any Letter of Credit outstanding.


     ARTICLE 3

     INTEREST AND FEES

          3.1  Interest.

          (a) Interest Rates. All outstanding Obligations shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on interest thereon not paid when due) from the date made until paid in full in cash at a rate determined by reference to the Base Rate or the LIBO Rate and Sections 3.1(a)(i) or (ii), as applicable, but not to exceed the Maximum Rate described in Section 3.4. Subject to the provisions of Section 3.2, any of the Loans may be converted into, or continued as, Base Rate Loans or LIBO Rate Loans in the manner provided in Section 3.2. If at any time Loans are outstanding with respect to which notice has not been delivered to the Agent in accordance with the terms of this Agreement specifying the basis for determining the interest rate applicable thereto, then those Loans shall be Base Rate Loans and shall bear interest at a rate determined by reference to the Base Rate until notice to the contrary has been given to the Agent and such notice has become effective. Except as otherwise provided herein, the outstanding Obligations shall bear interest as follows:

          (i) For all Term Loans which are not LIBOR Term Loans, then at a fluctuating per annum rate equal to two percent (2.0%) (the "Base Rate Term Margin") plus the Base Rate, minus any applicable Margin Reduction and for all Revolving Loans and other Obligations, other than Term Loans, which are not LIBOR Revolving Loans, then at a fluctuating per annum rate equal to one and one-half percent (1.50%) (the "Base Rate Revolving Margin") plus the Base Rate, minus any applicable Margin Reduction.

          (ii) For all Term Loans which are LIBOR Term Loans, then at a per annum rate equal to three and three-quarters percent (3.75%) (the "LIBOR Term Margin") plus the LIBO Rate determined for the applicable Interest Period, minus any applicable Margin Reduction, and for all Revolving Loans and other Obligations, other than Term Loans, which are LIBOR Revolving Loans, then at a per annum rate equal to three and one-half percent (3.50%) (the "LIBOR Revolving Margin") plus the LIBO Rate determined for the applicable Interest Period, minus any applicable Margin Reduction.

Each change in the Base Rate shall be reflected in the interest rate described in (i) above as of the effective date of such change. All interest charges shall be computed on the basis of a year of 360 days and actual days elapsed. Except as otherwise provided herein, (a) interest accrued on each LIBO Rate Loan shall be payable in arrears on the first day of each month hereafter, and
(b) interest accrued on the Base Rate Loans will be payable in arrears on the first day of each month hereafter.

          (b) Default Rate. Without limiting any of the foregoing, (i) if any of the Obligations owed hereunder are not paid when due (whether by acceleration or otherwise), then all of the Obligations shall bear interest at the Default Rate applicable thereto until so paid; and (ii) if any other Default or Event of Default occurs and the Majority Lenders in their discretion so elect, then, while any such Default or Event of Default is outstanding, all of the Obligations shall bear interest at the Default Rate applicable thereto.

          3.2  Conversion or Continuation.  (a)  Subject to the provisions of
Section 3.3, (i) the Parent shall have the option to convert all or any part of the outstanding Term Loans, and each Borrower shall have the option to convert all or any part of the outstanding Revolving Loans to such Borrower, in either case in a minimum amount of $5,000,000 and integral multiples of $5,000,000 in excess of that amount, from Base Rate Term Loans or Base Rate Revolving Loans to LIBOR Term Loans or LIBOR Revolving Loans, as the case may be, at any time;
(ii) the Parent shall have the option to convert all or any part of the outstanding Term Loans, and each Borrower shall have the option to convert all or any part of the outstanding Revolving Loans to such Borrower, from LIBOR Term Loans or LIBOR Revolving Loans to Base Rate Term Loans or Base Rate Revolving Loans, as the case may be, on the expiration of the Interest Period applicable thereto; and (iii) the Parent shall have the option, on the expiration of the Interest Period applicable to any outstanding LIBOR Term Loan, and each Borrower shall have the option, on the expiration of the Interest Period applicable to any outstanding LIBOR Revolving Loan to such Borrower, to continue all of such LIBOR Term Loan or all or any portion of such LIBOR Revolving Loan equal to $5,000,000 and integral multiples of $5,000,000 in excess of that amount, as a LIBOR Term Loan or LIBOR Revolving Loan, as applicable; provided, however, that no outstanding Loans may be converted into or continued as LIBO Rate Loans when any Default or Event of Default has occurred and is continuing. Any conversion or continuation made with respect to less than the entire outstanding balance of the Revolving Loans or Term Loans must be applied pro rata to the Revolving Loans or Term Loans, as applicable, according to the outstanding principal balance of each Revolving Loan or Term Loan.

          (b) Whenever any Borrower elects to convert or continue Loans under this Section 3.2, the Parent, for itself or as agent for either or both of the other Borrowers, shall deliver to the Agent a written notice substantially in the form of that attached hereto as Exhibit F (a "Notice of Conversion/ Continuation"), signed by an authorized officer of the Parent (i) no later than 11:00 a.m. (San Francisco, California time) two (2) Business Days in advance of the requested conversion date, in the case of a conversion into Base Rate Loans, and (ii) no later than 11:00 a.m (San Francisco, California time) four
(4) Business Days in advance of the requested conversion or continuation date, in the case of a conversion into, or continuation of, LIBO Rate Loans. The Notice of Conversion/Continuation shall specify (1) the applicable Borrower,
(2) the conversion or continuation date (which shall be a Business Day), (3) the amount and type of the Loans to be converted or continued, (4) the nature of the requested conversion or continuation, and (5) in the case of a conversion into, or continuation of, LIBO Rate Loans, the requested Interest Period. Promptly after receipt of a Notice of Conversion/Continuation pursuant to this Section 3.2(b), the Agent shall notify the Lenders by telecopy, telephone or other similar form of transmission, of the requested conversion or continuation. In the event that the Parent should fail to provide a Notice of Conversion/Continuation with respect to any LIBO Rate Loans as provided above, such Loans shall, on the last day of the Interest Period with respect to such Loans, convert to Base Rate Loans.

          (c) The officers of the Parent authorized to request Revolving Loans for the Parent or on behalf of either or both of the other Borrowers shall also be authorized to request a conversion or continuation for the Parent or on behalf of either or both of the other Borrowers. The Agent shall be entitled to rely on such officers' authority until the Agent is notified to the contrary in writing pursuant to Section 2.2(c). The Agent shall have no duty to verify the identity of any individual representing himself as one of the officers authorized to make such request on behalf of any Borrower. The Agent shall incur no liability to any Borrower in acting upon any notice referred to in this Section 3.2, which notice the Agent believes in good faith to have been given by an officer authorized to make such requests on behalf of such Borrower, or for otherwise acting in good faith under this Section 3.2 and, upon such conversion or continuation by the Agent and the Lenders in accordance with this Agreement, the applicable Borrower shall have effected the conversion or continuation of the applicable Loans hereunder.

          (d) Any Notice of Conversion/Continuation for conversion to, or continuation of, Loans made pursuant to this Section 3.2 shall be irrevocable and the applicable Borrower shall be bound to convert or continue in accordance therewith.

          3.3 Special Provisions Governing LIBO Rate Loans. Notwithstanding any other provisions to the contrary contained in this Agreement, the following provisions shall govern with respect to LIBO Rate Loans as to the matters covered:

          (a) Amount of LIBO Rate Loans. Each continuation of or conversion to LIBOR Term Loans, and each election of, continuation of or conversion to LIBOR Revolving Loans, shall be in a minimum amount of $5,000,000 and in integral multiples of $5,000,000 in excess of that amount.

          (b) Determination of Interest Period. By giving notice as set forth in Section 3.2(b), the Parent, for itself or on behalf of either or both of the other Borrowers, shall have the option, subject to the other provisions of this
Section 3.3, to specify whether the Interest Period for such LIBO Rate Loan shall be a period of one, two, three or four months (or, if available, as determined by all of the Lenders, six or twelve months). The determination of Interest Periods shall be subject to the following provisions:

          (i) In the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires.

          (ii) If any Interest Period would otherwise expire on a day which is not a Business Day, the Interest Period shall be extended to expire on the next succeeding Business Day; provided, however, that if the next succeeding Business Day occurs in the following calendar month, then such Interest Period shall expire on the immediately preceding Business Day.

          (iii) No Borrower may select an Interest Period for any LIBO Rate Loan, which Interest Period expires later than the fifth Anniversary Date.

          (iv) No Borrower may select an Interest Period with respect to any portion of the Term Loans which extends beyond an installment payment date for the Term Loans unless, after giving effect to such election, the portion of the Term Loans not subject to Interest Periods ending after such installment payment date is equal to or greater than the principal due on such installment payment date.

          (v) There shall be no more than five (5) Interest Periods in effect at any one time.

          (c) Determination of Interest Rate. As soon as practicable after 11:00 a.m. (San Francisco, California time) on the LIBOR Interest Rate Determination Date, the Agent shall determine (which determination shall, absent manifest error, be presumptively correct) the Interest Rate for the LIBO Rate Loans for which an Interest Rate is then being determined and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the applicable Borrower. In the event that on any LIBOR Interest Rate Determination Date the Agent shall have determined (which determination shall, absent manifest error, be presumptively correct and binding upon all parties) that:

          (i) adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the LIBO Rate then being determined is to be fixed; or

          (ii) the LIBO Rate for any Interest Period for such Loans will not adequately reflect the cost to any Lender of making, funding or maintaining its LIBO Rate Loan for such Interest Period, the Agent shall forthwith so notify the Borrowers and the Lenders, whereupon:

          (A) each LIBO Rate Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan; and

          (B) the obligation of the Lenders to make, or to convert Loans into, LIBO Rate Loans shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

          (d) Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Public Authority asserts that it is unlawful, for any Lender to perform its obligations hereunder to make LIBO Rate Loans or to fund or maintain LIBO Rate Loans hereunder, (i) the obligation of the Lenders to make, or to convert Loans into or to continue Loans as, LIBO Rate Loans shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist and (ii) the Borrowers shall on the termination of the Interest Period than applicable thereto, or on such earlier date required by law, prepay in full all LIBO Rate Loans then outstanding together with accrued interest thereon, or convert all such LIBO Rate Loans into Base Rate Loans in accordance with Section 3.2.

          (e) Increased Costs. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the LIBOR Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Public Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining LIBO Rate Loans, then the Borrowers agree that they shall, from time to time, upon demand by such Lender, pay to such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrowers by such Lender, shall, absent manifest error, be rebuttably presumptive evidence of the correctness of such amount.

          (f) Compensation. In addition to such amounts as are required to be paid by the Borrowers pursuant to the other Sections of this Article 3, each Borrower agrees to compensate any Lender for all losses, expenses and liabilities, including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender's LIBO Rate Loans to the Borrowers, which such Lender may sustain (i) if for any reason a funding of any LIBO Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, or a successive Interest Period does not commence after notice therefor is given pursuant to Section 3.2, (ii) if any voluntary or mandatory prepayment of any LIBO Rate Loans occurs for any reason on a date which is not the last scheduled day of an Interest Period,
(iii) as a consequence of any required conversion of LIBO Rate Loans to Base Rate Loans as a result of any of the events indicated in Section 3.3(d), or
(iv) as a consequence of any other failure by any Borrower to repay LIBO Rate Loans when required by the terms of this Agreement.

          (g) Booking of LIBO Rate Loans. The Lenders may make, carry or transfer LIBO Rate Loans at, to, or for the account of, any of their respective branch offices or the office of any of their respective affiliates.

          (h) LIBO Rate Loans After Event of Default. Unless the Majority Lenders shall otherwise agree, after the occurrence of and during the continuance of any Event of Default, no Borrower may borrow Revolving Loans as LIBO Rate Loans or elect to have any Loans continued as, or converted to, LIBO Rate Loans after the expiration of any Interest Period then in effect for such Loans.

          3.4 Maximum Interest Rate. In no event shall any interest rate provided for hereunder exceed the maximum rate permissible for corporate borrowers under applicable law for loans of the type provided for hereunder (the "Maximum Rate"). If, in any month, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations under this Agreement, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section 3.4, have been paid or accrued if the interest rates otherwise set forth in this Agreement had at all times been in effect, then the Borrowers shall, to the extent permitted by applicable law, pay the Agent, for the account of the Lenders, an amount equal to the difference between (a) the lesser of (i) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued had the interest rates otherwise set forth in this Agreement, at all times, been in effect and (b) the amount of interest actually paid or accrued under this Agreement. In the event that a court determines that the Agent and/or any Lender has received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest, in the inverse order of maturity, and if there are no Obligations outstanding, the Agent and/or such Lender shall refund to the Borrowers such excess.

          3.5 Restructuring Fee. The Borrowers agree, on a joint and several basis, to pay the Agent, for the ratable account of the Lenders, on the Restructuring Date a restructuring fee (the "Restructuring Fee") in the amount of $200,000, which Restructuring Fee shall be fully earned by the Lenders on the Restructuring Date. The Agent, the Lenders and the Borrowers agree that the Restructuring Fee shall be financed by the Lenders as Revolving Loans.

          3.6 Facility Fee. The Borrowers agree, on a joint and several basis, to pay to the Agent, for the ratable account of the Lenders, a facility fee equal to one-half of one percent (0.50%) per annum on the average daily amount by which the Revolver Facility exceeded the sum of outstanding Revolving Loans and the undrawn amount of all outstanding Letters of Credit, payable on the first day of each month for the immediately preceding month and on the Termination Date for the period from the last date for which the facility fee was paid to and including the Termination Date. The facility fee shall be computed on the basis of a 360-day year for the actual number of days elapsed. As provided for in Section 5.9(c), all payments received by the Agent on account of Accounts or as proceeds of other Collateral shall be deemed to be credited to the applicable Borrower's loan account immediately upon receipt for purposes of calculating the facility fee pursuant to this Section 3.6.

          3.7 Servicing Fee. The Borrowers shall pay to the Agent, solely for its own account, a servicing fee in accordance with that certain Fee Agreement among the Agent and the Borrowers dated as of the Closing Date.

          3.8 Letter of Credit Fee. The Borrowers agree, on a joint and several basis, to pay to the Agent, for the ratable account of the Lenders, for each Letter of Credit, a fee (the "Letter of Credit Fee") equal to two percent (2.0%) per annum of the undrawn amount of each Letter of Credit issued for any Borrower's account at such Borrower's request, plus all out-of-pocket costs, fees and expenses incurred by the Agent in connection with the application for, issuance of, or amendment to any Letter of Credit, which costs, fees and expenses could include a "fronting fee" required to be paid by the Agent to such issuer for the assumption of the settlement risk in connection with the issuance of such Letter of Credit; provided, that the Borrowers shall not be required to pay to the Agent the amount of any "fronting fee" charged with respect to any trade or documentary Letter of Credit having an expiration date less than ninety (90) days from the date of issuance. Solely by way of information, the "fronting fee" charged by Bank of America as of the Closing Date in connection with letters of credit issued by it at the request of BABC is one-half of one percent (.50%) per annum of the undrawn amount of the applicable letter of credit, and the amount of such "fronting fee" is subject to change at any time. The Letter of Credit Fee shall be payable in advance
(1) upon the issuance of each Letter of Credit for the number of days remaining in the month during which such Letter of Credit was issued and (2) thereafter, monthly, on the first day of each month during which each such Letter of Credit remains outstanding. The Letter of Credit Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

          3.9 Audit Fees. The Borrowers agree, on a joint and several basis, to pay to (a) BNY, solely for its own account, and (b) the Agent, solely for its own account, all costs and fees reasonably incurred by BNY's and the Agent's respective internal auditors in connection with audits of the Borrowers performed by such auditors during the term of this Agreement; provided, that prior to the occurrence of an Event of Default, neither BNY nor the Agent shall be entitled to reimbursement for any such costs and fees incurred in connection with audits in excess of four (4) per year, and BNY shall be entitled to reimbursement for not more than one (1) auditor per day and only in the event that such auditor accompanied the Agent on the applicable audit. Each auditor of BNY and of the Agent shall be billed at a rate of $500 per day plus reasonably incurred out-of-pocket expenses (including travel expenses).

          3.10 Performance Fees. On or prior to March 31, 1998, the Borrowers agree, on a joint and several basis, to pay the Agent, for the ratable account of the Lenders, a performance fee determined in accordance with the following table:

          Consolidated Earnings
          for Fiscal Year
          Ending December 31, 1997           Performance Fee

          Greater than or equal to
          $2,700,000                         $0

          Greater than or equal to
          $2,200,000 but less than
          $2,700,000                         $175,000

          Less than $2,200,000                    $550,000



     ARTICLE 4

     PAYMENTS AND PREPAYMENTS

          4.1 Revolving Loans. The Borrowers shall repay the outstanding principal balance of the Revolving Loans, plus all accrued but unpaid interest thereon, on the Termination Date. The Borrowers may prepay Revolving Loans at any time, and reborrow subject to the terms of this Agreement; provided, however, that with respect to any LIBOR Revolving Loans prepaid by any Borrower prior to the expiration date of the Interest Period applicable thereto, such Borrower agrees to pay to the Lenders the amounts described in Section 3.3(f). In addition, and without limiting the generality of the foregoing, the Borrowers shall pay to the Agent, for the account of the Lenders, (a) the amount by which the sum of outstanding Revolving Loans, the aggregate amount of Pending Revolving Loans, the aggregate undrawn amounts of all outstanding Letters of Credit and the amount of all unpaid reimbursement obligations with respect to the Letters of Credit exceeds the Maximum Revolver Amount (but without duplication), and (b) the amount by which the sum of outstanding Revolving Loans to a Borrower, the aggregate amount of Pending Revolving Loans to such Borrower, the aggregate undrawn amounts of all outstanding Letters of Credit issued for the account of such Borrower and the amount of all unpaid reimbursement obligations with respect to the Letters of Credit issued for the account of such Borrower exceeds the Individual Maximum Revolver Amount with respect to such Borrower, any such amount described in the foregoing clause (a) or (b) to be payable upon demand.

          4.2 Termination of Revolver Facility. The Borrowers may terminate the Revolver Facility in whole, but not in part, upon at least five (5) Business Days' notice to the Agent and the Lenders, upon (a) the payment in full of all outstanding Revolving Loans, together with accrued interest thereon, and the cancellation of all outstanding Letters of Credit, (b) the prepayment in full of the Term Loans, together with accrued interest thereon,
(c) the payment of the early termination fee set forth in the next sentence, and (d) with respect to any LIBO Rate Loans prepaid in connection with such termination prior to the expiration date of the Interest Period applicable thereto, the payment of the amounts described in Section 3.3(f). If the Revolver Facility is terminated at any time prior to the fourth Anniversary Date, whether pursuant to this Section or pursuant to Section 10.2, the Borrowers shall pay to the Agent, for the account of the Lenders, an early termination fee determined in accordance with the following table:

          Period during which                              Early
          early termination                  Termination
                 occurs                                          Fee

          On or prior to September 7, 1999        $950,000


          After September 7, 1999
          but on or prior to
          September 7, 2001                            $750,000


          4.3 Repayment of the Term Loans. The Parent agrees to repay the principal of the Term Loans to the Agent, for the account of the Lenders, in accordance with the terms of the Term Loan Notes.

          4.4 Voluntary Prepayments of the Term Loans. The Parent may prepay the principal of the Term Loans in whole or in part, at any time and from time to time upon (a) at least five (5) Business Days' prior written notice to the Agent and the Lenders, and (b) payment of, with respect to any LIBOR Term Loans to be prepaid prior to the expiration date of the Interest Period applicable thereto, the amounts described in Section 3.3(f). All voluntary prepayments of the principal of the Term Loans shall be accompanied by the payment of all accrued but unpaid interest on the Term Loans to the date of prepayment. Any voluntary prepayment under this Section 4.4 of less than all of the outstanding principal of the Term Loans shall be applied to the installments of principal of the Term Loans in the inverse order of maturity.

          4.5 Mandatory Prepayments of the Term Loans. (a) The Parent shall prepay the entire unpaid principal balance of the Term Loans, and all accrued but unpaid interest thereon, upon the termination of this Agreement or the Revolver Facility for any reason. Prepayments on the Term Loans shall also be required to be made as provided in Sections 8.5 and 8.6.

          (b) Any prepayment under this Section 4.5 of less than all of the outstanding principal amount of the Term Loans shall be applied, based upon the Pro Rata Shares of the Lenders, to the installments of principal of the Term Loans in the inverse order of maturity. In connection with any such prepayment, if any LIBOR Term Loans are prepaid prior to the expiration date of the Interest Period applicable thereto, the Parent shall pay to the Lenders the amounts described in Section 3.3(f).

          4.6 Place and Form of Payments; Extension of Time. All payments of principal, interest, premium, and other sums due to the Agent or the Lenders shall be made at the Agent's address set forth in or specified pursuant to
Section 14.7. Except for proceeds received directly by the Agent, all such payments shall be made in immediately available funds. If any payment of principal, interest, premium, or other sum to be made hereunder becomes due and payable on a day other than a Business Day, the due date of such payment shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Interest Rate during such extension.

          4.7 Payments as Revolving Loans. All payments of principal, interest, reimbursement obligations in connection with Letters of Credit, fees, premiums and other sums payable hereunder, including all reimbursement for expenses pursuant to Section 14.6, may, at the option of the Agent, in its sole discretion, subject only to the terms of this Section 4.7, be paid from the proceeds of Revolving Loans made hereunder, whether made following a request by a Borrower pursuant to Section 2.2 or a deemed request as provided in this
Section 4.7. Each Borrower hereby irrevocably authorizes the Lenders to make Revolving Loans (including Settlement Loans by BABC or Agent Advances by the Agent), upon notice from the Agent as described in the next succeeding sentence, for the purpose of paying principal, interest, reimbursement obligations in connection with Letters of Credit, fees, premiums and other sums payable hereunder, including reimbursing expenses pursuant to Section 14.6, and agrees that all such Revolving Loans so made shall be deemed to have been requested by it pursuant to Section 2.2, as of the date of the aforementioned notice. The Agent shall request Revolving Loans on behalf of any Borrower as described in the immediately preceding sentence by notifying the Lenders (or BABC, in the case of a Settlement Loan) and the Parent, by telecopy, telephone or other similar form of transmission, of the amount and Funding Date of the requested Borrowing and that such Borrowing is being requested on the applicable Borrower's behalf pursuant to this Section 4.7. On the requested Funding Date, as applicable, the Lenders will make the requested Revolving Loans in accordance with the procedures and subject to the conditions specified in Section 2.2.

          4.8 Apportionment, Application and Reversal of Payments. Aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender) and payments of the fees shall, as applicable, be apportioned ratably among the Lenders. All payments shall be remitted to the Agent and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees, and all proceeds of Accounts or other Collateral received by the Agent, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, expense reimbursements or indemnities then due to the Agent or the Lenders from any Borrower; second, to pay interest due in respect of all Revolving Loans, including Settlement Loans and Agent Advances, and all unpaid reimbursement obligations in respect of Letters of Credit; third, to pay or prepay principal of the Settlement Loans and Agent Advances; fourth, to pay or prepay principal of the Revolving Loans (other than Settlement Loans and Agent Advances), with such payments to be applied first in satisfaction of any Revolving Loans which bear interest at a rate determined by reference to subsection 3.1(a)(iii), and to pay, prepay or provide cash collateral in respect of outstanding Letters of Credit or any unpaid reimbursement obligations in respect thereof, as applicable; fifth, to pay or prepay principal of the Term Loans; and sixth, to the payment of any other Obligation due to the Agent or any Lender by any Borrower. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by a Borrower, or unless an Event of Default is outstanding, neither the Agent nor any Lender shall apply any payments which it receives to any LIBOR Revolving Loan or LIBOR Term Loan, except (a) on the expiration date of the Interest Period applicable to any such LIBO Rate Loan, or (b) in the event, and only to the extent, that there are no outstanding Base Rate Revolving Loans or Base Rate Term Loans. The Agent shall promptly distribute to each Lender, pursuant to the applicable wire transfer instructions set forth in Section 13.11, or pursuant to such other instructions as such Lender may deliver to the Agent in writing, such funds as it may be entitled to receive. The Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

          4.9 Indemnity for Returned Payments. If after receipt of any payment of, or proceeds applied to the payment of, all or any part of the Obligations, the Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person, because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continue and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Agent or such Lender, and the Borrowers shall be liable to pay to the Agent, and hereby does indemnify the Agent and the Lenders and hold the Agent and the Lenders harmless for, the amount of such payment or proceeds surrendered. The provisions of this Section 4.9 shall be and remain effective notwithstanding any contrary action which may have been taken by the Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Agent's and the Lenders' rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 4.9 shall survive the termination of this Agreement.

          4.10 Increased Capital. If any Lender determines that compliance by such Lender with any guideline or request from any central bank or other Public Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender, or any corporation controlling such Lender, and such Lender reasonably determines that the amount of such capital is increased by or based upon its Commitment or its making or maintaining Loans hereunder, or its commitment to participate (as provided for in Section 2.4(f)) in any credit support or enhancement provided through the Agent in connection with the issuance of any Letter of Credit or to otherwise extend credit to the Borrowers hereunder, and other commitments of this type, then, upon demand by such Lender, the Borrowers agree to immediately pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to such Lender's commitment to participate (as provided for in Section 2.4(f)) in any credit support or enhancement provided through the Agent in connection with Letters of Credit or commitment to make Loans hereunder. A certificate as to the amount of such increased cost, submitted to the Borrowers by the applicable Lender shall, absent manifest error, be conclusive and binding on the Borrowers for all purposes.

          4.11 Register; Agent's and Lenders' Books and Records; Monthly Statements. Each Borrower agrees that the Register and each Lender's books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall, absent manifest error, constitute rebuttably presumptive proof thereof, irrespective of whether any Obligation is also evidenced by a promissory note or other instrument. The Agent will provide to the Borrowers a monthly statement of Loans, payments, and other transactions pursuant to this Agreement. Such statement shall be deemed correct, accurate, and binding on the Borrowers and an account stated (except for reversals and reapplications of payments made as provided in Section 4.8 and corrections of errors discovered by the Agent), unless the Borrowers notify the Agent in writing to the contrary within thirty (30) days after such statement is rendered. In the event a timely written notice of objections is given by the Borrowers, only the items to which exception is expressly made will be considered to be disputed by the Borrowers.


     ARTICLE 5

     COLLATERAL

          5.1 Grant of Security Interest. (a) (1) As security for all Obligations, the Parent hereby reaffirms its grant to the Agent, for the ratable benefit of the Secured Creditors, a continuing security interest in, lien on, and right of set-off against, all of the following property of the Parent, whether now owned or existing (subject to the qualifications and restrictions set forth below) or hereafter acquired or arising, regardless of where located:

          (i)       Accounts;

          (ii)      Inventory;

          (iii) to the extent acquired or arising after October 16, 1990, all of the following property of the Parent and interests in property of the
Parent:

                    (A) contract rights, letters of credit, Assigned Contracts, chattel paper, instruments, notes, documents, and documents of title;

                    (B)  General Intangibles;

                    (C)  Equipment;

                    (D) money, Securities (other than the capital stock of Laclede Chain) and other property of any kind of the Parent in the possession or under the control of the Agent or any Lender, any assignee of or participant in the Obligations, or a bailee of any such party or such party's affiliates;

                    (E) deposit accounts, credits and balances with and other claims against the Agent or any Lender or any of its affiliates or any other financial institution in which the Parent maintains deposits; and

                    (F) books, records and other property related to or referring to any of the foregoing, including, without limitation, books, records, account ledgers, data processing records, computer software and other property and General Intangibles at any time evidencing or relating to any of the foregoing; and

          (iv) accessions to, substitutions for and replacements, products and proceeds of any of the foregoing, including, but not limited to, proceeds of any insurance policies, claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing.

(2) As security for all Obligations, the Parent hereby grants to the Agent, for the ratable benefit of the Secured Creditors, a continuing security interest in, lien on, and right of set-off against, all of the following property of the Parent, whether now owned or existing (subject to the qualifications and restrictions set forth below) or hereafter acquired or arising, regardless of where located:

          (i) to the extent acquired or arising on or prior to October 16, 1990, all of the following property of the Parent and interests in property of the Parent:

               (A) contract rights, letters of credit, Assigned Contracts, chattel paper, instruments, notes, documents, and documents of title;

               (B)  General Intangibles;

               (C)  Equipment;

               (D) money, Securities (other than the capital stock of Laclede Chain) and other property of any kind of the Parent in the possession or under the control of the Agent or any Lender, any assignee of or participant in the Obligations, or a bailee of any such party or such party's affiliates;

               (E) deposit accounts, credits and balances with and other claims against the Agent or any Lender or any of its affiliates or any other financial institution in which the Parent maintains deposits; and

               (F) books, records and other property related to or referring to any of the foregoing, including, without limitation, books, records, account ledgers, data processing records, computer software and other property and General Intangibles at any time evidencing or relating to any of the foregoing; and

          (ii) accessions to, substitutions for and replacements, products and proceeds of any of the foregoing, including, but not limited to, proceeds of any insurance policies, claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing.

All of the foregoing, together with the Real Estate covered by any mortgage liens granted by the Parent to the Agent for the ratable benefit of the Secured Creditors and all other property of the Parent in which the Agent or any Lender may at any time be granted a Lien, is herein collectively referred to as the "Parent Collateral".

          (b) As security for all Obligations, Laclede Chain hereby reaffirms its grant to the Agent, for the ratable benefit of the Secured Creditors, a continuing security interest in, lien on, and right of set-off against, all of the following property of Laclede Chain, whether now owned or existing or hereafter acquired or arising, regardless of where located:

          (i)       Accounts;

          (ii)      Inventory;

          (iii) contract rights, letters of credit, Assigned Contracts, chattel paper, instruments, notes, documents, and documents of title;

          (iv)      General Intangibles;

          (v) money, Securities and other property of any kind of Laclede Chain in the possession or under the control of the Agent or any Lender, any assignee of or participant in the Obligations, or a bailee of any such party or such party's affiliates;

          (vi) deposit accounts, credits and balances with and other claims against the Agent or any Lender or any of its affiliates or any other financial institution in which Laclede Chain maintains deposits;

          (vii) books, records and other property related to or referring to any of the foregoing, including, without limitation, books, records, account ledgers, data processing records, computer software and other property and General Intangibles at any time evidencing or relating to any of the foregoing; and

          (viii) accessions to, substitutions for and replacements, products and proceeds of any of the foregoing, including, but not limited to, proceeds of any insurance policies, claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing.

All of the foregoing, together with all other property of Laclede Chain in which the Agent or any Lender may at any time be granted a Lien, is herein collectively referred to as the "Laclede Chain Collateral".

          (c) As security for all Obligations, Laclede Mid America hereby reaffirms its grant to the Agent, for the ratable benefit of the Secured Creditors, a continuing security interest in, lien on, and right of set-off against, all of the following property of Laclede Mid America, whether now owned or existing (subject to the qualifications and restrictions set forth below) or hereafter acquired or arising, regardless of where located:

          (i)       Accounts;

          (ii)      Inventory;

          (iii) contract rights, letters of credit, Assigned Contracts, chattel paper, instruments, notes, documents, and documents of title;

          (iv)      General Intangibles;

          (v)       Equipment;

          (vi) money, Securities and other property of any kind of Laclede Mid America in the possession or under the control of the Agent or any Lender, any assignee of or participant in the Obligations, or a bailee of any such party or such party's affiliates;

          (vii) deposit accounts, credits and balances with and other claims against the Agent or any Lender or any of its affiliates or any other financial institution in which Laclede Mid America maintains deposits;

          (viii) books, records and other property related to or referring to any of the foregoing, including, without limitation, books, records, account ledgers, data processing records, computer software and other property and General Intangibles at any time evidencing or relating to any of the foregoing; and

          (ix) accessions to, substitutions for and replacements, products and proceeds of any of the foregoing, including, but not limited to, proceeds of any insurance policies, claims against third parties, and condemnation or requisition payments with respect to all or any of the foregoing.

All of the foregoing, together with all other property of Laclede Mid America in which the Agent or any Lender may at any time be granted a Lien, is herein collectively referred to as the "Laclede Mid America Collateral".

          (d) As security for all Obligations, (i) the Parent executed and delivered to the Agent the Vandalia Mortgage to grant to the Agent, for the ratable benefit of the Secured Creditors, a continuing mortgage lien on the Real Estate located in Vandalia, Illinois and identified therein, (ii) the Parent shall execute and deliver to the Agent the Alton Mortgage, the Memphis Mortgage and the Parent Fremont Mortgage to grant to the Agent for the ratable benefit of the Secured Creditors, a continuing mortgage lien on its Real Estate located in Alton, Illinois, Memphis, Tennessee and Fremont, Indiana respectively, and identified in such Mortgages, and (iii) Laclede Mid America shall execute and deliver to the Agent the Fremont Mortgage to grant to the Agent for the ratable benefit of the Secured Creditors, a continuing mortgage lien on the Real Estate located in Fremont, Indiana, and identified in such Mortgage.

          (e) The Agent and the Lenders agree that the Agent shall execute and deliver such documentation as is required in order to effectuate the release of its Lien on any Equipment or Real Estate (including, without limitation, accessories to, substitutions or replacements for, and products or proceeds thereof) acquired by the Parent, Laclede Chain or Laclede Mid America after the Closing Date and (i) financed in whole with the proceeds of a substantially concurrent sale of any class of capital stock of the Parent or Laclede Mid America, provided, that any such sale of any capital stock of Laclede Mid America shall be limited to an amount not to exceed 10% of all capital stock of Laclede Mid America, as applicable; or (ii) financed by Debt secured by purchase money Liens encumbering such Equipment or Real Estate, provided, that such Debt is permitted by Section 8.13, the cost of the acquisition of such Equipment or Real Estate constitutes a Capital Expenditure permitted by Section 8.22, and the principal amount of Debt incurred for any such purchase of Equipment is not less than one hundred percent (100.0%) of the purchase price of such Equipment.

          (f) All of the Obligations shall be secured by all of the Collateral. The Agent may, subject to the provisions of Articles 12 and 13, in its sole discretion, (i) exchange, waive, or release any of the Collateral,
(ii) apply Collateral and direct the order or manner of sale thereof as the Agent may determine, and (iii) settle, compromise, collect, or otherwise liquidate any Collateral in any manner, all without affecting the Obligations or the Agent's or any Lender's right to take any other action with respect to any other Collateral.

          5.2 Perfection and Protection of Security Interest. Each Borrower shall, at its expense, perform all steps requested by the Agent at any time to perfect, maintain, protect, and enforce the Agent's Liens, including, without limitation: (a) executing and recording of the Mortgages and the Patent and Trademark Agreements and executing and filing financing or continuation statements, and amendments thereof, in form and substance satisfactory to the Agent; (b) delivering to the Agent the originals of all instruments, documents, and chattel paper, and all other Collateral of which the Agent determines it should have physical possession in order to perfect and protect the Agent's security interest therein, including the Intercompany Notes, duly pledged, endorsed or assigned to the Agent without restriction; (c) delivering to the Agent warehouse receipts covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued; (d) when an Event of Default exists, transferring Inventory to warehouses designated by the Agent;
(e) placing notations on such Borrower's books of account to disclose the Agent's security interest; (f) delivering to the Agent all letters of credit on which such Borrower is named beneficiary; and (g) taking such other steps as are deemed necessary or desirable by the Agent to maintain and protect the Agent's Liens. To the extent permitted by applicable law, the Agent may file, without the applicable Borrower's signature, one or more financing statements disclosing the Agent's Liens. Each Borrower agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

          If any Collateral is at any time in the possession or control of any warehouseman, bailee or any of a Borrower's agents or processors, then such Borrower shall notify the Agent thereof and shall notify such Person of the Agent's security interest in such Collateral and, upon the Agent's request, instruct such Person to hold all such Collateral for the Agent's account subject to the Agent's instructions. If at any time any Collateral is located on any operating facility of a Borrower which is not owned by such Borrower, then such Borrower shall obtain written waivers, in form and substance satisfactory to the Agent, of all present and future Liens to which the owner or lessor or any mortgagee of such premises may be entitled to assert against the Collateral.

          From time to time, each Borrower shall, upon the Agent's request, execute and deliver confirmatory written instruments pledging to the Agent, for the ratable benefit of the Secured Creditors, the Collateral with respect to such Borrower, but any Borrower's failure to do so shall not affect or limit the Agent's security interest or the Agent's other rights in and to the Collateral with respect to such Borrower. So long as this Agreement is in effect and until all Obligations have been fully satisfied, the Agent's Liens shall continue in full force and effect in all Collateral (whether or not deemed eligible for the purpose of calculating the Maximum Revolver Amount or as the basis for any advance, loan, extension of credit, or other financial accommodation).

          5.3 Location of Collateral. Each Borrower represents and warrants to the Agent and the Lenders that: (a) Schedule 5.3 is a correct and complete list of such Borrower's chief executive office, the location of its books and records, the locations of the Collateral with respect to such Borrower, and the locations of all of its other places of business; and (b) Schedule 5.3 correctly identifies any of such facilities and locations that are not owned by such Borrower and sets forth the names of the owners and lessors or sublessors of, and, to the best of such Borrower's knowledge, the holders of any mortgages on, such facilities and locations. Each Borrower covenants and agrees that it will not (i) maintain any Collateral with respect to such Borrower at any location other than those locations listed for such Borrower on Schedule 5.3,
(ii) otherwise change or add to any of such locations, or (iii) change the location of its chief executive office from the location identified in Schedule 5.3, unless it gives the Agent at least thirty (30) days' prior written notice thereof and executes any and all financing statements and other documents that the Agent requests in connection therewith. Without limiting the foregoing, each Borrower represents that all of its Inventory is, and covenants that all of its Inventory will be, located either (a) on premises owned by such Borrower, (b) on premises leased by such Borrower, provided that the Agent has received an executed landlord waiver from the landlord of such premises in form and substance satisfactory to the Agent, or (c) in a public warehouse, provided that the Agent has received an executed bailee letter from the applicable public warehouseman in form and substance satisfactory to the Agent.

          5.4 Title to, Liens on, and Sale and Use of Collateral. Each Borrower represents and warrants to the Agent and the Lenders and agrees with the Agent and the Lenders that: (a) all of the Collateral with respect to such Borrower is and will continue to be owned by such Borrower free and clear of all Liens whatsoever, except for Permitted Liens; (b) the Agent's Liens in the Collateral with respect to such Borrower will not be subject to any prior Lien except for those Permitted Liens, if any, specifically identified on Schedule 7.2; (c) such Borrower will use, store, and maintain the Collateral with respect to such Borrower with all reasonable care and will use such Collateral for lawful purposes only; and (d) such Borrower will not, without the Agent's prior written approval, sell, or dispose of or permit the sale or disposition of any of the Collateral with respect to such Borrower except for sales of Inventory in the ordinary course of business and sales of Equipment as permitted by Sections 5.11(c) or 8.9. The inclusion of proceeds in the Collateral shall not be deemed to constitute the Agent's or any Lender's consent to any sale or other disposition of the Collateral except as expressly permitted herein.

          5.5 Appraisals. Whenever a Default or Event of Default exists, and at such other times not more frequently than once a year as the Agent requests, each Borrower shall, at its expense and upon the Agent's request, provide the Agent with appraisals or updates thereof of any or all of the Collateral with respect to such Borrower from an appraiser, and prepared on a basis, satisfactory to the Agent.

          5.6 Access and Examination; Confidentiality. (a) The Agent, accompanied by any Lender which so elects, may at all reasonable times (and at any time when a Default or Event of Default exists) have access to, examine, audit, make extracts from or copies of and inspect any or all of each Borrower's records, files, and books of account and the Collateral, and discuss each Borrower's affairs with such Borrower's officers and management. Each Borrower will deliver to the Agent any instrument necessary for the Agent to obtain records from any service bureau maintaining records for such Borrower. The Agent may, and at the direction of the Majority Lenders shall, at any time when a Default or Event of Default exists, and at the Borrowers' expense, make copies of all of each Borrower's books and records, or require the Borrowers to deliver such copies to the Agent. The Agent may, without expense to the Agent, use such of the Borrowers' respective personnel, supplies, and premises as may be reasonably necessary for maintaining or enforcing the Agent's Liens.

          (b) The Agent and each Lender agree to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by any Borrower and provided to the Agent or such Lender by or on behalf of such Borrower, under this Agreement or any other Loan Document, and neither the Agent, nor such Lender nor any of their respective affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents, except to the extent that such information (i) was or becomes generally available to the public other than as a result of disclosure by the Agent or such Lender, or (ii) was or becomes available on a nonconfidential basis from a source other than such Borrower, provided that such source is not bound by a confidentiality agreement with such Borrower known to the Agent or such Lender; provided, however, that the Agent and any Lender may disclose such information (A) at the request or pursuant to any requirement of any Public Authority to which the Agent or such Lender is subject or in connection with an examination of the Agent or such Lender by any such Public Authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable requirement of law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Lender or their respective affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to the Agent's or such Lender's independent auditors, accountants, attorneys and other professional advisors;
(G) to any affiliate of the Agent or such Lender, or to any Participating Lender or assignee under any Assignment and Acceptance, actual or potential, provided that such affiliate, Participating Lender or assignee agrees to keep such information confidential to the same extent required of the Agent and the Lenders hereunder; and (H) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which such Borrower is party or is deemed party with the Agent or such Lender.

          5.7 Collateral Reporting. Each Borrower will provide the Agent with the following documents at the following times in form satisfactory to the
Agent: (a) on a weekly basis, or more frequently if requested by the Agent, a schedule of such Borrower's Accounts created since the last such schedule, prepared as of a date no more than five (5) Business Days prior to the delivery date of such schedule and accompanied by a current Borrowing Base Certificate;
(b) within two (2) Business Days following the receipt of remittances into such Borrower's lock-box or Payment Account, sufficient information to enable the Agent to properly apply remittances to the appropriate Borrower's account in the correct amount; (c) on a monthly basis, by the fifteenth (15th) day of each month for the immediately preceding calendar month, an aging of such Borrower's Accounts, together with a reconciliation to the previous month's aging of such Borrower's Accounts and to such Borrower's general ledger; (d) upon request, an aging of such Borrower's accounts payable; (e) on a monthly basis by the twentieth (20th) day of each month for the immediately preceding calendar month (or more frequently if requested by the Agent), Inventory reports by category, with additional detail showing additions to and deletions from the Inventory;
(f) upon request, copies of invoices in connection with such Borrower's Accounts, customer statements, credit memos, remittance advices and reports, deposit slips, shipping and delivery documents in connection with such Borrower's Accounts and for Inventory and Equipment acquired by such Borrower, purchase orders and invoices; (g) on a monthly basis, by the twenty-fifth
(25th) day of each month, a statement of the balance of each of the Intercompany Notes as of the last day of the immediately preceding calendar month; (h) such other reports as to the Collateral of such Borrower as the Agent or any Lender shall reasonably request from time to time; and (i) with the delivery of each of the foregoing, a certificate of an officer of such Borrower certifying as to the accuracy and completeness of the foregoing. If any of any Borrower's records or reports of the Collateral are prepared by an accounting service or other agent, each Borrower hereby authorizes such service or agent to deliver such records, reports, and related documents to the Agent, for distribution to the Lenders.

          5.8 Accounts. (a) Each Borrower hereby represents and warrants to the Agent and the Lenders, with respect to such Borrower's Accounts, that: (i) each existing Account represents, and each future Account will represent, a bona fide sale or lease and delivery of goods by such Borrower, or rendition of services by such Borrower, in the ordinary course of such Borrower's business;
(ii) each existing Account is, and each future Account will be, for a liquidated amount payable by the Account Debtor thereon on the terms set forth in the invoice therefor or in the schedule thereof delivered to the Agent, without any offset, deduction, defense, or counterclaim except those known to such Borrower and disclosed to the Agent and the Lenders pursuant to this Agreement; (iii) no payment will be received with respect to any Account, and no credit, discount, or extension, or agreement therefor will be granted on any Account, except as reported to the Agent and the Lenders in accordance with this Agreement; (iv) each copy of an invoice delivered to the Agent by a Borrower will be a genuine copy of the original invoice sent to the Account Debtor named therein; and (v) all goods described in each invoice will have been delivered to the Account Debtor and all services of such Borrower described in each invoice will have been performed.

          (b) No Borrower shall re-date any invoice or sale or make sales on extended dating beyond that customary in such Borrower's business or extend or modify any Account. If any Borrower becomes aware of any matter which may materially affect the collectibility of any Account, including information regarding the Account Debtor's creditworthiness, such Borrower will promptly so advise the Agent.

          (c) No Borrower shall accept any note or other instrument (except a check or other instrument for the immediate payment of money) with respect to any Account without the Agent's written consent. If the Agent consents to the acceptance of any such instrument, it shall be considered as evidence of the Account and not payment thereof and the applicable Borrower will promptly deliver such instrument to the Agent, endorsed by such Borrower to the Agent in a manner satisfactory in form and substance to the Agent.

          (d) Each Borrower shall notify the Agent promptly of any dispute or claim with an Account Debtor respecting an Eligible Account as to which the amount in dispute exceeds $250,000, and agrees to settle or adjust such dispute or claim at no expense to the Agent or any Lender. No discount, credit or allowance shall be granted to any such Account Debtor without the Agent's prior written consent, except for discounts, credits and allowances made or given in the ordinary course of such Borrower's business when no Event of Default exists hereunder. Each Borrower shall send the Agent a copy of each credit memorandum in excess of $50,000 as soon as issued. The Agent may, and at the direction of the Majority Lenders shall, at all times when an Event of Default exists hereunder, settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which the Agent or the Majority Lenders, as applicable, shall consider advisable and, in all cases, the Agent will credit the applicable Borrower's loan account with only the net amounts received by the Agent in payment of any Accounts.

          (e) If an Account Debtor returns any Inventory to any Borrower, then such Borrower shall promptly determine the reason for such return and shall issue a credit memorandum to the Account Debtor in the appropriate amount.
Each Borrower shall immediately report to the Agent any return involving an amount in excess of $50,000. Each such report shall indicate the reasons for the returns and the locations and condition of the returned Inventory. In the event any Account Debtor returns Inventory to any Borrower when an Event of Default exists, such Borrower shall: (i) hold the returned Inventory in trust for the Agent; (ii) segregate all returned Inventory from all of its other property; (iii) dispose of the returned Inventory solely according to the Agent's written instructions; and (iv) not issue any credits or allowances with respect thereto without the Agent's prior written consent. All returned Inventory shall be subject to the Agent's Liens thereon. Whenever any Inventory is returned, the related Account shall be deemed ineligible to the extent of the return and the Maximum Revolver Amount shall be adjusted accordingly.

          5.9 Collection of Accounts; Payments. (a) Each Borrower shall establish a lock-box service for collections of Accounts at a bank or banks mutually acceptable to the Agent and such Borrower and pursuant to documentation satisfactory to the Agent. The applicable Borrower shall instruct all Account Debtors to make all payments directly to the address or addresses established for such service. If, notwithstanding such instructions, the applicable Borrower receives any proceeds of Accounts, it shall receive such payments as the Agent's and the Lenders' trustee, and shall immediately deliver such payments to the Agent in their original form duly endorsed in blank or deposit them into a Payment Account, as the Agent may direct. All collections received in any such lock-box or Payment Account or directly by such Borrower, the Agent or any Lender, and all funds in any Payment Account or other account to which such collections are deposited, shall be the sole property of the Agent and the Lenders and subject to the Agent's and the Lenders' sole control. Laclede Mid America shall not be required to maintain a lock-box service or Payment Account separate from that of the Parent, until such time as the Agent may, in its discretion, so direct Laclede Mid America. The Agent or the Agent's designee may, at any time, notify obligors that the Accounts have been assigned to the Agent and of the Agent's security interest therein, and may collect them directly and charge the collection costs and expenses to the applicable Borrower's loan account as a Revolving Loan as described in Section 4.7. At the Agent's request, each Borrower shall execute and deliver to the Agent such documents as the Agent shall require to grant the Agent access to any post office box in which collections of Accounts are received.

          (b) If sales of Inventory are made for cash, the applicable Borrower shall immediately deliver to the Agent or deposit into a Payment Account of such Borrower the identical checks, cash, or other forms of payment which such Borrower receives.

          (c) All payments received by the Agent on account of Accounts or as proceeds of other Collateral will be the Agent's sole property and will be credited to the applicable Borrower's loan account (conditional upon final collection) after allowing one (1) Business Day for collection; provided, however, that such payments shall be deemed to be credited to the applicable Borrower's loan account immediately upon receipt for purposes of (i) determining Availability and Individual Availability, (ii) calculating the facility fee pursuant to Section 3.6, and (iii) calculating the amount of interest accrued thereon solely for purposes of determining the amount of interest to be distributed by the Agent to the Lenders.

          5.10 Inventory. (a) Each Borrower represents and warrants to the Agent and the Lenders and agrees with the Agent and the Lenders that all of the Inventory owned by such Borrower is and will be held for sale or lease, or to be furnished in connection with the rendition of services, in the ordinary course of such Borrower's business, and is and will be fit for such purposes. Each Borrower will keep its Inventory in good and marketable condition, at its own expense. No Borrower will, without the prior written consent of the Agent, acquire or accept any Inventory on consignment or approval. Each Borrower agrees that all Inventory will be produced in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations, and orders thereunder. No Borrower will sell any Inventory on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis.

          (b) Each Borrower will conduct a physical count of its Inventory constituting pipe not less frequently than once every four (4) months, and shall upon request promptly supply the Agent, in sufficient copies for distribution by the Agent to each Lender, with a copy of such count accompanied by a report of the value of such inventory (valued at the lower of cost or market value). Each Borrower will maintain such perpetual inventory reporting systems as are in place on the Closing Date.

          5.11 Equipment. (a) The Parent represents and warrants to the Agent and the Lenders that it has delivered to the Agent and the Lenders, prior to the Restructuring Date, a complete and accurate list of the Parent's Equipment owned by the Parent on the Restructuring Date. The Parent shall, upon the Agent's request from time to time after the Closing Date, provide to the Agent and the Lenders an update of such list, and each of the other Borrowers shall, upon the Agent's request from time to time after the Restructuring Date, provide to the Agent and the Lenders a list with respect to its Equipment, in a similar format to that described in the immediately preceding sentence. Each Borrower represents and warrants to the Agent and the Lenders and agrees with the Agent and the Lenders that all of the Equipment owned by such Borrower is and will be used or held for use in such Borrower's business, and is and will be fit for such purposes. Each Borrower shall keep and maintain its Equipment in good operating condition and repair (ordinary wear and tear excepted) and shall make all necessary replacements thereof.

          (b) Each Borrower shall promptly inform the Agent of any material additions to or deletions from the Equipment. No Borrower shall permit any Equipment (i) consisting of Collateral to become a fixture with respect to real property or to become an accession with respect to other personal property with respect to which real or personal property the Agent does not have a Lien, (ii) not consisting of Collateral to become a fixture with respect to real property or to become an accession with respect to other personal property with respect to which real or personal property the Agent has a Lien. No Borrower will, without the Agent's prior written consent, alter or remove any identifying symbol or number on any of such Borrower's Equipment consisting of Collateral.

          (c) No Borrower shall, without the Agent's prior written consent, sell, lease as a lessor, or otherwise dispose of any of such Borrower's Equipment, except as permitted in Section 8.9; provided, however, that the Parent and its Subsidiaries may dispose of obsolete or unusable Equipment having an orderly liquidation value no greater than $500,000 in the aggregate in any Fiscal Year, or $1,500,000 in the aggregate during the term of this Agreement, without the Agent's consent, subject to the conditions set forth in the next sentence. In the event any of such Equipment is sold, transferred or otherwise disposed pursuant to the proviso contained in the immediately preceding sentence, (1) if such sale, transfer or disposition is effected without replacement of such Equipment, or such Equipment is replaced by Equipment leased by the applicable Borrower or by Equipment purchased by such Borrower subject to a Lien, then such Borrower shall deliver all of the cash proceeds of any such sale, transfer or disposition to the Agent, which proceeds shall be applied, ratably, to the reduction of the Term Loans (applying such proceeds ratably to the installments of the Term Loans in the inverse order of maturity), or (2) if such sale, transfer or disposition is made in connection with the purchase by the applicable Borrower of replacement Equipment (other than Equipment subject to a Lien), then such Borrower shall use the proceeds of such sale, transfer or disposition to finance the purchase by such Borrower of such replacement Equipment and shall deliver to the Agent written evidence of the use of the proceeds for such purchase. All replacement Equipment purchased by the applicable Borrower shall be free and clear of all Liens, claims and encumbrances.

          5.12 Assigned Contracts. Each Borrower shall fully perform all of its obligations under each of such Borrower's Assigned Contracts, and shall enforce all of its rights and remedies thereunder as it deems appropriate in its business judgment; provided, however, that no Borrower shall take any action or fail to take any action with respect to its Assigned Contracts which would result in a waiver or other loss of any material right or remedy of such Borrower thereunder. Without limiting the generality of the foregoing, each Borrower shall take all action necessary or appropriate to permit, and shall not take any action which would have any materially adverse effect upon, the full enforcement of all indemnification rights under its Assigned Contracts.
No Borrower shall, without the Agent's prior written consent, modify, amend, supplement, compromise, satisfy, release, or discharge any of its Assigned Contracts, any collateral securing the same, any Person liable directly or indirectly with respect thereto, or any agreement relating to any of its Assigned Contracts or the collateral therefor. Each Borrower shall notify the Agent in writing, promptly after such Borrower becomes aware thereof, of any event or fact which could give rise to a claim by it for indemnification under any of its Assigned Contracts, and shall diligently pursue such right and report to the Agent on all further developments with respect thereto. Each Borrower shall remit directly to the Agent for application to the Obligations in such order as the Majority Lenders shall determine, all amounts received by such Borrower as indemnification or otherwise pursuant to its Assigned Contracts. If any Borrower shall fail after the Agent's demand to pursue diligently any right under its Assigned Contracts, or if an Event of Default then exists, the Agent may, and at the direction of the Majority Lenders shall, directly enforce such right in its own or such Borrower's name and may enter into such settlements or other agreements with respect thereto as the Agent or the Majority Lenders, as applicable, shall determine. In any suit, proceeding or action brought by the Agent under any Assigned Contract for any sum owing thereunder or to enforce any provision thereof, the Borrowers shall indemnify and hold the Agent harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaims, recoupment, or reduction of liability whatsoever of the obligor thereunder arising out of a breach by the applicable Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing from such Borrower to or in favor of such obligor or its successors. All such obligations of the applicable Borrower shall be and remain enforceable only against such Borrower and shall not be enforceable against the Agent. Notwithstanding any provision hereof to the contrary, each Borrower shall at all times remain liable to observe and perform all of its duties and obligations under its Assigned Contracts, and the Agent's or any Lender's exercise of any of their respective rights with respect to the Collateral shall not release such Borrower from any of such duties and obligations. Neither the Agent nor any Lender shall be obligated to perform or fulfill any of any Borrower's duties or obligations under its Assigned Contracts or to make any payment thereunder, or to make any inquiry as to the nature or sufficiency of any payment or property received by it thereunder or the sufficiency of performance by any party thereunder, or to present or file any claim, or to take any action to collect or enforce any performance, any payment of any amounts, or any delivery of any property.

          5.13 Documents, Instruments, and Chattel Paper. Each Borrower represents and warrants to the Agent and the Lenders and agrees with the Agent and the Lenders that (a) all documents, instruments, and chattel paper describing, evidencing, or constituting Collateral with respect to such Borrower, and all signatures and endorsements thereon, are and will be complete, valid, and genuine and (b) all goods evidenced by such documents, instruments, and chattel paper are and will be owned by such Borrower free and clear of all Liens other than Permitted Liens.

          5.14 Right to Cure. The Agent may, in its discretion and at any time, and shall, at the direction of the Majority Lenders, for the Borrowers' account and at the Borrowers' expense, pay any amount or do any act required of any Borrower hereunder or requested by the Agent to preserve, protect, maintain or enforce the Obligations, the Collateral or the Agent's Liens therein, and which such Borrower fails to pay or do, including, without limitation, payment of any judgment against such Borrower, any insurance premium, any warehouse charge, any finishing or processing charge, any landlord's claim, and any other Lien upon or with respect to the Collateral. All payments that the Agent makes under this Section 5.14 and all out-of-pocket costs and expenses that the Agent pays or incurs in connection with any action taken by it hereunder shall be charged to the applicable Borrower's loan account as a Revolving Loan as described in Section 4.7. Any payment made or other action taken by the Agent under this Section 5.14 shall be without prejudice to any right to assert an Event of Default hereunder and to proceed thereafter as herein provided.

          5.15 Power of Attorney. Each Borrower hereby appoints the Agent and the Agent's designees as such Borrower's attorney, with power: (a) to endorse such Borrower's name on any checks, notes, acceptances, money orders, or other forms of payment or security that come into the Agent's or any Lender's possession; (b) to sign such Borrower's name on any invoice, bill of lading, warehouse receipt or other document of title relating to any Collateral, on drafts against customers, on assignments of Accounts, on notices of assignment, financing statements and other public records; (c) to notify the post office authorities, when an Event of Default exists, to change the address for delivery of such Borrower's mail to an address designated by the Agent and to receive, open and dispose of all mail addressed to the such Borrower; (d) to send requests for verification of accounts to customers or account debtors; (e) to clear Inventory, the purchase of which was financed with Letters of Credit, through customs in such Borrower's name, the Agent's name or the name of the Agent's designee, and to sign and deliver to customs officials powers of attorney in such Borrower's name for such purpose; and (f) to do all things necessary to carry out this Agreement. Each Borrower ratifies and approves all acts of such attorney. None of the Lenders or the Agent nor the attorneys will be liable for any acts or omissions or for any error of judgment or mistake of fact or law. This power, being coupled with an interest, is irrevocable until this Agreement has been terminated and the Obligations have been fully satisfied.

          5.16 The Agent's and Lenders' Rights, Duties and Liabilities. Each Borrower assumes all responsibility and liability arising from or relating to the use, sale or other disposition of the Collateral. Neither the Agent, nor any Lender, nor any of their respective officers, directors, employees or agents shall be liable or responsible in any way for the safekeeping of any of the Collateral, or for any loss or damage thereto, or for any diminution in the value thereof, or for any act of default of any warehouseman, carrier, forwarding agency or other person whomsoever, all of which shall be at the Borrowers' sole risk. The Obligations shall not be affected by any failure of the Agent or any Lender to take any steps to perfect the Agent's Liens or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release any Borrower from any of the Obligations. The Agent may, and at the direction of the Majority Lenders shall, without notice to or consent from any Borrower, sue upon or otherwise collect, extend the time for payment of, modify or amend the terms of, compromise or settle for cash, credit, or otherwise upon any terms, grant other indulgences, extensions, renewals, compositions, or releases, and take or omit to take any other action with respect to the Collateral, any security therefor, any agreement relating thereto, any insurance applicable thereto, or any Person liable directly or indirectly in connection with any of the foregoing, without discharging or otherwise affecting the liability of any Borrower for the Obligations or under this Agreement or any other agreement now or hereafter existing between the Agent and/or any Lender and any Borrower.


     ARTICLE 6

     BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES

          6.1 Books and Records. Each Borrower shall maintain, at all times, correct and complete books, records and accounts in which complete, correct and timely entries are made of its transactions in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 6.2(a). Each Borrower shall, by means of appropriate entries, reflect in such accounts and in all Financial Statements proper liabilities and reserves for all taxes and proper provision for depreciation and amortization of property and bad debts, all in accordance with GAAP. Each Borrower shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as the Agent or any Lender shall reasonably require, including, but not limited to, records of (a) all payments received and all credits and extensions granted with respect to the Accounts;
(b) the return, rejections, repossession, stoppage in transit, loss, damage, or destruction of any Inventory; and (c) all other dealings affecting the Collateral.

          6.2 Financial Information. The Borrowers shall promptly furnish to the Agent, in sufficient copies for distribution by the Agent to each Lender, all such financial information as the Agent or any Lender shall reasonably request, and notify its auditors and accountants that the Agent, on behalf of the Lenders, is authorized to obtain such information directly from them. Without limiting the foregoing, the Borrowers will furnish to the Agent, in sufficient copies for distribution by the Agent to each Lender, in such detail as the Agent or the Lenders shall request, the following:

          (a)  As soon as available, but in any event not later than ninety
(90) days after the close of each Fiscal Year, consolidated audited and consolidating unaudited balance sheets, and statements of income and expense, cash flow and of stockholders' equity for the Parent and its consolidated Subsidiaries for such Fiscal Year, and the accompanying notes thereto, setting forth in each case in comparative form figures for the previous Fiscal Year, all in reasonable detail, fairly presenting the financial position and the results of operations of the Parent and its consolidated Subsidiaries as at the date thereof and for the Fiscal Year then ended, and prepared in accordance with GAAP. Such statements shall be examined in accordance with generally accepted auditing standards by and, in the case of such statements performed on a consolidated basis, accompanied by a report thereon unqualified as to scope of independent certified public accountants selected by the Borrowers and reasonably satisfactory to the Agent. The Borrowers, simultaneously with retaining such independent public accountants to conduct such annual audit, shall send a letter to such accountants, with a copy to the Agent and the Lenders, notifying such accountants that one of the primary purposes for retaining such accountants' services and having audited financial statements prepared by them is for use by the Agent and the Lenders.

          (b)  As soon as available, but in any event not later than forty-five
(45) days after the end of each month, consolidated and consolidating unaudited balance sheets of the Parent and its consolidated Subsidiaries as at the end of such month, and consolidated and consolidating unaudited statements of income and expense and cash flow for the Parent and its consolidated Subsidiaries for such month and for the period from the beginning of the Fiscal Year to the end of such month, all in reasonable detail, fairly presenting the financial position and results of operations of the Parent and its consolidated Subsidiaries as at the date thereof and for such periods, and prepared in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 6.2(a). Such statements shall be certified to be correct by the chief financial or accounting officer of the Parent, subject to normal year-end adjustments.

          (c) With each of the audited Financial Statements delivered pursuant to Section 6.2(a), a certificate of the independent certified public accountants that examined such statement to the effect that they have reviewed and are familiar with this Agreement and that, in examining such Financial Statements, they did not become aware of any fact or condition which then constituted a Default or Event of Default, except for those, if any, described in reasonable detail in such certificate.

          (d) With each of the annual audited Financial Statements delivered pursuant to Section 6.2(a), and within forty-five (45) days after the end of each fiscal quarter, a certificate of the chief financial officer of the Parent
(i) setting forth in reasonable detail the calculations required to establish that the Borrowers were in compliance with the covenants set forth in Sections
8.22 through 8.25 during the period covered in such Financial Statements and as at the end thereof, and (ii) stating that, except as explained in reasonable detail in such certificate, (A) all of the representations and warranties of the Borrowers contained in this Agreement and the other Loan Documents are correct and complete in all material respects as at the date of such certificate as if made at such time, (B) the Borrowers are, at the date of such certificate, in compliance in all material respects with all of their respective covenants and agreements in this Agreement and the other Loan Documents, and (C) no Default or Event of Default then exists or existed during the period covered by such Financial Statements. If such certificate discloses that a representation or warranty is not correct or complete in all material respects, or that a covenant has not been complied with in all material respects, or that a Default or Event of Default existed or exists, such certificate shall set forth what action the applicable Borrower has taken or proposes to take with respect thereto.

          (e) Within forty-five (45) days after the end of each fiscal quarter, consolidated and consolidating projected balance sheets, statements of income and expense, and statements of cash flow for the Parent and its consolidated Subsidiaries as at the end of and for the then current fiscal quarter and as at the end of and for each of the succeeding three (3) fiscal quarters.

          (f) Within forty-five (45) days after the end of each fiscal quarter, a report of the Capital Expenditures of the Parent and its consolidated Subsidiaries for such quarter and a statement of cash flow for the Parent and its consolidated Subsidiaries for the period from the beginning of the then current Fiscal Year to the end of such quarter, prepared in accordance with GAAP applied consistently with the audited Financial Statements required to be delivered pursuant to Section 6.2(a).

          (g) Promptly after their preparation, copies of any all proxy statements, financial statements, and reports which any Borrower makes available to its stockholders.

          (h) Promptly after filing with the IRS, a copy of each tax return filed by the Parent or by any of its Subsidiaries.

          (i) As soon as available, and in any event at least thirty (30) days prior to the consummation of any Permitted Acquisition, written notice, and a description in reasonable detail, of such proposed Permitted Acquisition, together with all drafts of purchase agreements and related agreements, instruments and documents, and computations in form and substance satisfactory to the Agent and the Lenders demonstrating compliance, on a pro forma basis as if such Permitted Acquisition had been consummated as of the date one year prior to the end of the fiscal quarter ending immediately preceding the anticipated closing date for such Permitted Acquisition, with each financial covenant set forth in Sections 8.22 through 8.25.

          (j) Such additional information as the Agent and/or any Lender may from time to time reasonably request regarding the financial and business affairs of the Parent or any Subsidiary, including, without limitation, projections of future operations on both a consolidated and consolidating basis.

          6.3 Notices to the Lenders. The Borrowers shall notify the Agent, in writing, in sufficient copies for distribution by the Agent to each Lender, of the following matters at the following times:

          (a) Immediately after becoming aware thereof, any Default or Event of Default.

          (b) Immediately after becoming aware thereof, the assertion by the holder of any capital stock of any Borrower or of any Debt in an outstanding principal amount in excess of $100,000 that a default exists with respect thereto or that such Borrower is not in compliance with the terms thereof, or the threat or commencement by such holder of any enforcement action because of such asserted default or non-compliance.

          (c) Immediately after becoming aware thereof, any material adverse change in the Parent's or any Subsidiary's property, business, operations, or condition (financial or otherwise).

          (d) Immediately after becoming aware thereof, any pending or threatened action, suit, proceeding, or counterclaim by any Person, or any pending or threatened investigation by a Public Authority, which action, suit, proceeding, counterclaim or investigation seeks damages in excess of $500,000 (which amount shall not be fully covered by insurance), or which may otherwise materially and adversely affect the Collateral, the repayment of the Obligations, the Agent's or any Lender's rights under the Loan Documents, or the Parent's or any Subsidiary's property, business, operations, or condition (financial or otherwise).

          (e) Immediately after becoming aware thereof, any pending or threatened strike, work stoppage, material unfair labor practice claim, or other material labor dispute affecting any Borrower.

          (f) Immediately after receipt thereof, any written notice of any violation by the Parent or any of its Subsidiaries of any Environmental Law, or written notice that its compliance with any Environmental Law is being investigated by a Public Authority, where such violation or alleged non-compliance is reasonably likely to give rise to fines, penalties or liability in excess of $100,000.

          (g) Immediately after receipt thereof, any written notice that the Parent or any of its Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant or that the Parent or any Subsidiary is subject to investigation by any Public Authority evaluating whether any remedial action is needed to respond to the Release or threatened Release of any Contaminant which, in either case, is reasonably likely to give rise to liability in excess of $100,000.

          (h) Immediately after receipt thereof, any written notice of the imposition of any Environmental Lien against any property of the Parent or any of its Subsidiaries.

          (i) Any change in any Borrower's name, state of incorporation, or form of organization, trade names or styles under which such Borrower will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, in each case at least thirty (30) days prior thereto.

          (j) Within ten (10) Business Days after any Borrower or any ERISA Affiliate knows or has reason to know, that a Termination Event or a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred, and, when known, any action taken or threatened by the IRS, the DOL or the PBGC with respect thereto.

          (k) Upon request, or, in the event that such filing reflects a significant change with respect to the matters covered thereby, within three
(3) Business Days after the filing thereof with the PBGC, the DOL or the IRS, as applicable, copies of the following: (i) each annual report (form 5500 series), including Schedule B thereto, filed with the PBGC, the DOL or the IRS with respect to each Benefit Plan, (ii) a copy of each funding waiver request filed with the PBGC, the DOL or the IRS with respect to any Benefit Plan and all communications received by any Borrower or any ERISA Affiliate from the PBGC, the DOL or the IRS with respect to such request, and (iii) a copy of each other filing or notice filed with the PBGC, the DOL or the IRS, with respect to each Plan of either Borrower or any ERISA Affiliate.

          (l) Upon request, copies of each actuarial report for any Benefit Plan or Multiemployer Plan and annual report for any Multiemployer Plan; and within three (3) Business Days after receipt thereof by any Borrower or any ERISA Affiliate, copies of the following: (i) any notices of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer such Benefit Plan; (ii) any favorable or unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code; or (iii) any notice from a Multiemployer Plan regarding the imposition of withdrawal liability.

          (m) Within three (3) Business Days upon the occurrence thereof: (i) any changes in the benefits of any existing Plan which increase the Borrowers' annual costs with respect thereto by an amount in excess of $250,000, or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any ERISA Affiliate was not previously contributing; or (ii) any failure by any Borrower or any ERISA Affiliate to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment.

          (n) Within three (3) Business Days after any Borrower or any ERISA Affiliate knows or has reason to know that any of the following events has or will occur: (i) a Multiemployer Plan has been or will be terminated; (ii) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan; or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

For purposes of subsections (j) through (n) above, each Borrower and any ERISA Affiliate shall be deemed to know all facts known by the Administrator of any Plan of which such Borrower or any ERISA Affiliate is the plan sponsor.

          Each notice given under this Section shall describe the subject matter thereof in reasonable detail, and shall set forth the action that the Parent, its Subsidiary or any ERISA Affiliate, as applicable, has taken or proposes to take with respect thereto.


     ARTICLE 7

     GENERAL WARRANTIES AND REPRESENTATIONS

          Each Borrower warrants and represents to the Agent and the Lenders that:

          7.1 Authorization, Validity, and Enforceability of this Agreement and the Loan Documents. Such Borrower has the corporate power and authority to execute, deliver and perform this Agreement and the other Loan Documents, to incur the Obligations, and to grant to the Agent Liens upon and security interests in the Collateral with respect to such Borrower. Such Borrower has taken all necessary corporate action to authorize its execution, delivery, and performance of this Agreement and the other Loan Documents. No consent, approval, or authorization of, or declaration or filing with, any Public Authority, and no consent of any other Person, is required in connection with such Borrower's execution, delivery and performance of this Agreement and the other Loan Documents, except for those already duly obtained. Each of this Agreement and the other Loan Documents to which such Borrower is a party has been duly executed and delivered by such Borrower, and constitutes the legal, valid and binding obligation of such Borrower, enforceable against it in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally. Such Borrower's execution, delivery, and performance of this Agreement and the other Loan Documents do not and will not conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any Lien upon the property of such Borrower by reason of the terms of (a) any contract, mortgage, Lien, lease, agreement, indenture, or instrument to which such Borrower is a party or which is binding upon it, (b) any judgment, law, statute, rule or governmental regulation applicable to such Borrower, or (c) the Certificate or Articles of Incorporation or By-laws of such Borrower.

          7.2 Validity and Priority of Security Interest. The provisions of this Agreement, the Mortgages, and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Agent, for the ratable benefit of the Secured Creditors, and such Liens constitute perfected and continuing Liens on all the Collateral, having priority over all other Liens on the Collateral except those Permitted Liens specifically identified on Schedule 7.2, securing all the Obligations, and enforceable against the applicable Borrower and all third parties.

          7.3 Organization and Qualification. Such Borrower (a) is duly incorporated and organized and validly existing in good standing under the laws of, in the case of the Parent or Laclede Chain, the State of Delaware, and, in the case of Laclede Mid America, the State of Indiana, (b) is qualified to do business as a foreign corporation and is in good standing in the States of, in the case of the Parent, Illinois, Michigan, Missouri, Pennsylvania, Tennessee and West Virginia, and, in the case of Laclede Chain, California, Colorado, Missouri, New York, North Carolina and Oregon, and, in the case of Laclede Mid America, Missouri, which are the only states in which qualification is necessary in order for it to own or lease its property and conduct its business, and (c) has all requisite power and authority to conduct its business and to own its property.

          7.4 Corporate Name; Prior Transactions. Such Borrower has not, during the past five (5) years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property outside of the ordinary course of business, except as set forth on
Schedule 7.4.

          7.5 Subsidiaries and Affiliates. Laclede Consulting and Laclede Pipe have been merged with and into the Parent in accordance with applicable laws. Schedule 7.5 is a correct and complete list of the name and relationship to the Parent of each and all of the Parent's Subsidiaries and other Affiliates. Each Subsidiary is (a) duly incorporated and organized and validly existing in good standing under the laws of its state of incorporation set forth on Schedule 7.5, and (b) qualified to do business as a foreign corporation and in good standing in the states set forth opposite its name on
Schedule 7.5, which are the only states in which such qualification is necessary in order for it to own or lease its property and conduct its business.

          7.6 Financial Statements and Projections. (a) The Borrowers have delivered to the Agent and the Lenders the audited balance sheet and related statements of income, retained earnings, changes in financial position, and changes in stockholders equity for the Parent and its consolidated Subsidiaries as of December 31, 1996, and for the Fiscal Year then ended, accompanied by the report thereon of the Parent's independent certified public accountants, Deloitte & Touche. The Borrowers have also delivered to the Agent and the Lenders the unaudited balance sheet and related statements of income and changes in financial position for the Parent and its consolidated Subsidiaries as of June 30, 1997 and for the second quarter and six-month period then ended. Such financial statements are attached hereto as Exhibit C. All such financial statements have been prepared in accordance with GAAP and present accurately and fairly the financial position of the Parent and its consolidated Subsidiaries as at the dates thereof and their results of operations for the periods then ended.

          (b) The Latest Projections represent the Borrowers' best estimate of the future financial performance of the Parent and its consolidated Subsidiaries for the periods set forth therein. The Latest Projections have been prepared on the basis of the assumptions set forth therein, which the Borrowers believe are fair and reasonable in light of current and reasonably foreseeable business conditions.

          7.7 Capitalization. Prior to the Recapitalization, the Parent's authorized capital stock consists of (a) 5,000,000 shares of common stock, par value $13.33 per share, of which 4,056,140 shares are validly issued and outstanding, fully paid and non-assessable, and (b) 2,000,000 shares of the Redeemable Preferred Stock, of which 416,667 shares are validly issued and outstanding, fully paid and non-assessable. From and after the Recapitalization, the Parent's authorized capital stock shall consist of (1) 25,000,000 shares of common stock, par value $0.01 per share, and (2) the shares of the Convertible Preferred Stock (i) exchanged for shares of the Redeemable Preferred Stock and (ii) purchased pursuant to the Recapitalization. Laclede Chain's authorized capital stock consists of 3000 shares of common stock, par value $1.00 per share, of which 100 shares are validly issued and outstanding, fully paid and non-assessable, and are owned beneficially and of record by the Parent. Laclede Mid America's authorized capital stock consists of 1000 shares of common stock, par value $1.00 per share, of which 100 shares are validly issued and outstanding, fully paid and non-assessable, and are owned beneficially and of record by the Parent.

          7.8 Solvency. Each Borrower is Solvent prior to and after giving effect to the making of the Term Loans and the Revolving Loans to be made on each of the Closing Date and the Restructuring Date and the issuance of the Letters of Credit to be issued on each of the Closing Date and the Restructuring Date, if any, and shall remain Solvent during the term of this Agreement.

          7.9 Debt. After giving effect to the making of the Term Loans and the Revolving Loans to be made on the Closing Date, the Parent and its consolidated Subsidiaries have no Debt, except (a) the Obligations, (b) Debt described on Schedule 7.9, and (c) trade payables and other contractual obligations arising in the ordinary course of business since June 30, 1994.

          7.10 Distributions. Since December 31, 1993, no Distribution has been declared, paid, or made upon or in respect of any capital stock or other Securities of the Parent or any of its Subsidiaries, except as expressly permitted by Section 8.10.

          7.11 Title to Property. With respect to those locations listed as Premises owned by such Borrower on Schedule 7.12, such Borrower has good and marketable title in fee simple to such Premises, and such Borrower has good, indefeasible, and merchantable title to all of its other property (including, without limitation, the assets reflected on the June 30, 1997 Financial Statements delivered to the Agent and the Lenders, except as disposed of in the ordinary course of business since the date thereof or as otherwise expressly permitted hereby), free of all Liens except Permitted Liens.

          7.12 Real Estate; Leases. Schedule 7.12 sets forth a correct and complete list of all Real Estate owned by the Parent or any of its Subsidiaries, all leases and subleases of real or personal property by the Parent or its Subsidiaries as lessee or sublessee, and all leases and subleases of real or personal property by the Parent or its Subsidiaries as lessor, lessee, sublessor or sublessee. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists.

          7.13 Proprietary Rights. Schedule 7.13 sets forth a correct and complete list of all of the Proprietary Rights. None of the Proprietary Rights is subject to any licensing agreement or similar arrangement except as set forth on Schedule 7.13. To the best of such Borrower's knowledge, none of the Proprietary Rights infringes on or conflicts with any other Person's property, and no other Person's property infringes on or conflicts with the Proprietary Rights. The Proprietary Rights described on Schedule 7.13 constitute all of the property of such type necessary to the current and anticipated future conduct of such Borrower's business.

          7.14 Trade Names and Terms of Sale. All trade names or styles under which the Parent or any of its Subsidiaries will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, are listed on Schedule 7.4.

          7.15 Litigation. Except as set forth on Schedule 7.15, there is no pending or (to the best of such Borrower's knowledge) threatened, action, suit, proceeding, or counterclaim by any Person, or investigation by any Public Authority, or any basis for any of the foregoing, which may materially and adversely affect the Collateral, the repayment of the Obligations, the Agent's or any Lender's rights under the Loan Documents, or the property, business, operations, or condition (financial or otherwise) of the Parent or any of its Subsidiaries.

          7.16 Restrictive Agreements. Neither the Parent nor any of its Subsidiaries is a party to any contract or agreement, or subject to any charter or other corporate restriction, which affects its ability to execute, deliver, and perform the Loan Documents and repay the Obligations or which materially and adversely affects or, insofar as any Borrower can reasonably foresee, could materially and adversely affect, the property, business, operations, or condition (financial or otherwise) of the Parent or such Subsidiary, or would in any respect materially and adversely affect the Collateral, the repayment of the Obligations, the Agent's or any Lender's rights under the Loan Documents, or the property, business, operations, or condition (financial or otherwise) of the Parent or such Subsidiary.

          7.17 Labor Disputes. Except as set forth on Schedule 7.17, (a) there is no collective bargaining agreement or other labor contract covering employees of the Parent or any of its Subsidiaries, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement and (c) no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of the Parent or any of its Subsidiaries or for any similar purpose, and (d) there is no pending or (to the best of such Borrower's knowledge) threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting the Parent or its Subsidiaries or their employees.

          7.18  Environmental Laws.  Except as otherwise disclosed on Schedule
7.18:

          (a) Each of the Parent and its Subsidiaries is currently in material compliance with, and, to the best of its knowledge, has complied in all material respects with, all Environmental Laws applicable to its Premises and business, and neither the Parent nor any such Subsidiary nor any of its present Premises or operations, or to the best of such Borrower's knowledge, its past property or operations, are subject to any enforcement order from or liability agreement with any Public Authority or private Person respecting (i) material non-compliance with any Environmental Law or (ii) any material liabilities and costs or remedial action arising from the Release or threatened Release of a Contaminant.

          (b) Each of the Parent and its Subsidiaries has obtained all permits necessary for its current operation under Environmental Laws, and all such permits are in good standing and the Parent is and such Subsidiaries are in compliance in all material respects with all terms and conditions of such permits.

          (c) Neither the Parent nor any of its Subsidiaries, nor, to the best of such Borrower's knowledge, any of its predecessors in interest, has stored, treated or disposed of any hazardous waste on any Premises, as defined pursuant to 40 CFR Part 261 or any equivalent Environmental Law, so as to require issuance of a permit.

          (d) Neither the Parent nor any of its Subsidiaries has any contingent liability with respect to non-compliance with any Environmental Laws or any Release or threatened Release of a Contaminant or the generation, handling, use, storage, or disposal of any Contaminant, which contingent liability is reasonably likely to give rise to a violation of either of the covenants contained in Sections 8.24 or 8.25.

          (e) Neither the Parent nor any of its Subsidiaries has received any summons, complaint, order or similar written notice that it is not currently in compliance with, or that any Public Authority is investigating its compliance with, any Environmental Laws or that it is or may be liable to any other Person as a result of a Release or threatened Release of a Contaminant.

          (f) To the best of the Borrowers' knowledge, none of the present or past operations of the Parent and its Subsidiaries is the subject of any investigation by any Public Authority evaluating whether any material remedial action is needed to respond to a Release or threatened Release of a Contaminant.

          (g) There is not now, nor to the best of such Borrower's knowledge has there ever been on or in the Premises:

          (i) any underground storage tanks or surface impoundments,

          (ii) any asbestos containing material, or

          (iii) any polychlorinated biphenyls (PCB) used in hydraulic oils, electrical transformers or other equipment.

          (h) Within the last six (6) years, neither the Parent nor any of its Subsidiaries has filed any notice under any requirement of Environmental Law reporting a spill or accidental and unpermitted release or discharge of a Contaminant into the environment, which is reasonably likely to lead to material liabilities and costs.

          (i) Neither the Parent nor any of its Subsidiaries has entered into any negotiations or settlement agreements with any Person (including, without limitation, the prior owner of its property) imposing material obligations or liabilities on the Parent or any of its Subsidiaries with respect to any remedial action in response to the Release of a Contaminant or environmentally related claim.

          (j) None of the products manufactured, distributed or sold by the Parent or any of its Subsidiaries contain asbestos containing material.

          (k) No Environmental Lien has attached to any Premises of the Parent or any of its Subsidiaries.

          (l) For purposes of this Section 7.18 "material" shall mean costs or liabilities which could reasonably exceed $750,000.

          7.19 No Violation of Law. Neither the Parent nor any of its Subsidiaries is in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it which violation would in any respect materially and adversely affect the Collateral, the repayment of the Obligations, the Agent's or any Lender's rights under the Loan Documents, or the property, business, operations, or condition (financial or otherwise) of the Parent or any of its Subsidiaries.

          7.20 No Default. Neither the Parent nor any of its Subsidiaries is in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which the Parent or such Subsidiary is a party or by which it is bound, which default would materially and adversely affect the Collateral, the repayment of the Obligations, the Agent's or any Lender's rights under the Loan Documents, or the property, business, operations, or condition (financial or otherwise) of the Parent or any of its Subsidiaries. The Parent is in compliance with the terms, covenants, representations, warranties and conditions contained in Section 6.6 of the Solid Waste Bond Loan Agreement, and none of the Agent's Liens are of the type that would require, in accordance with clauses (vi) or (viii) of subsection (a) of such Section 6.6, or any other provision contained in the Solid Waste Bond Loan Agreement, that the Parent grant Liens on any of the Collateral on an equal basis to the "Issuer" (as such term is defined therein).

          7.21 ERISA. (a) Neither the Parent nor any of its Subsidiaries nor any ERISA Affiliate maintains or contributes to any Plan other than those listed on Schedule 7.21.

          (b) No Plan has been terminated or partially terminated or is insolvent or in reorganization, nor have any proceedings been instituted to terminate or reorganize any Plan.

          (c) Neither the Parent nor any of its Subsidiaries nor any ERISA Affiliate has any withdrawal liability, including contingent withdrawal liability, to any Benefit Plan pursuant to Title IV of ERISA.

          (d) Neither the Parent nor any of its Subsidiaries nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid.

          (e) No Benefit Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Code), whether or not waived.

          (f) Neither the Parent nor any of its Subsidiaries nor any ERISA Affiliate has breached any of the responsibilities, obligations or duties imposed on it by ERISA or regulations promulgated thereunder with respect to any Plan. Each Plan is in substantial compliance with ERISA, and neither the Parent nor any Subsidiary nor any ERISA Affiliate has received any notice asserting that a Plan is not in compliance with ERISA.

          (g) Each Plan which is intended to be a qualified Plan has been determined by the IRS to be qualified under Section 401(a) of the Code as currently in effect and each trust related to such Plan has been determined to be exempt from federal income tax under Section 501(a) of the Code.

          (h) Except as provided on Schedule 7.21, neither the Parent nor any of its Subsidiaries nor any ERISA Affiliate maintains or contributes to any employer welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA.

          (i) Schedule B to the most recent annual report filed with the IRS with respect to each Benefit Plan and furnished to the Lenders is complete and accurate. Since the date of each such Schedule B, there has been no adverse change in funding status or financial condition of the Benefit Plan relating to such Schedule B.

          (j) Neither the Parent nor any of its Subsidiaries nor any ERISA Affiliate has failed to make a required installment under subsection (m) of
Section 412 of the Code or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment.

          (k) Neither the Parent nor any of its Subsidiaries nor any ERISA Affiliate is required to provide security to a Plan under Section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the plan year.

          (l) Neither the Parent nor any of its Subsidiaries nor any ERISA Affiliate or fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code or (ii) has taken or failed to take any action which would constitute or result in a Termination Event.

          (m) Neither the Parent nor any of its Subsidiaries nor any ERISA Affiliate has failed to make a required contribution or payment to a Multiemployer Plan, nor has the Parent, any Subsidiary or any ERISA Affiliate made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan.

          (n) The Borrowers have given to the Agent and the Lenders copies of all of the following: each Benefit Plan and related trust agreement (including all amendments to such Plan and trust) in existence or committed to as of the date hereof and the most recent summary plan description, actuarial report, determination letter issued by the IRS and Form 5500 filed in respect of each such Benefit Plan in existence; a listing of all of the Multiemployer Plans with the aggregate amount of the most recent annual contributions required to be made by the Parent or any of its Subsidiaries or any ERISA Affiliate to each such Multiemployer Plan, any information which has been provided to either or an ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan and the collective bargaining agreement pursuant to which such contribution is required to be made; each employee welfare benefit plan within the meaning of
Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA, the most recent summary plan description for such plan and the aggregate amount of the most recent annual payments made to terminated employees under each such Plan.

          (o) Neither the Parent, nor any of its Subsidiaries nor any ERISA Affiliate has, or would reasonably be expected to have, any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA.

          7.22 Taxes. Each of the Parent and each of its Subsidiaries has filed all tax returns and other reports which it was required by law to file on or prior to the date hereof and has paid all taxes, assessments, fees, and other governmental charges, and penalties and interest, if any, against it or its property, income, or franchise, that are due and payable.

          7.23 Investment Act, Etc. Neither the Parent nor any of its Subsidiaries is an "investment company" nor an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. Sec. 80(a)(l), et seq.), nor is the Parent or any Subsidiary subject to any other state or federal regulation limiting its ability to incur Debt. The making of the Revolving Loans, the Term Loans, and other financial accommodations hereunder by the Agent and the Lenders, the application of the proceeds and repayment thereof by the Borrowers and the consummation of the other transactions contemplated by this Agreement and the Loan Documents do not violate any provisions of such laws or any rule, regulation or order issued by the Securities and Exchange Commission or other Public Authority thereunder.

          7.24 Public Utility Holding Company. Neither the Parent nor any of its Subsidiaries is a "holding company" or a "subsidiary company" of a "holding company" or an affiliate of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          7.25 Margin Securities. Neither the Parent nor any of its Subsidiaries owns any "margin security," as that term is defined in Regulations G and U of the Federal Reserve Board, and the proceeds of the Revolving Loans, the Term Loans, and the other financial accommodations made pursuant to this Agreement will be used only for the purposes contemplated hereunder. None of the Revolving Loans, the Term Loans, or the other financial accommodations hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any Debt or other Person's indebtedness which was originally incurred to purchase or carry any margin security, or for any other purpose which might cause any such loan or other financial accommodation to be considered a "purpose credit" within the meaning of Regulation G, U or X of the Federal Reserve Board. Such Borrower will neither take nor permit any agent acting on its behalf to take any action which might cause any transaction, obligation or right created by this Agreement, or any document or instrument delivered pursuant hereto, to violate any regulation of the Federal Reserve Board.

          7.26 Broker's Fees. No broker or finder is entitled to receive compensation for services rendered with respect to the transactions described in this Agreement, except a private placement fee in an amount not to exceed $1,356,250 payable by the Borrowers to SPP Hambro & Co. with respect to the transactions occurring on the Closing Date, which private placement fee has been paid in full.

          7.27 No Material Adverse Change. No material adverse change has occurred in property, business operations, or conditions (financial or otherwise) of the Parent or any of its Subsidiaries since December 31, 1993.

          7.28 Disclosure. Neither this Agreement nor any document or statement furnished to the Agent or any Lender by or on behalf of such Borrower hereunder contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

          7.29 Bank Accounts. Schedule 7.29 contains a complete and accurate list of all bank accounts maintained by such Borrower with any bank or other financial institution.


     ARTICLE 8

     AFFIRMATIVE AND NEGATIVE COVENANTS

          Each Borrower covenants to the Agent and each Lender that, so long as any of the Obligations remain outstanding or this Agreement is in effect:

          8.1 Taxes and Other Obligations. Such Borrower shall, and shall cause each of its Subsidiaries to, (a) file when due all tax returns and other reports which it is required to file, (b) pay, or provide for the payment, when due, of all taxes, fees, assessments and other governmental charges against it or upon its property, income and franchises, make all required withholding and other tax deposits, and establish adequate reserves for the payment of all such items, and provide to the Agent and the Lenders, upon request, satisfactory evidence of its timely compliance with the foregoing and (c) pay when due all claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, and all other indebtedness owed by it and perform and discharge in a timely manner all other obligations undertaken by it; provided, however, that neither the Parent nor any of its Subsidiaries need pay any tax, fee, assessment, governmental charge, or Debt, or discharge any other obligation, that it is contesting in good faith by appropriate proceedings diligently pursued, and for which adequate reserves are maintained, so long as no Lien, other than a Permitted Lien, results from such non-payment.

          8.2 Corporate Existence and Good Standing. Such Borrower shall maintain its corporate existence and its qualification and good standing in all states necessary to conduct its business and own its property, and shall obtain and maintain all licenses, permits, franchises and governmental authorizations necessary to conduct its business and own its property.

          8.3 Compliance with Law and Agreements. Such Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with each judgment, law, statute, rule, and governmental regulation applicable to it and each contract, mortgage, lien, lease, indenture, order, instrument, agreement, or document to which it is a party or by which it is bound.

          8.4 Maintenance of Property. Such Borrower shall, and shall cause each of its Subsidiaries to, maintain all of its property necessary and useful, in the judgment of such Borrower, in the conduct of its business, in good operating condition and repair, ordinary wear and tear excepted.

          8.5 Insurance. (a) Such Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance against loss or damage by fire with extended coverage; theft, burglary, pilferage and loss in transit; public liability and third party property damage; larceny, embezzlement or other criminal liability; business interruption; public liability and third party property damage; and such other hazards or of such other types as is customary for Persons engaged in the same or similar business, as the Agent, in its discretion, or acting at the direction of the Majority Lenders, shall specify, in amounts, and under policies acceptable to the Agent and the Majority Lenders. Without limiting the foregoing, such Borrower shall also maintain, and shall cause each of its Subsidiaries to maintain, flood insurance, in the event of a designation of the area in which any Real Estate is located as "flood prone" or a "flood risk area," as defined by the Flood Disaster Protection Act of 1973, in an amount to be reasonably determined by the Agent, and shall comply with the additional requirements of the National Flood Insurance Program as set forth in said Act.

          (b) Such Borrower shall cause the Agent, for the ratable benefit of the Secured Creditors, to be named in each such policy as secured party or mortgagee and loss payee or additional insured, in a manner acceptable to the Agent. Each policy of insurance shall contain a clause or endorsement requiring the insurer to give not less than thirty (30) days' prior written notice to the Agent in the event of cancellation of the policy for any reason whatsoever and a clause or endorsement stating that the interest of the Agent shall not be impaired or invalidated by any act or neglect of the Parent or any of its Subsidiaries or the owner of any premises for purposes more hazardous than are permitted by such policy. All premiums for such insurance shall be paid by the Borrowers when due, and certificates of insurance and, if requested by the Agent or any Lender, photocopies of the policies, shall be delivered to the Agent, in each case in sufficient quantity for distribution by the Agent to each of the Lenders. If such Borrower fails to procure such insurance or to pay the premiums therefor when due, the Agent may, and at the direction of the Majority Lenders shall, do so from the proceeds of Revolving Loans as described in Section 4.7.

          (c) Such Borrower shall promptly notify the Agent and the Lenders of any loss, damage, or destruction to the Collateral with respect to such Borrower or arising from its use, whether or not covered by insurance. The Agent is hereby authorized to collect all insurance proceeds directly, and to apply or remit them as follows:

          (i) With respect to insurance proceeds relating to property other than Collateral, after deducting from such proceeds the reasonable expenses, if any, incurred by the Agent in the collection or handling thereof, the Agent shall promptly remit to such Borrower such proceeds.

          (ii) With respect to insurance proceeds relating to Collateral other than Fixed Assets, after deducting from such proceeds the reasonable expenses, if any, incurred by the Agent in the collection or handling thereof, the Agent shall apply such proceeds, ratably, to the reduction of the Obligations in the order provided for in Section 4.8.

          (iii) With respect to insurance proceeds relating to Collateral consisting of Fixed Assets, after deducting from such proceeds the reasonable expenses, if any, incurred by the Agent in the collection or handling thereof, the Agent shall apply such proceeds, ratably, to the reduction of the Term Loans (applying such proceeds ratably to the installments of the Term Loans in the inverse order of maturity), or at the option of the Majority Lenders, may permit or require the applicable Borrower to use such money, or any part thereof, to replace, repair, restore or rebuild the relevant Fixed Assets in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction; provided, however, that so long as there does not then exist any Default or Event of Default, such Borrower shall be permitted to use insurance proceeds relating to Collateral consisting of Fixed Assets in an aggregate amount not to exceed $500,000 with respect to any occurrence, to replace, repair, restore or rebuild the relevant Fixed Assets, in the manner set forth in this sentence; and provided, further, that plans and specifications for any such repair or restoration shall be reasonably satisfactory to the Agent and the Majority Lenders, and shall be submitted to the Agent, in sufficient quantity for distribution by the Agent to the Lenders, prior to commencement of the work and shall be subject to the reasonable approval of the Agent and the Majority Lenders.

          8.6 Condemnation. (a) Such Borrower shall, immediately upon learning of the institution of any proceeding for the condemnation or other taking of any of its property, notify the Agent and the Lenders of the pendency of such proceeding, and agrees that the Agent may participate in any such proceeding, and such Borrower from time to time will deliver to the Agent all instruments reasonably requested by the Agent to permit such participation.

          (b) The Agent is hereby authorized to collect the proceeds of any condemnation claim or award directly, and to apply or remit them as follows:

          (i) With respect to condemnation proceeds relating to property other than Collateral, after deducting from such proceeds the reasonable expenses, if any, incurred by the Agent in the collection or handling thereof, the Agent shall remit to such Borrower such proceeds.

          (ii) With respect to condemnation proceeds relating to Collateral other than Fixed Assets, after deducting from such proceeds the reasonable expenses, if any, incurred by the Agent in the collection or handling thereof, the Agent shall apply such proceeds, ratably, to the reduction of the Obligations in the order provided for in Section 4.8.

          (iii) With respect to condemnation proceeds relating to Collateral consisting of Fixed Assets, after deducting from such proceeds the reasonable expenses, if any, incurred by the Agent in the collection or handling thereof, the Agent shall apply such proceeds, ratably, to the reduction of the Term Loans (applying such proceeds ratably to the installments of the Term Loans in the inverse order of maturity), or at the option of the Majority Lenders, may permit or require the applicable Borrower to use such money, or any part thereof, to replace, repair, restore or rebuild the relevant Fixed Assets in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the condemnation; provided, however, that so long as there does not then exist any Default or Event of Default, such Borrower shall be permitted to use proceeds relating to Collateral consisting of Fixed Assets in an aggregate amount not to exceed $100,000 with respect to any occurrence, to replace, repair, restore or rebuild the relevant Fixed Assets, in the manner set forth in this sentence; and provided, further, that plans and specifications for any such repair or restoration shall be reasonably satisfactory to the Agent and the Majority Lenders, and shall be submitted to the Agent, in sufficient quantity for distribution by the Agent to the Lenders, prior to commencement of the work and shall be subject to the reasonable approval of the Agent and the Majority Lenders.

          8.7 Environmental Laws. (a) Such Borrower shall, and shall cause each of its Subsidiaries to, conduct its business in material compliance with all Environmental Laws applicable to it, including, without limitation, those relating to the generation, handling, use, storage, and disposal of any Contaminant. Such Borrower shall, and shall cause each of its Subsidiaries to, take prompt and appropriate action to respond to any material non-compliance with Environmental Laws and shall regularly report to the Agent on such response.

          (b) Without limiting the generality of the foregoing, each Borrower shall submit to the Agent and the Lenders annually, commencing on the first Anniversary Date, and on each Anniversary Date thereafter, an update of the status of each environmental compliance or liability issue: (i) identified on
Schedule 7.18; and/or (ii) identified in any notification provided pursuant to Sections 6.3(f) or (g). To the extent that any matter reported pursuant to Sections 6.3(f) or (g) is reasonably likely to give rise to liabilities or costs in excess of $500,000, the Agent or any Lender may request copies of technical reports prepared by the applicable Borrower and its communications with any Public Authority, subject to the confidentiality provisions contained in Section 5.6, to determine whether such Borrower or any of its Subsidiaries is proceeding reasonably to correct, cure or contest in good faith any alleged non-compliance or environmental liability. If, in the reasonable determination of the Agent or the Majority Lenders, the applicable Borrower or any of its Subsidiaries is not proceeding reasonably, such Borrower shall, at the Agent's or the Majority Lenders' request and at such Borrower's expense, subject to the confidentiality provisions contained in Section 5.6: (a) cause such Borrower to retain an independent environmental engineer acceptable to the Agent or the Majority Lenders (which acceptance shall not be unreasonably withheld) to evaluate the site, including tests if appropriate, where the non-compliance or alleged non-compliance with Environmental Laws has occurred and prepare and deliver to the Agent, in sufficient quantity for distribution by the Agent to the Lenders, a report setting forth the results of such evaluation, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof, and (b) provide to the Agent and the Lenders a supplemental report of such engineer whenever the scope of the environmental problems, or the response thereto or the estimated costs thereof, shall change in any material respect.

          8.8 ERISA. (a) Such Borrower shall, and shall cause each of its ERISA Affiliates to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Code, all regulations and interpretations promulgated thereunder, and all other applicable laws and regulations.

          (b) Such Borrower shall not, and shall not permit any ERISA Affiliate, to:

          (i) Engage in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously been obtained from the DOL;

          (ii) Permit to exist any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) whether or not waived;

          (iii) Fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

          (iv) Terminate any Benefit Plan which would result in any liability of such Borrower or an ERISA Affiliate under Title IV of ERISA;

          (v) Fail to make any contribution or payment to any Multiemployer Plan which such Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

          (vi)  Fail to pay any required installment under section (m) of
Section 412 of the Code or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment; or

          (vii) Amend a Plan resulting in an increase in current liability for the plan year such that such Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Code.

          8.9 Mergers, Consolidations or Sales. (a) Neither the Parent nor any of its Subsidiaries shall enter into any transaction of merger, reorganization, or consolidation, or transfer, sell, assign, lease, or otherwise dispose of all or any part of its property, or wind up, liquidate or dissolve, or agree to do any of the foregoing, except (i) for sales of Inventory in the ordinary course of its business, (ii) for transfers, sales, assignment or leases by any Subsidiary of the Parent, other than Laclede Chain and Laclede Mid America, to any Borrower, of all or any part of its property, consented to in writing by the Majority Lenders, (iii) for mergers by any Subsidiary of the Parent with and into any Borrower, consented to in writing by the Majority Lenders, (iv) for sales by the Parent of its capital stock, (v) for sales by Laclede Mid America of its newly-issued capital stock in an amount not to exceed ten percent (10.0%) of all capital stock of Laclede Mid America outstanding after giving effect to such issuance, (vi) for sales by the Parent or any of its Subsidiaries of Fixed Assets, subject to compliance with the provisions of Section 8.9(b), and (vii) as otherwise expressly permitted under this Agreement, and (viii) for a sale by the Parent to SSC of the SSC Equipment, incident to consummation of the SSC Transaction, and (ix) for a sale by the Parent to Excaliber Tubular Corporation of the Parent's Inventory and Fixed Assets located at the Parent's Benwood, West Virginia tube mill facility.

          (b) Other than as provided in the proviso in Section 5.11(c), no sale or other disposition of Fixed Assets shall be permitted except a sale or other disposition complying with the terms of this Section 8.9(b). In the event that any Borrower intends to sell or otherwise dispose of any Fixed Asset consisting of Collateral, such Borrower shall give the Agent and the Lenders at least ten (10) Business Days' prior written notice of such sale. The Borrowers shall make prepayments of the Loans upon any sale or disposition, as set forth in this Section 8.9(b). Upon any such sale or other disposition, the entire amount of Net Proceeds shall be applied on the date of such sale or disposition to the repayment of Revolving Loans then outstanding. Upon such payment, a reserve shall automatically be created against the Maximum Revolver Amount and Individual Maximum Revolver Amount with respect to such Borrower (a "Fixed Asset Reserve") in an amount equal to such Net Proceeds. On any date on which the applicable Borrower shall have (i) acquired Replacement Assets, (ii) granted the Agent a valid perfected and first priority Lien on such Replacement Assets, and (iii) obtained an appraisal of the fair market value of such Replacement Assets (such appraised fair market value being referred to as the "Replacement Value") from an appraiser satisfactory to the Agent and the Lenders, such Fixed Asset Reserve shall be reduced (but not to below zero) by the Replacement Value of such Replacement Assets. On the first to occur of (A) the reduction of such Fixed Asset Reserve to zero pursuant to the preceding sentence, (B) the expiration of twelve (12) months from the date of the sale or disposition of such Fixed Assets, and (C) such earlier date as the applicable Borrower determines to terminate such Fixed Asset Reserve, the applicable Borrower shall make a prepayment on the Term Loans to the extent of the then existing Fixed Asset Reserve, to be applied to the principal installments of the Term Loans in the inverse order of their maturity.


          8.10 Distributions; Capital Change; Restricted Investments; Permitted Acquisitions. (a) Neither the Parent nor any of its Subsidiaries shall (A) directly or indirectly declare or make, or incur any liability to make, any Distribution, except Distributions to the Parent by its Subsidiaries,
(B) make any change in its capital structure which could materially and adversely affect the repayment of the Obligations, or (C) make any Restricted Investment; provided, that the Parent and its Subsidiaries may make Distributions and Restricted Investments constituting Permitted Acquisitions, provided there does not then exist any Default or Event of Default, in an amount not to exceed (i) fifty percent (50.0%) of the positive amount, if any, of Consolidated Net Earnings for any fiscal quarter, commencing with the fiscal quarter ending March 31, 1994, on a cumulative basis, minus one hundred percent (100.0%) of the negative amount, if any, of Consolidated Net Earnings for any fiscal quarter, commencing with the fiscal quarter ending March 31, 1994, on a cumulative basis, plus (ii) the sum of amounts received by the Parent or any of its Subsidiaries from and after the Closing Date, consisting of proceeds from the sale of shares of its capital stock or otherwise as contributions to the capital of the Parent or such Subsidiary, plus (iii) the sum of amounts received by the Parent or any of its Subsidiaries, on a cumulative basis from and after the Closing Date, consisting of proceeds arising from the maturation, sale or disposition of investments consisting of Restricted Investments, minus
(iv) the sum of Distributions and Restricted Investments made by the Parent or any of its Subsidiaries from and after the Closing Date pursuant to this proviso. In addition to the foregoing, the Parent may declare and pay dividends on the Convertible Preferred Stock to the extent dividends would have been permitted to be paid under that certain Indenture of Trust dated as of October 1, 1976, between the City of Alton, Illinois, and St. Louis Union Trust Company, as Trustee, as in effect on July 30, 1996, with respect to the Pollution Control Bonds. Nothing contained in this Section 8.10 or elsewhere in this Agreement shall be construed to permit the redemption by the Parent of any of the Redeemable Preferred Stock or Convertible Preferred Stock during the term of this Agreement.

          (b) Notwithstanding anything contained in this Agreement to the contrary, Permitted Acquisitions shall (i) not be hostile acquisitions, (ii) be made in accordance with all applicable laws and pursuant to agreements, instruments and documents of which copies shall have been delivered to the Agent and each Lender prior to such acquisition and which shall be acceptable in form and substance to the Agent and each Lender, and (iii) be of businesses with product lines that are (1) complementary to those of the Borrowers, or (2) sold through distribution channels similar to those through which the Borrowers' product lines are distributed. In addition, the Borrowers shall be in full compliance with all of the terms, conditions and covenants contained in this Agreement, and no Default or Event of Default shall have occurred and be continuing on the date of any proposed acquisition or would exist immediately after giving effect thereto. The Agent shall be granted a Lien on all capital stock acquired by any Borrower in connection with Permitted Acquisitions, pursuant to a pledge agreement in form and substance satisfactory to the Agent and the Lenders. In addition, any such Subsidiary of any Borrower acquired in connection with a Permitted Acquisition of capital stock shall execute and deliver to the Agent and the Lenders a guaranty and security agreement in form and substance satisfactory to the Agent and the Lenders, pursuant to which such Subsidiary shall guaranty the payment and performance of all of the Obligations and grant Liens on all of its assets to secure such guaranty.

          8.11 Transactions Affecting Collateral or Obligations. Neither the Parent nor any of its Subsidiaries shall enter into any transaction which materially and adversely affects the Collateral or any Borrower's ability to repay the Obligations.

          8.12 Guaranties. Neither the Parent nor any of its Subsidiaries shall make, issue, or become liable on any Guaranty, except (a) Guaranties in favor of the Agent, and (b) a Guaranty by the Parent, made on an unsecured basis and pursuant to documentation in form and substance satisfactory to the Agent and the Majority Lenders, of a loan in a principal amount not to exceed $2,000,000, to be extended to Laclede Mid America by Nissho Iwai American Corporation, or one of its affiliates, incident to improvements being undertaken by Laclede Mid America at its Fremont, Indiana plant, to facilitate the production of high tensile oil tempered wire for cold wound suspension springs.

          8.13 Debt. Neither the Parent nor any of its Subsidiaries shall incur or maintain any Debt, other than: (a) the Obligations; (b) trade payables and contractual obligations to suppliers and customers, and non-interest bearing current operating liabilities (as determined in accordance with GAAP), in each case incurred in the ordinary course of business; (c) Debt in a principal amount not to exceed $10,000,000 incurred to finance the purchase and implementation by the Parent of Equipment consisting of a new ladle furnace and related melt shop and rolling mill Equipment for the Parent's Alton steel mill plant located in Alton, Illinois, provided, that such Debt shall (i) have a final maturity not less than that of the Term Loans, (ii) have an average life of at least three years, (iii) contain covenants, including financial covenants, no more restrictive than those contained in this Agreement, and (iv) be incurred pursuant to documentation in form and substance otherwise satisfactory to the Majority Lenders; (d) Debt incurred to finance the purchase of additional Equipment or Real Estate constituting Capital Expenditures permitted by Section 8.22, so long as the aggregate amount of scheduled principal installments on such Debt in any Fiscal Year does not exceed fifty percent (50.0%) of the Capital Expenditures for such Fiscal Year; (e) Debt evidenced by the Intercompany Notes; (f) Debt subordinated, on terms satisfactory in form and substance to the Agent and the Lenders, to the Obligations; and (g) other Debt existing on the Closing Date and reflected in the Financial Statements attached hereto as Exhibit C; and (h) Debt in a principal amount not to exceed $2,000,000 incurred to Nissho Iwai American Corporation, or one of its affiliates, incident to improvements being undertaken by Laclede Mid America at its Fremont, Indiana plant to facilitate the production of high tensile oil tempered wire for cold wound suspension springs, provided, that such Debt shall (i) have a final maturity not less than that of the Term Loans, (ii) have an average life of at least three years,
(iii) contain covenants, including financing covenants, no more restrictive than those contained in this Agreement, and (iv) be incurred pursuant to documentation in form and substance otherwise satisfactory to the Majority Lenders.

          8.14 Prepayment. Neither the Parent nor any of its Subsidiaries shall voluntarily prepay any Debt, except the Obligations in accordance with the terms hereof.

          8.15  IRB Debt.

          (a) The Parent shall not amend or otherwise change the terms applicable to any IRB Debt in any manner adversely affecting the interests of the Lenders without the prior written consent of the Majority Lenders. The Parent shall not make any payment which would not have been made in the absence of an amendment or change of terms applicable to any IRB Debt unless such amendment or change has been approved by the Majority Lenders as provided in the preceding sentence.

          (b) The Parent shall deliver to the Lenders (i) a copy of each notice or other communication delivered by it or on its behalf to any trustee under any indenture for any IRB Debt, such delivery to be made at the same time and by the same means as such notice or other communication is delivered to such trustee, and (ii) a copy of each notice or other communication received by the Parent from any such trustee, such delivery to be made promptly after such notice or other communication is received by the Parent.

          8.16 Transactions with Affiliates. Except as set forth below, neither the Parent nor any of its Subsidiaries shall, sell, transfer, distribute, or pay any money or property, including, but not limited to, any fees or expenses of any nature (including, but not limited to, any fees or expenses for management services), except actual expenses incurred and approved in advance in writing by the Agent and the Majority Lenders, to any Affiliate, or lend or advance money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any property, of any Affiliate, or become liable on any Guaranty of the indebtedness, dividends, or other obligations of any Affiliate.
Notwithstanding the foregoing, the Borrowers may pay reasonable compensation to employees who are Affiliates, and, if no Event of Default has occurred and is continuing, the Parent and its Subsidiaries may engage in transactions in the ordinary course of business, in amounts and upon terms fully disclosed to the Agent and the Lenders, and no less favorable to the Parent or such Subsidiary than would obtain in a comparable arm's-length transaction with a third party who is not an Affiliate; provided, that with respect to (i) sales of Inventory by any Borrower to Ivaco or any of its affiliates, the amount owing with respect to which sales does not exceed, in the aggregate at any time outstanding, $250,000, or (ii) purchases of Inventory by any Borrower from Ivaco or any of its affiliates, the amount owing with respect to which purchases does not exceed, in the aggregate at any time outstanding, $100,000, the Borrowers shall not be required so to disclose such amounts or terms, so long as such transactions are engaged in the ordinary course of business and on such arm's-length basis. In addition, (a) the Parent may make or maintain outstanding certain loans or other advances to Laclede Chain and to Laclede Mid America under the Intercompany Notes, and (b) the Borrowers may permit Ivaco or any of its affiliates to obtain insurance on their respective behalf by virtue of their relationship as Affiliates of Ivaco in order to obtain more favorable rates and coverage from the relevant insurance carriers.

          8.17 Investment Banking and Finder's Fees. Neither the Parent nor any of its Subsidiaries shall pay or agree to pay, or reimburse any other party with respect to, any investment banking or similar or related fee, underwriter's fee, finder's fee, or broker's fee to any Person in connection with this Agreement, except a private placement fee in an amount not to exceed $1,356,250 payable by the Borrowers to SPP Hambro & Co. in connection with the transactions occurring on the Closing Date, which private placement fee has been paid in full. Each Borrower shall defend and indemnify the Agent and the Lenders against and hold them harmless from all claims of any Person for any such fees, and all costs and expenses (including without limitation, attorneys' fees) incurred by the Agent and/or any Lender in connection therewith.

          8.18 Business Conducted. Such Borrower shall not engage, directly or indirectly, in any line of business other than the businesses in which such Borrower is engaged on the Closing Date.

          8.19 Liens. Neither the Parent nor any of its Subsidiaries shall create, incur, assume, or permit to exist any Lien on any property now owned or hereafter acquired by any of them, except Permitted Liens.

          8.20 Sale and Leaseback Transactions. Except with respect to (i) Fixed Assets which do not consist of Collateral, and (ii) a sale by the Parent to SSC of the SSC Equipment, incident to consummation of the SSC Transaction, neither the Parent nor any of its Subsidiaries shall, directly or indirectly, enter into any arrangement with any Person providing for the Parent or such Subsidiary to lease or rent property that the Parent or such Subsidiary has sold or will sell or otherwise transfer to such Person.

          8.21 New Subsidiaries. Such Borrower shall not, directly or indirectly, organize, create, acquire or permit to exist any Subsidiary other than those listed on Schedule 7.5, except as a result of a Permitted Acquisition by such Borrower of one hundred percent (100.0%) of the capital stock of any Person.

          8.22 Capital Expenditures. Neither the Parent nor any of its Subsidiaries shall make or incur any Capital Expenditure if, after giving effect thereto, the aggregate amount of all Capital Expenditures by the Parent and its Subsidiaries on a consolidated basis would exceed (a) with respect to the Fiscal Year beginning January 1, 1995, $10,000,000, or (b) with respect to any subsequent Fiscal Year, the sum of (i) $10,000,000, plus (ii) the amount by which $10,000,000 exceeds all Capital Expenditures by the Parent and its Subsidiaries during the then immediately preceding Fiscal Year.

          8.23 Operating Lease Obligations. Except incident to consummation of the SSC Transaction, neither the Parent nor any of its Subsidiaries shall enter into any lease of real or personal property as lessee or sublessee (other than a Capital Lease), if, after giving effect thereto, the aggregate amount of Rentals (as hereinafter defined) payable by the Parent and its Subsidiaries on a consolidated basis in any Fiscal Year in respect of such lease and all such leases would exceed $4,000,000 (such amount being referred to herein as "Permitted Rentals"). The term "Rentals" means all payments due from the lessee or sublessee under a lease, including, without limitation, basic rent, percentage rent, property taxes, utility or maintenance costs, and insurance premiums.

          8.24 Consolidated Fixed Charge Coverage Ratio. The Borrowers will maintain a Consolidated Fixed Charge Coverage Ratio, determined as of the end of each period listed below, for the period indicated of not less than the ratio indicated opposite such period:

          Period                             Ratio

     01/01/97-06/30/97                       0.80 to 1.00
     01/01/97-09/30/97                       0.70 to 1.00
     01/01/97-12/31/97                       0.80 to 1.00
     01/01/98-03/31/98                       0.80 to 1.00
     01/01/98-06/30/98                       0.80 to 1.00
     01/01/98-09/30/98                       0.70 to 1.00
     01/01/98-12/31/98                       0.80 to 1.00
     01/01/99-03/31/99                       0.90 to 1.00
     01/01/99-06/30/99                       0.90 to 1.00
     01/01/99-09/30/99                       0.80 to 1.00
     01/01/99-12/31/99                       0.90 to 1.00
     01/01/00-03/31/00                       0.95 to 1.00
     01/01/00-06/30/00                       0.95 to 1.00
     01/01/00-09/31/00                       0.85 to 1.00
     01/01/00-12/31/00                       0.95 to 1.00


     and commencing on
     03/31/01 and as of the
     last day of each fiscal
     quarter in each Fiscal
     Year thereafter, for the
     twelve-month period
     ending on such date                     0.95 to 1.00

For purposes of this Section 8.24, the Consolidated Fixed Charge Coverage Ratio shall be calculated for fiscal periods of 1997 without giving effect to (i) the $1,000,000 prepayment of principal of the Term Loans made in connection with the sale on February 10, 1997 by the Parent of the Parent's Inventory and Fixed Assets located at the Parent's Benwood, West Virginia tube mill facility, (ii) $1,000,000 of year-to-date Clean Up Costs, (iii) the Restructuring Fee, or (iv) the performance fee referred to in Section 3.10.

          8.25 Consolidated Adjusted Net Worth. The Borrowers will maintain a Consolidated Adjusted Net Worth, determined as of the last day of each fiscal quarter in each Fiscal Year, in an amount which is not less than the sum of (a) the aggregate amount of any contributions to the capital of the Parent made after February 26, 1997 plus (b) the amount indicated opposite each of the following dates:

          Quarter Ending Date                Amount

               03/31/97                 $31,000,000
               06/30/97                 $31,000,000
               09/30/97                 $31,500,000
               12/31/97                 $32,250,000

Beginning with the fiscal quarter ending March 31, 1998, the Borrowers will maintain a Consolidated Adjusted Net Worth, calculated as of the last day of each fiscal quarter in each Fiscal Year, of not less than the sum of (a) the aggregate amount of any contributions to the capital of the Parent made after February 26, 1997, plus (b) $32,250,000, plus (c) an amount (to the extent greater than zero and without deduction for any losses) equal to fifty percent (50.0%) of Consolidated Net Earnings for the Fiscal Year ending on December 31, 1997, and fifty percent (50.0%) of the Consolidated Net Earnings for each Fiscal Year thereafter.

          8.26 Fiscal Year. The Parent and its Subsidiaries will maintain a Fiscal Year based upon a calendar year.

          8.27 Title Policies. (a) The Parent will not later than sixty (60) days following the Restructuring Date, provide the Agent with lender's title policies in form and substance satisfactory to the Agent for the Real Property subject to the Alton Mortgage, the Memphis Mortgage and the Parent Fremont Mortgage, which title policies shall reveal no Liens on such Real Property other than Permitted Liens.

          (b) Laclede Mid America will not later than sixty (60) days following the Restructuring Date, provide the Agent with a lender's title policy in form and substance satisfactory to the Agent for the Real Property subject to the Fremont Mortgage, which title policy shall reveal no Liens on such Real Property other than Permitted Liens.

          8.28 Further Assurances. Such Borrower shall execute and deliver, or cause to be executed and delivered, to the Agent and/or the Lenders such documents and agreements, and shall take or cause to be taken such actions, as the Agent may, from time to time, request to carry out the terms and conditions of this Agreement and the other Loan Documents.


     ARTICLE 9

     CONDITIONS OF LENDING

          9.1 Conditions Precedent to Each Loan. The obligation of the Lenders to make each Loan, including the Revolving Loans on the Restructuring Date and the Restructuring Date Term Loans, and the obligation of the Agent to cause to be issued any Letter of Credit and the obligation of the Lenders to participate in Letters of Credit, shall be subject to the further conditions precedent that on the date of any such extension of credit:

          (a) the following statements shall be true, and the acceptance by a Borrower of any extension of credit shall be deemed to be a statement to the effect set forth in clauses (i) and (ii), with the same effect as the delivery to the Agent and the Lenders of a certificate signed by the president and chief financial officer of such Borrower, dated the date of such extension of credit, stating that:

               (i) The representations and warranties contained in this Agreement and the other Loan Documents are correct in all material respects on and as of the date of such extension of credit as though made on and as of such date, except to the extent the Agent and the Lenders have been notified by any Borrower that any representation or warranty is not correct and the Majority Lenders have explicitly waived in writing compliance with such representation or warranty; and

               (ii) No event has occurred and is continuing, or would result from such extension of credit, which constitutes a Default or an Event of Default;

          (b) the Agent and the Lenders shall have received such other approvals, opinions or documents as they may reasonably request;

          (c) no order, judgment or decree of any Public Authority and no law, rule or regulation applicable to Lender shall purport by its terms to enjoin, restrain or otherwise prohibit the making of such Loan; and

          (d) Since December 31, 1993, no material adverse change shall have occurred with respect to the business, operations, assets or condition (financial or otherwise) of the Parent or any of its Subsidiaries;

provided, however, that the foregoing conditions precedent are not conditions to each Lender participating in or reimbursing BABC or the Agent for such Lenders' Pro Rata Share of any Settlement Loan or Agent Advance as provided in Sections 2.2(h), (j) and (k).

          9.2 Conditions Precedent to Making of Loans on and after the Restructuring Date. The obligation of the Lenders to make Revolving Loans on and after the Restructuring Date and to make the Restructuring Date Term Loans, and the obligation of the Agent to cause to be issued any Letter of Credit on or after the Restructuring Date and the obligation of the Lenders to participate in Letters of Credit issued on or after the Restructuring Date, are subject to the following conditions precedent having been satisfied on or prior to August 20, 1997 in a manner satisfactory to the Agent and the Lenders:

          (a) Each Borrower shall have performed and complied with all covenants, agreements and conditions contained herein which are required to be performed or complied with by such Borrower before or on the Restructuring Date.

          (b) All representations and warranties made hereunder shall be true and correct as of the Restructuring Date as if made on such date.

          (c) No Default or Event of Default shall exist on the Restructuring Date, or would exist after giving effect to the Loans to be made on such date.

          (d) The Agent and the Lenders shall have received a certificate dated the Restructuring Date and signed by the President or a Vice President of each Borrower certifying that the conditions specified in Sections 9.2(a) - (c) have been fulfilled.

          (e) The Agent and the Lenders shall have received a favorable opinion from Bryan Cave LLP, counsel to the Borrowers, in form and substance satisfactory to the Agent and the Lenders.

          (f) The Agent and the Lenders shall have received all items on the List of Closing Documents attached hereto as Exhibit D which are not elsewhere identified in this Article 9, such items to be in form and substance satisfactory to the Agent and the Lenders, and to be executed by all parties thereto when the nature of such items so requires.

          (g) All proceedings taken in connection with the execution of this Agreement, the Restructuring Date Term Loan Notes, all other Loan Documents and all documents and papers relating thereto shall be satisfactory to the Agent and the Lenders. The Agent and the Lenders shall have received copies of such documents and papers as the Agent and the Lenders may reasonably request in connection therewith, all in form and substance satisfactory to the Agent and the Lenders.

          (h)  The Restructuring Fee shall have been paid in full.

          (i) The Agent and the Lenders shall have received copies of an appraisal of Parent's and Laclede Mid America's Equipment, in form and substance satisfactory to the Lender and the Agent, which appraisal concludes that the orderly liquidation value of such Equipment is at least $17,645,000.

          (j) The holders of the Solid Waste Disposal Bonds and the Southwestern Illinois Development Authority ("SIDA") shall have consented to an amendment of Section 6.6 of that certain Loan Agreement dated as of September 1, 1990 between SIDA and Parent to eliminate any restriction on the ability of Parent to grant a Lien on any of its assets without the necessity of granting a corresponding Lien in favor of the holders of the Solid Waste Disposal Bonds, which amendment shall have become effective, as certified by an officer of the Parent.

The acceptance by a Borrower of any Loans made on the Restructuring Date shall be deemed to be a representation and warranty made by such Borrower to the effect that all of the conditions to the making of such Loans set forth in Sections 9.2(a) - (c) have been satisfied, with the same effect as delivery to the Agent and the Lenders of a certificate signed by the president and chief financial officer of such Borrower, dated the Restructuring Date, to such effect.



     ARTICLE 10

     DEFAULT; REMEDIES

          10.1 Events of Default. It shall constitute an event of default ("Event of Default") if any one or more of the following shall occur for any reason:

          (a)

               (i) any failure to pay the principal of or premium on any of the Obligations when due, whether upon demand or otherwise, other than such obligation arising under Section 4.1 as a result of the sum of outstanding Revolving Loans, the aggregate amount of Pending Revolving Loans, the undrawn amount of outstanding Letters of Credit and any unpaid reimbursement obligations in respect of Letters of Credit exceeding the Maximum Revolver Amount;

               (ii) any failure to pay the principal of or premium on any of the Obligations within ten (10) Business Days following the date such principal is due, whether upon demand or otherwise, in the case of such obligation arising under Section 4.1 as a result of the sum of outstanding Revolving Loans, the aggregate amount of Pending Revolving Loans, the undrawn amount of outstanding Letters of Credit and any unpaid reimbursement obligations in respect of Letters of Credit exceeding the Maximum Revolver Amount; or

               (iii) any failure to pay interest on any of the Obligations, fees, expenses or any of the Obligations not otherwise specified in the foregoing clauses (i) or (ii), within five (5) Business Days following the date such interest or item is due, whether upon demand or otherwise;

          (b) any representation or warranty made by any Borrower in this Agreement or by the Parent or any of its Subsidiaries in any of the other Loan Documents, any Financial Statement, or any certificate furnished by the Parent or any of its Subsidiaries at any time to the Agent or any Lender shall prove to be untrue in any material respect as of the date on which made;

          (c)

               (i) any failure by the Borrowers to comply with the covenant contained in Section 8.24 as of the end of any fiscal quarter or the covenant contained in Section 8.25 as of the end of any calendar month, to the extent that the Borrowers shall not obtain from the Agent and the Majority Lenders, within eighty-five (85) days following the last day of the period covered by the Financial Statement which disclosed such failure, a waiver of their right to deem such failure an Event of Default hereunder;

               (ii) any failure by any Borrower to comply with any of the covenants contained in Sections 8.9, 8.10, 8.11, 8.13, 8.14, 8.15, 8.17, 8.19,
8.20, 8.21, 8.22 and 8.23;

               (iii) any failure by any Borrower to comply with any of the other covenants and agreements contained in Article 8, for more than ten (10) days after the earlier of (i) notice of such failure by the Agent to such Borrower and (ii) the date that such Borrower discovers, or reasonably should have discovered, such failure; provided, however, that no such grace period shall apply, and an Event of Default shall exist promptly upon such failure to comply, if such failure to comply may not, in the Majority Lenders' reasonable determination, be cured by the applicable Borrower during such grace period; or if any such agreement, instrument or document shall terminate (other than in accordance with its terms or the terms hereof or with the written consent of the Majority Lenders) or become void or unenforceable without the written consent of the Majority Lenders;

          (d) any failure by any Borrower to comply with any of the other covenants and agreements contained in this Agreement, the Term Loan Notes, the Mortgages, the other Loan Documents, or any other agreement entered into at any time to which any Borrower and the Agent and/or any Lender are party, for more than thirty (30) days after the earlier of (i) notice of such failure by the Agent to such Borrower and (ii) the date that such Borrower discovers, or reasonably should have discovered, such failure; provided, however, that no such grace period shall apply, and an Event of Default shall exist promptly upon such failure to comply, if such failure to comply may not, in the Majority Lenders' reasonable determination, be cured by the applicable Borrower during such grace period; or if any such agreement, instrument or document shall terminate (other than in accordance with its terms or the terms hereof or with the written consent of the Majority Lenders) or become void or unenforceable without the written consent of the Majority Lenders;

          (e) default shall occur with respect to any Debt for borrowed money (other than the Obligations) in an outstanding principal amount which exceeds, in the aggregate for all such Debt with respect to which default shall have occurred, $500,000, or under any agreement or instrument under or pursuant to which any such Debt or indebtedness may have been issued, created, assumed, or guaranteed by the Parent or any of its Subsidiaries, and such default shall continue for more than the period of grace, if any, therein specified, if the effect thereof (with or without the giving of notice or further lapse of time or both) is to accelerate, or to permit the holders of any such Debt or indebtedness to accelerate, the maturity of any such Debt; or any such Debt or indebtedness shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

          (f) the Parent or any of its Subsidiaries shall (i) file a voluntary petition in bankruptcy or file a voluntary petition or an answer or otherwise commence any action or proceeding seeking reorganization, arrangement or readjustment of its debts or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing, or consent to, approve of, or acquiesce in, any such petition, action or proceeding; (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, trustee or similar officer for it or for all or any part of its property; (iii) make an assignment for the benefit of creditors; or (iv) be unable generally to pay its debts as they become due;

          (g) an involuntary petition shall be filed or an action or proceeding otherwise commenced seeking reorganization, arrangement or readjustment of the debts of the Parent or any of its Subsidiaries or for any other relief under the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing and either (i) such petition, action or proceeding shall not have been dismissed within a period of sixty (60) days after its commencement or (ii) an order for relief against the Parent or such Subsidiary shall have been entered in such proceeding;

          (h) a receiver, assignee, liquidator, sequestrator, custodian, trustee or similar officer for the Parent or any of its Subsidiaries or for all or any part of its property shall be appointed; or a warrant of attachment, execution or similar process shall be issued against any part of the property of the Parent or any of its Subsidiaries;

          (i) the Parent or any of its Subsidiaries shall file a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up or shall commence or have commenced against it any action or proceeding for dissolution, winding-up or liquidation, or shall take any corporate action in furtherance thereof;

          (j) all or any material part of the property of the Parent or any of its Subsidiaries shall be nationalized, expropriated or condemned, seized or otherwise appropriated, or custody or control of such property or of the Parent or such Subsidiary shall be assumed by any Public Authority or any court of competent jurisdiction at the instance of any Public Authority, except where contested in good faith by proper proceedings diligently pursued where a stay of enforcement is in effect;

          (k) any guaranty of the Obligations shall be terminated, revoked or declared void or invalid;

          (l) one or more judgments or orders for the payment of money aggregating in excess of $500,000, which amount shall not be fully covered by insurance, shall be rendered against the Parent or any of its Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be any period of 45 consecutive days during which such judgment remains unpaid or a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

          (m) any loss, theft, damage or destruction of any item or items of Collateral occurs which (i) materially and adversely affects the operation of the business of the Parent or any of its Subsidiaries, taken as a whole; or
(ii) is material in amount and is not adequately covered by insurance;

          (n) there occurs any material adverse change in the property, business, operation, or condition (financial or otherwise) of the Parent or any of its Subsidiaries, taken as a whole;

          (o) Any Termination Event occurs which the Agent believes could subject any Borrower or any ERISA Affiliate to a liability in excess of $500,000;

          (p) The plan administrator of any Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and the Agent believes that the substantial business hardship upon which the application for such waiver is based could subject any Borrower or any ERISA Affiliate to a liability in excess of $500,000;

          (q) there is filed against the Parent or any of its Subsidiaries any civil or criminal action, suit or proceeding under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding (1) is not dismissed within one hundred twenty (120) days, and (2) could result in the confiscation or forfeiture of any material portion of the Collateral;

          (r) for any reason other than the failure of the Agent to take any action available to it to maintain perfection of the Agent's Liens, pursuant to the Loan Documents, any Loan Document ceases to be in full force and effect or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected and prior to all other Liens (other than Permitted Liens) or is terminated, revoked or declared void;

          (s) the Parent shall cease to own (i) at least 90% of the capital stock of Laclede Mid America, or (ii) 100% of the capital stock of Laclede Chain or any Subsidiary of the Parent acquired as a result of a Permitted Acquisition by the Parent of one hundred percent (100.0%) of the capital stock of any Person; or

          (t) The Recapitalization shall not have been consummated on or prior to March 31, 1998, or any of the Redeemable Preferred Stock shall be redeemed.

          10.2 Remedies. (a) If a Default or an Event of Default exists, the Agent may, in its discretion, or, at the direction of the Majority Lenders, shall, do one or more of the following at any time or times and in any order, without notice to or demand on any Borrower: (i) reduce the Maximum Revolver Amount, or the amount of the Revolver Facility, or the advance rates against Eligible Accounts and/or Eligible Inventory used in computing the Maximum Revolver Amount, or reduce or increase one or more of the other elements used in computing the Maximum Revolver Amount; (ii) restrict the amount of or refuse to make Revolving Loans; and (iii) restrict or refuse to arrange for Letters of Credit. If an Event of Default exists, the Agent may, in its discretion, or shall, at the direction of the Majority Lenders, do one or more of the following, in addition to the actions described in the preceding sentence, at any time or times and in any order, without notice to or demand on any
Borrower: (i) terminate the Commitments and this Agreement; and (ii) declare any or all Obligations to be immediately due and payable; provided, however, that upon the occurrence of any Event of Default described in Sections 10.1(f), 10.1(g), 10.1(h), or 10.1(i), the Commitments shall automatically and immediately expire and all Obligations shall automatically become immediately due and payable without notice or demand of any kind.

          (b) If an Event of Default exists: (i) the Agent shall have, in addition to all other rights, the rights and remedies of a secured party under the UCC; (ii) the Agent may, at any time, take possession of the Collateral and keep it on the applicable Borrower's premises, at no cost to the Agent or any Lender, or remove any part of it to such other place or places as the Agent may desire, or each Borrower shall, upon the Agent's demand, at such Borrower's cost, assemble the Collateral and make it available to the Agent at a place reasonably convenient to the Agent; and (iii) the Agent may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Agent deems advisable, in its sole discretion, and may, if the Agent deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, each Borrower agrees that any notice by the Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to such Borrower if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least five (5) Business Days prior to such action to such Borrower's address specified in or pursuant to Section 14.7. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Agent or the Lenders receive payment, and if the buyer defaults in payment, the Agent may resell the Collateral without further notice to any Borrower. In the event the Agent seeks to take possession of all or any portion of the Collateral by judicial process, each Borrower irrevocably waives: (a) the posting of any bond, surety or security with respect thereto which might otherwise be required; (b) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (c) any requirement that the Agent retain possession and not dispose of any Collateral until after trial or final judgment. The Borrowers agree that the Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. The Agent is hereby granted a license or other right to use, without charge, each Borrower's labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter, or any similar property, in completing production of, advertising or selling any Collateral, and each Borrower's rights under all licenses and all franchise agreements shall inure to the Agent's benefit. The proceeds of sale shall be applied first to all expenses of sale, including attorneys' fees, and then, in the case of a sale of Collateral consisting of Fixed Assets, ratably, to the reduction of the Term Loans (applying such proceeds ratably to the installments of the Term Loans in the inverse order of maturity), or, in the case of a sale of Collateral other than Fixed Assets, ratably, to the reduction of the Obligations in the order provided for in Section 4.8. The Agent will return any excess to the applicable Borrower or such other Person as shall be legally entitled thereto and such Borrower shall remain liable for any deficiency.

          (c) If an Event of Default occurs, each Borrower hereby waives all rights to notice and hearing prior to the exercise by the Agent of the Agent's rights to repossess the Collateral without judicial process or to replevy, attach or levy upon the Collateral without notice or hearing.

          (d) If Agent, in its discretion or at the direction of the Majority Lenders, terminates this Agreement upon an Event of Default, the Borrowers shall pay the Agent, for the account of the Lenders, immediately upon termination, an early termination penalty equal to the early termination fee that would have been payable under Article 4 if this Agreement had been terminated on that date pursuant to the Borrowers' election.


     ARTICLE 11

     TERM AND TERMINATION

          11.1 Term and Termination. The term of this Agreement shall end on September 6, 2002. The Majority Lenders may terminate this Agreement without notice upon the occurrence of an Event of Default. Upon the effective date of termination of this Agreement for any reason whatsoever, all Obligations (including, without limitation, all unpaid principal of, accrued interest on and prepayment penalties, if any, with respect to the Term Loans) shall become immediately due and payable. Notwithstanding the termination of this Agreement, until all Obligations are paid and performed in full in cash, each Borrower shall remain bound by the terms of this Agreement and shall not be relieved of any of its obligations hereunder, and the Agent and the Lenders shall retain all their rights and remedies hereunder (including, without limitation, the security interest of the Agent, for the ratable benefit of the Secured Creditors, in and all rights and remedies with respect to all then existing and after-arising Collateral).


     ARTICLE 12

     AMENDMENTS; WAIVER; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS

          12.1 No Implied Waivers. No act, failure or delay by the Agent or the Lenders shall constitute a waiver of any of their rights and remedies. No single or partial waiver by the Agent or the Lenders of any provision of this Agreement or any other Loan Document, or of breach or default hereunder or thereunder, or of any right or remedy which the Agent or the Lenders may have, shall operate as a waiver of any other provision, breach, default, right or remedy or of the same provisions, breach, default, right or remedy on a future occasion. No waiver by the Agent or the Lenders shall affect their rights to require strict performance of this Agreement.

          12.2 Amendments and Waivers. No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Majority Lenders and the Borrowers, and no termination or waiver of any provision of this Agreement, or consent to any departure by any Borrower therefrom, shall in any event be effective without the written concurrence of the Majority Lenders, which concurrence the Majority Lenders shall have the right to grant or withhold at their sole discretion. Notwithstanding the immediately preceding sentence, any amendment, modification or waiver (i) of any provision of Articles 2, 3 or 4, which amendment, modification or waiver relates solely to any increase of the Commitments, any increase in the principal amount of the Term Loans or in the average life or extension of the maturity of any installment of the Term Loans, the reduction of the interest rates applicable to any Loans and/or the amount of fees payable hereunder (other than fees payable solely to the Agent or an issuing bank), (ii) effectuating the discharge of any Guaranty of any of the Obligations, or (iii) of the definitions of "Majority Lenders," "Pro Rata Share," "Maximum Revolver Amount" or "Individual Maximum Revolver Amount" (or any term affecting the calculation of the Maximum Revolver Amount or Individual Maximum Revolver Amount in any material respect) and the provisions contained in this Section 12.2, shall be effective if, and only if, evidenced by a writing agreed to and signed by all Lenders. No amendment, modification, termination, or waiver of any provision of Article 13 or any other provision referring to the Agent shall be effective without the written concurrence of the Agent. The Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents as attorney-in-fact for such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on a Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this Section 12.2 shall be binding on each Secured Creditor, each future Secured Creditor, and, if signed by each Borrower, on the Borrowers.

          12.3  Assignments; Participations.

          (a) Each Lender shall have the right, with the Agent's consent, at any time to assign to one or more commercial banks or other financial institutions all, or portions in minimum amounts of $25,000,000, of its Commitment, the Loans owing to it and Term Loan Notes held by it and its rights and obligations with respect to Letters of Credit; provided, that BABC is hereby granted a right of first refusal in connection with any such assignment; and provided, further, that the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance entered into with respect to such assignment by the assigning Lender and the assignee, and accepted by the Agent, in substantially the form of Exhibit G ("Assignment and Acceptance"), together with the Term Loan Notes subject to such assignment and with a processing and recordation fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least two (2) Business Days after the execution thereof, the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, (A) have the rights and obligations (including, but not limited to, the obligation to participate in Letters of Credit pursuant to
Section 2.4(f)) of a Lender hereunder and (B) the assigning Lender thereunder shall cease to be a party hereto.

          (b) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (c)  The Agent shall maintain at its address set forth in Section
14.7 a copy of each Assignment and Acceptance delivered to and accepted by it and books and records, including computer records, in which it shall record the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall constitute rebuttably presumptive evidence, absent manifest error, of the accuracy of the information contained therein, and the Borrowers, the Agent and the Lenders may treat each Person the name of which is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with the Term Loan Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit G, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt written notice thereof to the Borrowers.
Within five (5) Business Days after the Borrowers' receipt of such notice, the Parent, at its own expense, will execute and deliver to the Agent in exchange for the surrendered Term Loan Notes, new Term Loan Notes to the order of such assignee in amounts corresponding to the interest in the assigning Lender's rights and obligations under this Agreement acquired by such assignee pursuant to such Assignment and Acceptance. Such new Term Loan Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Term Loan Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the forms of Exhibit A. Upon delivery of such new Term Loan Notes, the surrendered Term Loan Notes shall be cancelled by the Agent and returned to the applicable Borrower.

          (e) Each Lender may sell participations in all or any part of its rights and obligations under this Agreement (including, without limitation, all or any part of its Commitment, the Loans or its rights in connection with Letters of Credit, as applicable) to one or more other Persons; provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of its Term Loan Note for all purposes under this Agreement, and (iv) the Agent, the Borrowers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. BABC agrees not to sell participations in its rights and obligations under this Agreement to the extent that such sales reduce that portion of its Commitment which is not subject to participation interests below $25,000,000 unless, at the option of BNY, such sales are made in conjunction with sales by BNY, on a pari passu basis, of participations in BNY's rights and obligations under this Agreement. Notwithstanding anything to the contrary contained in the first sentence of this Section 12.3(e), any Participating Lender may be given the right to require the Lender granting such Participating Lender's participation to vote against (1) the release of all or substantially all of the Collateral, (2) any amendment, modification or waiver of any provision of Articles 2, 3 or 4 relating to the principal amount of the Loans or Letters of Credit, the maturity dates of the Loans, the interest rates borne by the Loans and the amounts of any fees payable to such Lender under Sections 3.5, 3.6 and 3.8. No Participating Lender shall be a "Lender" for any purpose under this Agreement; provided, however, that each Participating Lender shall have the rights and obligations of a Lender (including any right to receive payment) under Sections 3.3(f), 3.5, 3.6, 3.8, 4.2, 4.9, 4.10, 13.5, 14.8, 13.9 and 12.3(f); provided, further, that all requests for any such payments shall be made by any Participating Lender through the Lender granting such participation. The right of each Participating Lender to receive payment pursuant to the immediately preceding sentence shall be limited to the lesser of (i) the amounts actually incurred by such Participating Lender for which payment is provided under such Sections and (ii) the amounts that would have been payable under such Sections to the Lender granting the participation had such participation not been granted. It is expressly agreed that, in connection with any participation pursuant to this Section 12.3(e), any Lender may provide, on a confidential basis, to any prospective Participating Lender, such information pertaining to any Borrower or any guarantor of any of the Obligations as such Lender may deem appropriate.

          (f) If a Participating Lender shall at any time with the Borrowers' knowledge participate with any Lender in the Loans, each Borrower hereby grants to such Participating Lender, and such Lender and such Participating Lender shall have and are hereby given, a continuing Lien on and security interest in any money, Securities and other property of such Borrower in the custody or possession of the Participating Lender, including the right of setoff, to the extent of the Participating Lender's participation in the Obligations, and such Participating Lender shall be deemed to have the same right of setoff to the extent of Participating Lender's participation in the Obligations under this Agreement as it would have if it were a direct lender.

          (g) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any Term Loan Note held by such Lender, in favor of any Federal Reserve Bank, in accordance with Regulation A of the Federal Reserve Board or U.S. Treasury Regulation 31 CFR Sec. 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

          12.4 Binding Effect; Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors and assigns of the parties hereto; provided, however, that no interest herein may be assigned by any Borrower without the prior written consent of the Agent and the Lenders. With respect to a Borrower, successors and assigns shall include, without limitation, any receiver, trustee or debtor-in-possession of or for such Borrower. The rights and benefits of any Lender hereunder shall, if such Lender so agrees, inure to any party acquiring any interest in the Obligations or any part thereof, subject to the provisions of Section 12.3.


     ARTICLE 13

     THE AGENT

          13.1 Appointment. Each Lender hereby designates and appoints BankAmerica Business Credit, Inc. as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. The Agent agrees to act as such on the express conditions contained in this
Article 13. The provisions of this Article 13 are solely for the benefit of the Agent and the Lenders, and no Borrower shall have any rights as a third party beneficiary of any of the provisions hereof (other than as expressly set forth in Section 13.7). In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower. The Agent may perform any of its duties under this Agreement, or under the other Loan Documents, by or through its agents or employees.

          13.2 Nature of Duties. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. Except as expressly otherwise provided in this Agreement, the Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including, without limitation, (a) the determination of the applicability of ineligibility criteria with respect to the calculation of the Maximum Revolver Amount, (b) the making of Agent Advances pursuant to Section 2.2(j), and (c) the exercise of remedies pursuant to Section 10.2, and any action so taken or not taken shall be deemed consented to by the Lenders. The Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the other Loan Documents, express or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of each Borrower in connection with the making and the continuance of the Loans hereunder, and shall make its own appraisal of the creditworthiness of each Borrower, and the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the date of this Agreement or at any time or times thereafter; provided, that at the request of any Lender, the Agent shall request information of any Borrower on behalf of such Lender, to the extent that such Lender does not independently have the right to make such request of the Borrower. If the Agent seeks the consent or approval of the Majority Lenders to the taking or refraining from taking any action hereunder, the Agent shall send notice thereof to each Lender. The Agent shall promptly notify each Lender (i) any time that the Agent becomes aware that an Event of Default has occurred and is continuing and
(ii) any time that the Majority Lenders have instructed the Agent to act or refrain from acting pursuant hereto. The Agent may employ agents, co-agents and attorneys-in-fact and shall not be responsible to the Lenders or any Borrower, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

          13.3 Rights, Exculpation, Etc. Neither the Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by it or any of them under this Agreement or under any of the other Loan Documents, or in connection herewith or therewith, except that (i) the Agent shall be obligated on the terms set forth herein for performance of its express obligations under this Agreement; (ii) the Agent shall not be entitled to exercise any of the powers granted to it under this Agreement or the other Loan Documents in any way inconsistent with its express obligations to the Lenders under this Agreement; and (iii) no Person shall be relieved of any liability imposed by law for willful misconduct, intentional tort or gross (but not mere) negligence. The Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to
Section 4.8, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Secured Creditor to whom payment was due but not made shall be to recover from other Secured Creditors any payment in excess of the amount to which it is determined to have been entitled. The Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties contained in this Agreement or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or any of the transactions contemplated thereby, or for the financial condition of any Borrower. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the other Loan Documents or the financial condition of any Borrower, or the existence or possible existence of any Default or Event of Default; provided, that at the request of any Lender, the Agent shall make such inquiry of a Borrower on behalf of such Lender, to the extent that such Lender does not independently have the right to make such inquiry of such Borrower. The Agent may at any time request instructions from the Lenders or Majority Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Lenders or Majority Lenders, as applicable. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Lenders or Majority Lenders, as applicable.

          13.4 Reliance. The Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

          13.5 Indemnification of the Agent by the Lenders. To the extent that the Agent is not reimbursed and indemnified by any Borrower, the Lenders will reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by the Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, Agent Advances; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from the Agent's recklessness or willful misconduct. The obligations of the Lenders under this Section 13.5 shall survive the resignation of an Agent pursuant to Section 13.7, the payment in full of the Loans and reimbursement obligations with respect to Letters of Credit, the termination of all outstanding Letters of Credit and the termination of this Agreement.

          13.6 Agent in Individual Capacity. BABC and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Parent and any of its Subsidiaries and Affiliates as though BABC were not the Agent hereunder, and without notice to or the consent of the other Lenders. The Lenders acknowledge that, pursuant to such activities, BABC or its affiliates may receive information regarding the Parent or its Subsidiaries or Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or any such Subsidiary or Affiliate) and acknowledge that the Agent shall be under no obligation to provide such information to them; provided, that in the event that BABC receives any such information which is not subject to such confidentiality obligations, and while BABC is the Agent hereunder, and the Lenders are not otherwise provided with such information, then the Agent shall provide such information to the Lenders. With respect to its Commitment and the Loans made by it and the Letters of Credit in connection with which it has purchased a participation interest, BABC shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent.

          13.7  Successor Agent.

          (a) The Agent may resign from the performance of all of its functions and duties under this Agreement at any time by giving thirty (30) Business Days' prior written notice to each Borrower and each Lender. Such resignation shall take effect upon the earlier of (i) the acceptance by a successor Agent of its appointment pursuant to clause (b) or (c) below, and
(ii) thirty (30) Business Days following the date of written notice by the Agent to each Borrower and each Lender pursuant to the immediately preceding sentence.

          (b) Upon any notice of resignation, the Majority Lenders shall appoint from among the Lenders a successor Agent. If a successor Agent shall not have been so appointed within such thirty (30) Business Day period, the retiring Agent, with the consent of the Borrowers, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Majority Lenders shall appoint a successor Agent as provided above. If the Borrowers shall not have consented to the appointment by the retiring Agent of a successor Agent pursuant to the immediately preceding sentence, the retiring Agent's resignation shall nevertheless become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Banks shall appoint a successor Agent.

          13.8  Collateral Matters.

          (a) The Lenders hereby irrevocably authorize the Agent, at its option and in its reasonable business judgment, to release any Agent's Lien upon any Collateral (i) upon the termination of the Commitments, payment and satisfaction of all Loans and reimbursement obligations in respect of Letters of Credit, and the termination of all outstanding Letters of Credit (whether or not any of such obligations are due) and all other Obligations which have matured and which the Agent has been notified in writing are then due and payable; (ii) constituting property being sold or disposed of if the applicable Borrower certifies to the Agent that the sale or disposition is made in compliance with Section 5.11 or 8.9 (and the Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which the applicable Borrower owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to the applicable Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or which will expire imminently and which has not been, and is not intended by such Borrower to be, renewed or extended; or (v) in accordance with the terms of Section 5.1(e). Except as provided above, the Agent will not release any of the Agent's Liens without the prior written authorization of the Majority Lenders; provided that the Agent may not release the Agent's Liens on Collateral valued in the aggregate in excess of $500,000 without the prior written authorization of all of the Lenders. Upon request by the Agent or a Borrower at any time, the Lenders will confirm in writing the Agent's authority to release any Agent's Liens upon particular types or items of Collateral pursuant to this Section 13.8(a).

          (b) Upon receipt by the Agent of any authorization required pursuant to Section 13.8(a) from the Majority Lenders or Lenders, as applicable, of the Agent's authority to release any Agent's Liens upon particular types or items of Collateral, and upon at least five (5) Business Days' prior written request by a Borrower, and provided that no Event of Default has occurred and is then continuing, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Agent's Liens upon such Collateral; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Borrower in respect of) all interests retained by such Borrower, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

          (c) The Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the applicable Borrower or is cared for, protected or insured or has been encumbered, or, other than a duty to act without recklessness, willful misconduct or gross (but not mere) negligence, that the Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the pursuant to this
Section 13.8 or pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its reasonable business judgment, given the Agent's own interest in the Collateral in its capacity as one of the Lenders and that the Agent shall have no other duty or liability whatsoever to any Secured Creditor as to any of the foregoing.

          13.9 Restrictions on Actions by Lenders; Sharing of Payments. (a) Each of the Lenders agrees that it shall not, without the express consent of the Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or any accounts of any Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by the Agent, take or cause to be taken any action, including, without limitation, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral, the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to the Collateral.

          (b) Subject to Section 4.8, if, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations of any Borrower to such Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from the Agent pursuant to the terms of this Agreement, or (ii) payments from the Agent in excess of such Lender's ratable portion of all such distributions by the Agent, such Lender shall promptly (1) turn the same over to the Agent, in kind, and with such endorsements as may be required to negotiate the same to the Agent, or in same day funds, as applicable, for the account of all of the Secured Creditors and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

          13.10 Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders' security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent's request therefor shall deliver such Collateral to the Agent.

          13.11 Payments by Agent to Lenders. All payments to be made by the Agent to the Lenders on or in respect of the Term Loan Notes or otherwise under this Agreement shall be made by bank wire transfer or internal transfer of immediately available funds to:

if to BABC:                        BankAmerica Business Credit, Inc.
                              ABA #121000358
                              To: Bank of America, San Francisco
                              BankAmerica Business Credit, Inc.
                              Account No. 1257503561, reference
                              Laclede

if to BNY:                         BNY Financial Corporation
                                             ABA #021000018, Account No.
8090653114,  reference Laclede Steel

if to NB:                     NationsBank of Texas Business Credit
                                                  ABA #111 0000 12
                              Account No. 018 00 19471, reference:  Laclede
Steel

or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to the Agent. Concurrently with each such payment, the Agent shall identify whether such payment (or any portion thereof) represents principal, premium or interest on the Revolving Loans, Term Loans or otherwise.

          13.12  Concerning the Collateral and the Related Loan Documents.
Each Lender authorizes and directs the Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the ratable benefit of the Secured Creditors. Each Lender agrees that any action taken by the Agent or Majority Lenders in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral, and the exercise by the Agent or the Majority Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.


     ARTICLE 14

     MISCELLANEOUS

          14.1 Cumulative Remedies; No Prior Recourse to Collateral. The enumeration herein of the Agent's and each Lender's rights and remedies is not intended to be exclusive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies that the Agent and the Lenders may have under the UCC or other applicable law. The Agent and the Lenders shall have the right, in their sole discretion, to determine which rights and remedies are to be exercised and in which order. The exercise of one right or remedy shall not preclude the exercise of any others, all of which shall be cumulative. The Agent and the Lenders may, without limitation, proceed directly against any Borrower to collect the Obligations without any prior recourse to the Collateral.

          14.2 Severability. If any provision of this Agreement shall be prohibited or invalid, under applicable law, it shall be ineffective only to such extent, without invalidating the remainder of this Agreement.

          14.3 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver. (a) THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS.

          (b) SUBJECT ONLY TO THE EXCEPTION IN THE NEXT SENTENCE, THE BORROWERS, THE AGENT AND THE LENDERS HEREBY AGREE TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL COURT OF THE SOUTHERN DISTRICT OF ILLINOIS AND THE STATE COURTS OF ILLINOIS LOCATED IN MADISON COUNTY, ILLINOIS AND WAIVE ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION INSTITUTED THEREIN. NOTWITHSTANDING THE FOREGOING: (1) THE AGENT AND THE LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THE AGENT OR THE LENDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL, REAL ESTATE, OR OTHER SECURITY FOR THE OBLIGATIONS AND (2) EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THE COURTS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE THOSE JURISDICTIONS.

          (c) EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO SUCH BORROWER AT ITS ADDRESS SET FORTH IN SECTION 14.7 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS, OR, AT THE AGENT'S AND/OR THE LENDERS' OPTION, BY SERVICE UPON THE CORPORATION TRUST COMPANY, 208 SOUTH LASALLE STREET, CHICAGO, ILLINOIS 60604, WHICH SUCH BORROWER IRREVOCABLY APPOINTS AS SUCH BORROWER'S AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS WITHIN THE STATE OF ILLINOIS. IN ADDITION, THE AGENT AND THE LENDERS AGREE TO PROMPTLY FORWARD BY REGISTERED MAIL ANY PROCESS SO SERVED UPON SAID AGENT TO THE APPLICABLE BORROWER AT ITS ADDRESS SET FORTH IN SECTION 14.7. EACH BORROWER HEREBY CONSENTS TO SERVICE OF PROCESS AS AFORESAID.

          (d) THE BORROWERS, THE AGENT AND THE LENDERS HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR EITHER OF THEM IN RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED, IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. THE BORROWERS, THE AGENT AND THE LENDERS HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          (e) NOTHING IN THIS SECTION 14.3 SHALL AFFECT THE RIGHT OF THE AGENT OR THE LENDERS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE AGENT OR THE LENDERS TO BRING ANY ACTION OR PROCEEDING AGAINST ANY BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

          (f) EACH BORROWER AGREES THAT IT WILL NOT ASSERT AGAINST AGENT OR ANY LENDER ANY CLAIM FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

          14.4 Survival of Representations and Warranties. All of each Borrower's representations, and warranties contained in this Agreement shall survive the execution, delivery, and acceptance thereof by the parties, notwithstanding any investigation by the Agent or the Lenders or their respective agents.

          14.5 Other Security and Guaranties. The Agent, in its sole discretion, subject to the other terms and provisions contained in this Agreement, may, without notice or demand and without affecting any Borrower's obligations hereunder, from time to time: (a) take from any Person and hold collateral (other than the Collateral) for the payment of all or any part of the Obligations and exchange, enforce or release such collateral or any part thereof; and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligations and release or substitute any such endorser or guarantor, or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations.

          14.6 Fees and Expenses. The Borrowers agree, on a joint and several basis, to pay to BNY and to NB, on demand, the lesser of (a) in the case of BNY, $3,000.00, and in the case of NB, $1,500.00, and (b) the amount of attorneys' and paralegals' fees (including allocated in-house counsel fees) and disbursements of counsel to such Lender in connection with the negotiation, preparation and consummation of this Agreement and the other Loan Documents. Each Borrower shall pay to the Agent, on demand, all costs and expenses that the Agent pays or incurs in connection with the negotiation, preparation, consummation, administration, enforcement, and termination of this Agreement and the other Loan Documents, including, without limitation: (a) attorneys' and paralegals' fees (including allocated in-house counsel fees) and disbursements of counsel to the Agent; (b) costs and expenses (including attorneys' and paralegals' fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) costs and expenses of lien and title searches and title insurance; (d) taxes, fees and other charges for recording the Mortgage, filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent's Liens; (e) sums paid or incurred to pay any amount or take any action required of any Borrower under the Loan Documents that such Borrower fails to pay or take; (f) costs of appraisals, inspections, and verifications of the Collateral, including, without limitation, travel, lodging, and meals for inspections of the Collateral and each Borrower's operations by the Agent's agents up to four (4) times per year and whenever an Event of Default exists; (g) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining Payment Accounts; (h) costs and expenses of preserving and protecting the Collateral; and (i) costs and expenses (including attorneys' and paralegals' fees and disbursements) paid or incurred to obtain payment of the Obligations, enforce the Agent's Liens, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to defend any claims made or threatened against the Agent or any Lender arising out of the transactions contemplated hereby (including without limitation, preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by any Borrower. All of the foregoing costs and expenses shall be charged to the applicable Borrower's loan account as Revolving Loans as described in Section 4.7.

          14.7 Notices. Except as otherwise provided herein, all notices, demands and requests that any party is required or elects to give to any other shall be in writing, or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (b) four (4) days after it shall have been mailed by United States mail, first class, certified or registered, with postage prepaid, or (c) in the case of notice by such a telecommunications device, when properly transmitted, in each case addressed to the party to be notified as follows:

If to the Agent or to BABC:

     BankAmerica Business Credit, Inc.
     55 South Lake Avenue
     Suite 900
     Pasadena, California  91101
     Attention: Charles A. Burtch
     Telecopy No. (818) 578-6069

     with copies to:

     BankAmerica Business Credit, Inc.
     10124 Old Grove Road
     San Diego, California  92131
     Attention: General Counsel
     Telecopy No. (619) 549-7518


     and

     Sidley & Austin
     One First National Plaza
     Chicago, Illinois  60603
     Attention:  James R. Looman
     Telecopy No. (312) 853-7036

If to BNY:

     BNY Financial Corporation
     1290 Avenue of the Americas
     New York, New York 10104
     Attention: Robert V. Love
     Telecopy No. (212) 408-4313

If to NB:

     NationsBank, N.A.
     7800 Forsyth Boulevard, Suite 340
     St. Louis, Missouri  63105
     Attention:  Douglas C. Look
     Telecopy No. (314) 466-0313

If to any Borrower:

     Laclede Steel Company

     or

     Laclede Chain Manufacturing Company
     c/o Laclede Steel Company

     or

     Laclede Mid America Inc.
     c/o Laclede Steel Company

     One Metropolitan Square
     211 North Broadway
     St. Louis, Missouri  63102-2750
     Attention: Michael H. Lane
     Telecopy No. (314) 425-1561

with a copy to:

     Bryan Cave LLP
     One Metropolitan Square
     211 North Broadway, Suite 3600
     St. Louis, Missouri  63102-2750
     Attention: Frank P. Wolff, Jr.
     Telecopy No. (314) 259-2020

or to such other address as each party may designate for itself by like notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall not adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

          14.8 Indemnity of the Agent and the Lenders by the Borrowers. Each Borrower agrees to (i) reimburse the Agent and the Lenders for any costs and expenses (including, without limitation, attorneys' and paralegals' fees and expenses, including allocated in-house counsel fees) incurred by the Agent or any Lender in defending any suit brought against it by any Borrower or any other Person in connection with the transactions contemplated by this Agreement, and (ii) indemnify and hold the Agent and the Lenders and their respective officers, directors, employees, attorneys and agents (collectively, the "Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Indemnitees, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding by any Person, whether threatened or initiated, asserting any claim for legal or equitable remedy against any Person under any statute or regulation (including, without limitation, any federal or state securities or commercial laws or under any common law or equitable cause or otherwise, including any liability and costs under Environmental Laws or common law principles arising from or in connection with the past, present or future operations of any Borrower or its predecessors in interest, or the past, present or future environmental condition of any Borrower's property, the presence of asbestos-containing materials at or on such property, or the Release or threatened Release of any Contaminant from such property), in any way arising from or in connection with the negotiation, preparation, execution, delivery, enforcement, performance and administration of this Agreement or any other document executed in connection herewith, provided that no Borrower shall have any obligation hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of any Indemnitee seeking such indemnification. To the extent that the indemnity set forth in this Section may be unenforceable because it is violative of any law or public policy, each Borrower shall pay the maximum portion which it is permitted to pay under applicable law. Any Indemnitee will promptly notify each Borrower of the commencement of any legal proceeding which may give rise to any indemnified liability under the foregoing indemnity and shall permit such Borrower to participate in the defense of such Indemnitee in any such proceeding. The foregoing indemnity shall survive the resignation of an Agent pursuant to
Section 13.7, the payment of the Obligations and the termination of this Agreement. All of the foregoing fees, costs and expenses shall be part of the Obligations, payable upon demand, and secured by the Collateral.

          14.9 Waiver of Notices. Unless otherwise expressly provided herein, each Borrower waives presentment, protest and notice of demand or dishonor and protest as to any instrument, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on any Borrower which the Agent or any Lender may elect to give shall entitle such Borrower to any or further notice or demand in the same, similar or other circumstances.

          14.10 Final Agreement. This Agreement is intended by the Borrowers, the Agent and the Lenders to be the final, complete, and exclusive expression of the agreement between them. This Agreement supersedes any and all prior oral or written agreements relating to the subject matter hereof.

          14.11 Counterparts. This Agreement may be executed in any number of counterparts, and by the Agent, each Lender and each Borrower in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

          14.12 Captions. The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.

          14.13 Right of Setoff. Whenever an Event of Default exists, the Agent and each Lender are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent or such Lender or any affiliate of the Agent or such Lender to or for the credit or the account of any Borrower against any and all of the Obligations, whether or not then due and payable. The Agent and each Lender agree promptly to notify the applicable Borrower after any such setoff and application made by the Agent or such Lender, as applicable, provided that the failure to give such notice shall not affect the validity of such setoff and application.

          14.14  Taxes.

          (a) Any and all payments by the Borrowers hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 14.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, the Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents (hereinafter referred to as "Other Taxes").

          (c) The Borrowers will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this
Section 14.14) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor. Each Lender shall, at the time of any written demand for indemnification under this subsection (c), provide to the Borrowers a receipt for, or other evidence of the payment of, the Taxes or Other Taxes for which indemnification is sought.

          (d) Within 30 days after the date of any payment of Taxes, the Borrowers will furnish to the Agent, at its address referred to in Section 14.7, the original or a certified copy of a receipt evidencing payment thereof. If no Taxes are payable in respect of any payment hereunder with respect to which a claim for indemnity has been made hereunder, the Borrowers will furnish to the Agent, at such address, a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Agent, in either case stating that such payment is exempt from or not subject to Taxes.

          (e) Without prejudice to the survival of any other agreement of any Borrower hereunder, the agreements and obligations of the Borrowers contained in this Section 14.14 shall survive the payment in full of principal and interest hereunder.

          14.15 Joint and Several Liability. Each Borrower shall be liable, on a joint and several basis, for all amounts due to the Agent and/or any Lender under this Agreement, regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which the Agent and/or such Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower's Obligations with respect to Loans made to it, and each Borrower's Obligations arising as a result of the joint and several liability of the Borrowers hereunder, with respect to Loans made to the other Borrowers hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of each Borrower.

          Each Borrower's Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans or other extensions of credit made to the other Borrowers hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrowers or of any promissory note or other document evidencing all or any part of the Obligations of the other Borrowers, (ii) the absence of any attempt to collect the Obligations from the other Borrowers, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by the Agent and/or any Lender with respect to any provision of any instrument evidencing the Obligations of the other Borrowers, or any part thereof, or any other agreement now or hereafter executed by the other Borrowers and delivered to the Agent and/or any Lender, (iv) the failure by the Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of the other Borrowers, (v) the Agent's and/or any Lender's election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by the other Borrowers, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of the Agent's and/or any Lender's claim(s) for the repayment of the Obligations of the other Borrowers under Section 502 of the Bankruptcy Code, or
(viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of the other Borrowers. With respect to each Borrower's Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans or other extensions of credit made to either of the other Borrowers hereunder, such Borrower waives, until the Obligations shall have been paid in full and the Loan Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which the Agent and/or any Lender now has or may hereafter have against any Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Agent and/or any Lender to secure payment of the Obligations or any other liability of the Borrowers to the Agent and/or any Lender.

          Upon the occurrence and during the continuance of any Event of Default, the Agent and the Lenders may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the other Borrowers or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Agent and the Lenders shall be under no obligation to marshal any assets in favor of such Borrower or against or in payment of any or all of the Obligations.

          14.16 Contribution and Indemnification among the Borrowers. Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an "Accommodation Payment"), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower's "Allocable Amount" (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the "Allocable Amount" of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower "insolvent" within the meaning of Section 101(31) of the Bankruptcy Code ,
Section 2 of the Uniform Fraudulent Transfer Act (the "UFTA") or Section 2 of the Uniform Fraudulent Conveyance Act (the "UFCA"), (ii) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (iii) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or
Section 5 of the UFCA. All rights and claims of contribution, indemnification and reimbursement under this section shall be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this section shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

          14.17 Agency of the Parent for each other Borrower. Each of the other Borrowers appoints the Parent as its agent for all purposes relevant to this Agreement, including (without limitation) the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all of the Borrowers or by Laclede Chain or Laclede Mid America, acting singly, shall be valid and effective if given or taken only by the Parent, whether or not either of the other Borrowers joins therein.

          IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

                              LACLEDE STEEL COMPANY


                              By:________________________________
                                    Title:


                              LACLEDE CHAIN MANUFACTURING
                                 COMPANY



                              By:________________________________
                                    Title:


                              LACLEDE MID AMERICA INC.



                              By:________________________________
                                   Title:


                                             BANKAMERICA BUSINESS CREDIT, INC.,
                                 as the Agent



                               By:________________________________
                                    Vice President

Commitment:  $70,000,000           BANKAMERICA BUSINESS CREDIT, INC.,
                               as a Lender



                              By:________________________________
                                   Vice President


Commitment:  $25,000,000           BNY FINANCIAL CORPORATION, as a Lender
                                and as successor to THE BANK OF NEW YORK
                              COMMERCIAL CORPORATION



                              By:________________________________
                                    Vice President


Commitment:  $5,000,000            NATIONSBANK, N.A. as a Lender



                              By:________________________________
                                    Vice President


F:\123CA\EDGAR.TXT   November 3, 1997 (2:15p)